                                                         REGISTRATION NO. 1-168
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          SCHEDULE 14A/A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[] Preliminary Proxy Statement
[] Confidential for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[] Definitive Additional Materials
[] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 AMETEK, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.
[] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) or (2)
  and 0-11

    (1)Title of each class of securities to which transaction applies:
    (2)Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)Proposed maximum aggregate value of transaction:
    (5)Total fee paid:

[] Fee previously paid with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:                  $43,470
                            ---------------------------------------------------
    (2) Form, Schedule or Registration Statement No.: Form S-4
                                           ------------------------------------
    (3) Filing Party:           Culligan Water Technologies, Inc.
                  -------------------------------------------------------------
    (4) Date Filed:May 12, 1997 (as amended June 20, 1997 and June 27, 1997)
                 --------------------------------------------------------------

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

                                 AMETEK, INC.
                                STATION SQUARE
                           PAOLI, PENNSYLVANIA 19301

                                                                  June 30, 1997
Dear AMETEK, Inc. Stockholder:

  You are cordially invited to attend a Special Meeting in lieu of the Annual Meeting of Stockholders of AMETEK, Inc. ("AMETEK") to be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time.

  On February 4, 1997, the Board of Directors of AMETEK approved the merger of the water filtration business of AMETEK, which consists of the Plymouth Products Division, and the following three foreign subsidiaries of AMETEK:
Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M.
(collectively, the "Water Filtration Business"), with Culligan Water Technologies, Inc. ("Culligan") in a transaction representing a combined value in debt and equity of approximately $182,000,000 at June 27, 1997.

  The transaction will occur in two steps. First, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the shares of a subsidiary, Ametek Aerospace Products, Inc. ("New Ametek"), which, at the time of the Spin-Off, will own all of AMETEK's businesses other than the Water Filtration Business. Second, the Water Filtration Business will be acquired by Culligan in a stock-for-stock merger (the "Merger") making AMETEK (which then will be comprised solely of the Water Filtration Business) a subsidiary of Culligan. Following the Merger, New Ametek will be renamed "AMETEK, Inc." The Spin-Off and the Merger are intended to be tax-free.

  In the Spin-Off, you will receive one share of New Ametek common stock for each share of AMETEK common stock that you own. In the Merger, you will receive, subject to adjustment, approximately .11 of a share of Culligan common stock for each share of AMETEK common stock that you own. This is equivalent to $4.98 per share of AMETEK common stock based on the market price of $45.25 per share of Culligan common stock on June 27, 1997.

  The Spin-Off and the Merger must be approved by the stockholders of AMETEK. The Spin-Off and the Merger are described in detail in the attached Joint Proxy Statement/Prospectus, the forepart of which includes a summary of the terms of the Spin-Off and the Merger and certain other information relating to the proposed transaction. Also, Appendix E to the attached Joint Proxy Statement/Prospectus is an information statement for New Ametek's common stock that further describes the business and management of New Ametek. We hope to complete the transaction by the end of July 1997.

  After careful consideration, your Board of Directors has unanimously determined that the Spin-Off and the Merger are in the best interests of AMETEK and its stockholders, and unanimously recommends that you vote FOR the approval of the Spin-Off and the Merger and the transactions contemplated in connection therewith.

  At the Special Meeting you will also be asked to elect eight directors to the AMETEK Board of Directors, to appoint independent auditors and to transact such other business as may properly come before the Special Meeting. Stockholders are entitled to vote all shares of AMETEK common stock owned by them on June 25, 1997, the record date.

  We urge you to consider carefully these important matters which are described in the attached Joint Proxy Statement/Prospectus. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. Please mark and return the proxy even if you plan to attend the meeting in person. If you have questions, please contact our Investor Relations Department at (610) 647-2121.

                                          Yours truly,

                                          AMETEK, INC.

                                          /s/ Walter E. Blankley

                                          Walter E. Blankley
                                          Chairman and Chief Executive Officer

                                 AMETEK, INC.
                                STATION SQUARE
                           PAOLI, PENNSYLVANIA 19301

    NOTICE OF SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

To the Stockholders of AMETEK, Inc.:

  Notice is hereby given that a Special Meeting in lieu of the Annual Meeting of Stockholders (the "Special Meeting") of AMETEK, Inc., a Delaware corporation ("AMETEK"), has been called by the Board of Directors of AMETEK and will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), by and among Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Culligan Merger Sub"), AMETEK and Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of AMETEK ("New Ametek"), the Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Distribution Agreement"), between AMETEK and New Ametek and the transactions contemplated by the Merger Agreement and the Distribution Agreement, pursuant to which, among other things:

      (a) AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those comprising AMETEK's water filtration business, which consists of the Plymouth Products Division, and the following three foreign subsidiaries: Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M. (collectively, the "Water Filtration Business"), and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK (collectively, the "Contributions") and, following the Contributions, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the outstanding shares of New Ametek ("New Ametek Common Stock");

      (b) at the effective time of the Merger (the "Effective Time") on the day following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK (which then will be comprised solely of the Water Filtration Business) (the "Merger"), with AMETEK surviving the Merger as a wholly owned subsidiary of Culligan and, immediately after the Merger, the name of AMETEK will be changed to "Culligan Water Company, Inc." and the name of New Ametek will be changed to "AMETEK, Inc.;" and

      (c) at the Effective Time, each share of AMETEK common stock, par value $.01 per share ("AMETEK Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive common stock, par value $.01 per share, of Culligan ("Culligan Common Stock"), determined as provided in Section 2.1 of the Merger Agreement.

    2. To elect eight directors to hold office for the terms specified in the Joint Proxy Statement/Prospectus and until their successors are elected and qualified.

    3. To approve the appointment of Ernst & Young LLP as independent auditors for the year 1997.

    4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Joint Proxy Statement/Prospectus and the appendices thereto (including the Merger Agreement included as Appendix A and the Distribution Agreement included as Appendix B1 thereto) form a part of this Notice.

  Only holders of record of AMETEK Common Stock at the close of business on June 25, 1997 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, requires the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote thereon in person or by proxy. The affirmative vote of a plurality of the shares of AMETEK Common Stock voted in person or by proxy at the Special Meeting is required for the election of directors. For all other matters, a favorable vote of a majority of the shares of AMETEK Common Stock voted in person or by proxy at the Special Meeting is required for approval. Holders of record may be asked to vote to adjourn the Special Meeting for up to 60 days to solicit additional votes if necessary to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off.

  If you have any questions regarding the proposed transaction, please call Georgeson & Company Inc., our proxy soliciting agent, toll-free at (800) 223-2064 (banks and brokers should call (212) 440-9800).

                                          By Order of the Board of Directors,

                                          /s/ Donna F. Winquist
                                          Donna F. Winquist
                                          Corporate Secretary

                                          Station Square
                                          Paoli, Pennsylvania 19301

June 30, 1997

                               ----------------

  STOCKHOLDERS RECEIVING MORE THAN ONE PROXY BECAUSE OF SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES MUST COMPLETE AND RETURN EACH PROXY IN ORDER TO VOTE ALL SHARES THEY ARE ENTITLED TO VOTE.

  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE DATE AND SIGN YOUR NAME EXACTLY AS IT APPEARS ON THE PROXY. PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME.

  THE BOARD OF DIRECTORS OF AMETEK UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF.

                                 AMETEK, INC.

                PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF
                 THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               ON JULY 30, 1997

                               ---------------

                       CULLIGAN WATER TECHNOLOGIES, INC.

                                  PROSPECTUS
                    COMMON STOCK, PAR VALUE $.01 PER SHARE

                               ---------------

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors (the "AMETEK Board") of AMETEK, Inc., a Delaware corporation ("AMETEK"), for use at the Special Meeting in lieu of the Annual Meeting of Stockholders of AMETEK (including any adjournments or postponements thereof, the "AMETEK Special Meeting"), to be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time. At the AMETEK Special Meeting, the holders of AMETEK common stock, par value $.01 per share ("AMETEK Common Stock") will, among other things, consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 (the "Merger Agreement"), by and among Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), Culligan Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan ("Culligan Merger Sub"), AMETEK and Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of AMETEK ("New Ametek"), the Amended and Restated Contribution and Distribution Agreement, dated as of February 5, 1997 (the "Distribution Agreement"), between AMETEK and New Ametek and the transactions contemplated by the Merger Agreement and the Distribution Agreement, pursuant to which (a) AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business (as defined below), and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK (collectively, the "Contributions") and, following the Contributions, AMETEK will distribute to its stockholders on a share for share basis (the "Spin-Off") all of the outstanding shares of New Ametek ("New Ametek Common Stock"), and (b) at the effective time of the Merger (the "Effective Time") on the day following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK (which then will be comprised solely of the Water Filtration Business) (the "Merger"). The Water Filtration Business of AMETEK consists of the Plymouth Products Division, and the following three foreign subsidiaries: Ametek Filters, Limited, APIC International S.A. and AFIMO S.A.M. (collectively, the "Water Filtration Business"). The Spin-Off and the Merger are intended to be tax-free.

  In the Merger, each share of AMETEK Common Stock will be converted into the right to receive common stock, par value $.01 per share, of Culligan ("Culligan Common Stock"). Assuming that 32,925,601 shares of AMETEK Common Stock are outstanding at the time of the Merger (the number of shares of AMETEK Common Stock outstanding on June 25, 1997), each share of AMETEK Common Stock will be converted into approximately .11 of a share of Culligan Common Stock, except that each holder of AMETEK Common Stock will receive, without interest, cash in lieu of any fractional share of Culligan Common Stock that such stockholder would be entitled to receive after aggregating all shares such stockholder is entitled to receive in the Merger.

  This Joint Proxy Statement/Prospectus also constitutes the prospectus of Culligan that is part of a Registration Statement on Form S-4 (the "Culligan Registration Statement") filed with the Securities and Exchange Commission
(the "Commission") with respect to the issuance of 3,466,667 shares of Culligan Common Stock pursuant to the Merger Agreement.
                                                        (Continued on page two)

  SEE "RISK FACTORS" ON PAGE 32 OF THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS WITH RESPECT TO THE SPIN-OFF, THE MERGER AND AN INVESTMENT IN CULLIGAN COMMON STOCK UPON CONSUMMATION OF THE MERGER. SEE "RISK FACTORS" ON PAGE 9 OF THE NEW AMETEK INFORMATION STATEMENT WHICH IS INCLUDED AS APPENDIX E FOR CERTAIN MATTERS RELEVANT TO THE OWNERSHIP OF NEW AMETEK COMMON STOCK.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of AMETEK on or about June 30, 1997.

 NEITHER THIS TRANSACTION NOR THE SECURITIES  TO BE ISSUED IN CONNECTION WITH
   THE MERGER  HAVE  BEEN APPROVED  OR  DISAPPROVED BY  THE  SECURITIES  AND
    EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS JOINT
         PROXY  STATEMENT/PROSPECTUS.   ANY  REPRESENTATION   TO   THE
          CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

      The date of this Joint Proxy Statement/Prospectus is June 30, 1997.

(Continued from page one)
  Based on the number of shares of Culligan Common Stock and AMETEK Common Stock outstanding on the date hereof, upon consummation of the Merger, Culligan stockholders at the time of the Merger will continue to hold approximately 86% of the outstanding Culligan Common Stock and AMETEK stockholders will hold approximately 14% of the outstanding Culligan Common Stock.

  As a result of the Spin-Off and the Merger, AMETEK will become a wholly owned subsidiary of Culligan and will be renamed "Culligan Water Company, Inc." ("Culligan Water Company"), and New Ametek will be renamed "AMETEK, Inc.," subject to and as more fully described in the Merger Agreement and the Distribution Agreement, which are attached, respectively, as Appendices A and B1 to this Joint Proxy Statement/Prospectus.

  Because the Exchange Ratio (as defined herein) is based on a fixed price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. See "THE MERGER AGREEMENT--Conversion of AMETEK Common Stock."

  Culligan Common Stock is listed for trading on the New York Stock Exchange ("NYSE"). On February 4, 1997, the last trading day prior to the execution of the Merger Agreement, the closing sale price per share of Culligan Common Stock, as reported on the NYSE Composite Tape, was $36.375. On June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sale price per share of Culligan Common Stock, as reported on the NYSE Composite Tape, was $45.25.

  There is currently no trading market for New Ametek Common Stock; however, it is expected that a "when-issued" trading market will develop for the New Ametek Common Stock prior to the Merger. New Ametek has applied to list the New Ametek Common Stock on the NYSE and on the Pacific Exchange, Inc. (the "PCX"). As a result of the transaction, holders of AMETEK Common Stock immediately prior to the Spin-Off will receive shares of New Ametek Common Stock in the Spin-Off and, upon surrendering their AMETEK Common Stock certificates in accordance with the Merger Agreement, will receive shares of Culligan Common Stock in the Merger.

  APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS IS FURNISHED TO HOLDERS OF AMETEK COMMON STOCK AS AN INFORMATION STATEMENT (THE "NEW AMETEK INFORMATION STATEMENT") IN CONNECTION WITH THE DISTRIBUTION OF NEW AMETEK COMMON STOCK PURSUANT TO THE DISTRIBUTION AGREEMENT. The New Ametek Information Statement is part of New Ametek's Registration Statement on Form 10 filed with the Commission. Culligan has furnished all information in this Joint Proxy Statement/Prospectus with respect to Culligan and Culligan Merger Sub, and AMETEK has furnished all information in this Joint Proxy Statement/Prospectus with respect to AMETEK and New Ametek.

                             AVAILABLE INFORMATION

  Culligan and AMETEK are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Culligan and AMETEK with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available on line at the Commission Web site (http://www.sec.gov) through the Commission's EDGAR retrieval system. Culligan Common Stock and AMETEK Common Stock are listed on the NYSE. Reports and other information concerning Culligan and AMETEK can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. AMETEK Common Stock is also listed on the PCX. Reports and other information concerning AMETEK Common Stock are available at the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104-7065.

  This Joint Proxy Statement/Prospectus, which constitutes a part of the Culligan Registration Statement, does not contain all of the information set forth in the Culligan Registration Statement, certain items of which are contained in schedules and exhibits to the Culligan Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Culligan Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an appendix hereto or as otherwise filed with the Commission. The Culligan Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Such material should also be available on line at the Commission Web site (http://www.sec.gov).

  This Joint Proxy Statement/Prospectus does not contain all of the information to be set forth in the New Ametek Information Statement. The New Ametek Information Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available on line at the Commission Web site (http://www.sec.gov). Certain important information relating to the Spin-Off is set forth in the New Ametek Information Statement which is a part of this Joint Proxy Statement/Prospectus and is included as Appendix E. See "ADDITIONAL INFORMATION" in the New Ametek Information Statement.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANY OF CULLIGAN, AMETEK, NEW AMETEK OR CULLIGAN MERGER SUB AT ANY TIME SUBSEQUENT TO THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Culligan incorporates herein by reference the following documents filed by it with the Commission pursuant to the Exchange Act (i) its Annual Report on Form 10-K for the year ended January 31, 1997 (the "Culligan 10-K"); (ii) its Current Report on Form 8-K dated February 14, 1997; (iii) its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 (the "Culligan Form 10-Q");
(iv) its Proxy Statement dated May 14, 1997; (v) the description of Culligan Common Stock incorporated by reference in its Registration Statement on Form 8-A dated November 22, 1995; and (vi) the description of Culligan's Stock Purchase Rights contained in its Registration Statement on Form 8-A dated September 16, 1996.

  AMETEK incorporates herein by reference (i) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "AMETEK 10-K"); (ii) its Current Report on Form 8-K dated February 6, 1997; (iii) its Quarterly Report on Form 10-Q for the three months ended March 31, 1997; and (iv) its Current Reports on Form 8-K dated May 19, 1997 and June 3, 1997.

  All documents filed by Culligan and AMETEK pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the AMETEK Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement/Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CULLIGAN AND AMETEK HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO CULLIGAN ARE AVAILABLE UPON REQUEST FROM CULLIGAN WATER TECHNOLOGIES, INC., ONE CULLIGAN PARKWAY, NORTHBROOK, ILLINOIS 60062,
ATTENTION: CORPORATE SECRETARY, (847) 205-6000. DOCUMENTS RELATING TO AMETEK ARE AVAILABLE UPON REQUEST FROM AMETEK, INC., STATION SQUARE, PAOLI, PENNSYLVANIA 19301, ATTENTION: DONNA F. WINQUIST, CORPORATE SECRETARY, (610) 647-2121. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 2, 1997.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   4
SUMMARY....................................................................   8
  The Companies............................................................   8
  The AMETEK Special Meeting...............................................   9
  The Spin-Off and the Merger..............................................  10
  Opinion of Financial Advisor.............................................  14
  Recent Developments......................................................  14
  Stockholders' Comparative Rights.........................................  14
  Comparative Per Share Market Information.................................  15
  Summary Condensed Historical and Pro Forma Financial Information.........  17
  Comparative Per Share Data of Culligan and Ametek........................  30
RISK FACTORS...............................................................  32
  Risks Associated With the Merger.........................................  32
  Risks Which Currently Apply to Culligan..................................  32
  Risks Relating to New Ametek.............................................  34
THE AMETEK SPECIAL MEETING.................................................  35
  Date, Time and Place; Purpose of Meeting.................................  35
  Record Date..............................................................  35
  Proxies; Voting and Revocation...........................................  35
  Required Votes; Principal Stockholders...................................  36
  Solicitation of Proxies..................................................  36
BACKGROUND OF THE SPIN-OFF AND THE MERGER..................................  37
REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD............  39
OPINION OF THE FINANCIAL ADVISOR...........................................  40
THE MERGER AGREEMENT.......................................................  43
  The Merger...............................................................  43
    Effective Time; Closing................................................  43
    Certificate of Incorporation and By-Laws...............................  43
    Directors and Officers.................................................  43
  Conversion of AMETEK Common Stock........................................  43
    Exchange of Certificates...............................................  44
    Cash in Lieu of Fractional Shares......................................  44
  Certain Pre- and Post-Merger Transactions................................  45
    Distribution Documents.................................................  45
    The Contributions......................................................  45
    The Spin-Off...........................................................  45
    Audited Closing Balance Sheet..........................................  45
  Representations and Warranties...........................................  46
  Covenants................................................................  47
  Cooperation..............................................................  49
  Stock Exchange Listing...................................................  49
  Employee Matters; Employee Benefit Plans.................................  50
  Stock Options............................................................  50
  No Solicitation..........................................................  50
  Indebtedness.............................................................  50
  Government and Regulatory Approvals......................................  51
  Internal Revenue Service Ruling..........................................  51

                                                                           PAGE
                                                                           ----
  Conditions..............................................................  51
  Termination.............................................................  52
  Fees and Expenses.......................................................  53
  Amendment; Waiver.......................................................  53
  Interest of Certain Persons in the Transaction..........................  53
  Accounting Treatment....................................................  53
  Resales of Culligan Common Stock Issued in the Merger; Affiliates.......  54
  No Appraisal Rights.....................................................  54
  Delivery of Shares to Stockholders......................................  54
THE SPIN-OFF..............................................................  55
  Background of the Spin-Off..............................................  55
  Terms of the Distribution Agreement.....................................  55
  Terms of the Tax Allocation Agreement...................................  59
  Terms of the Transition Services Agreement..............................  59
  Terms of the Indemnification Agreement..................................  59
  Terms of the Trademark Agreement........................................  61
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  62
  Consequences of the Contributions and the Spin-Off......................  63
  Consequences of the Merger..............................................  63
CAPITALIZATION............................................................  64
CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION........................  65
  Culligan Unaudited Condensed Pro Forma Combined Statement of Operations
   for
   the Year Ended January 31, 1997........................................  66
  Culligan Unaudited Condensed Pro Forma Combined Statement of Operations
   for the Three Months Ended April 30, 1997..............................  66
  Culligan Unaudited Condensed Pro Forma Combined Balance Sheet as of
   April 30, 1997.........................................................  68
THE COMPANIES.............................................................  70
  Culligan................................................................  70
  Culligan Merger Sub.....................................................  74
  AMETEK..................................................................  75
  New Ametek..............................................................  75
  The Water Filtration Business...........................................  75
DESCRIPTION OF CULLIGAN CAPITAL STOCK.....................................  77
  Authorized Capital Stock................................................  77
  Common Stock............................................................  77
  Preferred Stock.........................................................  77
  Transfer Agent and Registrar............................................  77
  Culligan Stockholder Rights Plan........................................  77
COMPARISON OF RIGHTS OF STOCKHOLDERS......................................  80
  Common Stock Classification.............................................  80
  Directors...............................................................  80
  Advance Notice of Nominations for the Election of Directors and Stock-
   holders Proposals......................................................  81
  Action by Written Consent...............................................  81
  Meetings of Stockholders................................................  82
  Amendment of Certificate of Incorporation...............................  82
  Amendment of By-Laws....................................................  82
  Approvals of Mergers and Asset Sales....................................  82
  State Anti-takeover Statutes............................................  83
  Limitation of Liability.................................................  83
  Indemnification of Officers and Directors...............................  83
  Stockholder Rights Plan.................................................  84

                                                                           PAGE
                                                                           ----
LEGAL MATTERS.............................................................   84
EXPERTS...................................................................   84
ELECTION OF DIRECTORS OF AMETEK...........................................   85
INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS......................   86
  Stock Ownership.........................................................   88
COMPENSATION OF DIRECTORS.................................................   90
EXECUTIVE OFFICERS OF AMETEK..............................................   90
EXECUTIVE COMPENSATION....................................................   92
DEFINED BENEFIT AND ACTUARIAL PLANS.......................................   93
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................   95
STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS...........................   96
MR. BLANKLEY'S 1996 COMPENSATION..........................................   97
SECTION 162(m)............................................................   97
STOCK PERFORMANCE GRAPHS..................................................   98
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............   99
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934......   99
EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-IN-CONTROL AR-
 RANGEMENTS...............................................................  100
APPOINTMENT OF INDEPENDENT AUDITORS.......................................  101
OTHER MATTERS.............................................................  101
INDEX TO COMBINED FINANCIAL STATEMENTS....................................  F-1
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations of the Water Filtration Business......................... F-19
APPENDICES
A.The Merger Agreement....................................................  A-1
B.Transaction Documents...................................................  B-1
   Distribution Agreement................................................. B1-1
   Indemnification Agreement.............................................. B2-1
   Transition Services Agreement.......................................... B3-1
   Trademark Agreement.................................................... B4-1
C.Opinion of Goldman, Sachs & Co..........................................  C-1
D.The Tax Allocation Agreement............................................  D-1
E.New Ametek Information Statement........................................  E-1

                                    SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus, the documents incorporated herein by reference and the Appendices attached hereto.

  The information contained in this Joint Proxy Statement/Prospectus with respect to Culligan, Culligan Merger Sub and their affiliates has been supplied by Culligan, which is solely responsible for such information, and the information with respect to AMETEK, New Ametek and their affiliates has been supplied by AMETEK, which is solely responsible for such information. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus. HOLDERS OF AMETEK COMMON STOCK ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES ATTACHED HERETO.

                                 THE COMPANIES

CULLIGAN

  Culligan is one of the world's leading manufacturers and distributors of water purification and treatment products and services for household and consumer, and commercial and industrial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultrafiltration and microfiltration products, desalination systems and portable deionization services ("PDS"), designed for complex commercial and industrial applications. In addition, Culligan's licensed bottled water sales now rank fourth in the five-gallon bottled water market in the United States. In fiscal 1997, Culligan entered the consumer market selling filtration products directly to retailers.

  Culligan has been an active participant in the water purification and treatment industry since 1936, and its Culligan (R), Everpure (R) and Bruner (R) brands are among the most recognized in the industry. Culligan's products are sold and serviced in over 90 countries through a worldwide network of over 1,400 sales and service centers. Supporting this distribution network, Culligan maintains manufacturing facilities in the United States, Italy, Spain and Canada. During the last 15 years, Culligan's residential water treatment systems have been installed in over 3 million households in the United States, representing the largest installed base in the country. In addition, over 1.5 million of Culligan's commercial, industrial, municipal and desalination systems have been installed worldwide. Culligan's customer base includes such well known names as McDonald's (R), Coca-Cola (R), Pepsi-Cola (R),
Starbucks (R), 7-Eleven (R), Navistar, Owens-Corning, Eli Lilly, Carnival Cruise Lines, Ingersoll-Rand and Union Carbide.

  With net sales of $371 million for the fiscal year ended January 31, 1997, Culligan is one of the leaders in the highly fragmented water purification and treatment industry. Culligan and its dealers provide a wide range of services to support its products and offer a full line of accessories and replacement parts. Approximately 46% of Culligan's revenues in fiscal 1997 were derived from sources believed to be recurring in nature, such as servicing installed equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. In fiscal 1997, approximately 36% of Culligan's revenues were from export and international sales. Culligan conducts its activities in two principal areas: household and consumer and commercial and industrial.

  Culligan is a holding company and conducts all of its operations through its subsidiaries. Culligan Common Stock is listed on the NYSE. Culligan's executive offices are located at One Culligan Parkway, Northbrook, Illinois 60062-6209 and its telephone number is (847) 205-6000.

CULLIGAN MERGER SUB

  Culligan Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Culligan. Culligan Merger Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Culligan Merger Sub has no material assets and has not engaged in any activities, except in connection with the Merger. The principal executive offices of Culligan Merger Sub are located at One Culligan Parkway, Northbrook, Illinois 60062-6209 its telephone number is (847) 205-6000.

AMETEK

  AMETEK is a leading global manufacturer of electrical and electromechanical products and materials, engineered for niche markets. Operations are in the United States, Europe, Asia, and Mexico, with one-third of its 1996 sales to international markets. AMETEK has a significant market share for many of its products: the Electromechanical Group is the world's largest producer of electric motors and blowers for vacuum cleaners and floor-care products; the Precision Instruments Group builds technologically advanced monitoring, sensing, calibration, and display devices for the aerospace, process, and heavy vehicle industries; and, the Industrial Materials Group, which includes the Water Filtration Business, uses plastics, metals and fibers to produce specialty materials for a variety of consumer and industrial markets. AMETEK has grown through a primary focus on the manufacturing of electronic, electromechanical and electrical products in which its technology or cost advantage leads to a significant share of one or more niche markets.

  The principal executive offices of AMETEK are located at Station Square, Paoli, Pennsylvania 19301, and its telephone number is (610) 647-2121.

NEW AMETEK

  New Ametek was incorporated in Delaware on May 8, 1986 and has been a wholly owned subsidiary of AMETEK since August 1989. To date, New Ametek's business has consisted entirely of manufacturing aerospace instrumentation. Prior to the Spin-Off, AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business, and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK. Immediately following the Spin-Off and the Merger, New Ametek will change its name to "AMETEK, Inc." The principal executive offices of New Ametek are located at Station Square, Paoli, Pennsylvania 19301 and its telephone number is (610) 647-2121.

THE WATER FILTRATION BUSINESS

  The Water Filtration Business is currently comprised of an operating division of AMETEK, the Plymouth Products Division, and three foreign subsidiaries of
AMETEK: Ametek Filters, Limited; APIC International S.A.; and AFIMO S.A.M. Through the Water Filtration Business, AMETEK has been engaged in the design, manufacture and marketing of point-of-use filtration products for the separation, clarification and purification of liquids, primarily water.

                           THE AMETEK SPECIAL MEETING

  The AMETEK Special Meeting will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m. local time, for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, (ii) elect eight directors to hold office for the terms specified in this Joint Proxy Statement/Prospectus and until their successors are elected and qualified, (iii) approve the appointment of Ernst & Young LLP as independent auditors for the year 1997, and (iv) transact such other business as may properly come before the AMETEK Special Meeting or any adjournments or postponements thereof. Only holders of record of AMETEK Common Stock at the close of business on June 25, 1997 (the "AMETEK Record Date") will be entitled to vote at the AMETEK Special Meeting. At the AMETEK Record Date, there were 32,925,601 shares of AMETEK Common Stock outstanding and entitled to vote.

  The proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off requires the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote thereon in person or by proxy. The election of each nominee for director requires the affirmative vote of a plurality of the votes cast (assuming a quorum is present), and the approval of all other matters to be voted upon at the AMETEK Special Meeting requires the favorable vote of a majority of the shares of AMETEK Common Stock voted in person or by proxy at the AMETEK Special Meeting. See "THE AMETEK SPECIAL MEETING."

                          THE SPIN-OFF AND THE MERGER

BACKGROUND OF THE SPIN-OFF AND THE MERGER

  Culligan contacted AMETEK in April and August 1996 regarding a possible acquisition of its Water Filtration Business. The parties entered into a confidentiality agreement in October 1996 with respect to the Water Filtration Business. Culligan then proceeded to evaluate certain financial information it received from AMETEK and to refine its valuation of the Water Filtration Business. The parties also discussed potential structures for the proposed transaction. By early December 1996, the parties had agreed to a structure intended to be tax-free to AMETEK and its stockholders, which would involve a spin-off by AMETEK of all of its businesses other than the Water Filtration Business, and Culligan thereafter merging a subsidiary into AMETEK which then would hold only the Water Filtration Business. This structure was determined to be the only viable means of effecting the proposed transaction within the proposed range of values. Culligan and AMETEK had also narrowed the gap between their respective valuations of the Water Filtration Business, although a definitive agreement on valuation and price had not been reached. From late December 1996 through January 1997, representatives of Culligan and AMETEK endeavored to negotiate definitive transaction documentation and resolve other issues relating to the proposed transaction. On February 4, 1997, Culligan and AMETEK concluded their negotiations regarding valuation and price and the Boards of Culligan and AMETEK approved the proposed transaction. On February 5, 1997, Culligan and AMETEK executed the Merger Agreement, and AMETEK and New Ametek executed the Distribution Agreement. On May 9, 1997, the Merger Agreement and the Distribution Agreement were amended and restated. See "BACKGROUND OF THE SPIN-OFF AND THE MERGER."

RECOMMENDATION OF THE AMETEK BOARD

  The AMETEK Board has unanimously approved the Merger Agreement and the Distribution Agreement and determined that the Merger and the Spin-Off, taken as a whole, are fair to and in the best interests of AMETEK and its stockholders. THE AMETEK BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF AMETEK COMMON STOCK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF. For a discussion of factors considered by the AMETEK Board in reaching its decision, see "REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD." In considering the recommendation of the AMETEK Board with respect to the Merger, holders of AMETEK Common Stock should be aware that certain officers and directors may have direct or indirect interests in recommending the Merger, apart from their interests as holders of AMETEK Common Stock, which are not identical to those of unaffiliated stockholders of AMETEK. See "THE MERGER AGREEMENT--Interest of Certain Persons in the Transaction."

  The Board of Directors of Culligan (the "Culligan Board") has also unanimously approved the Merger Agreement.

OVERVIEW OF THE SPIN-OFF AND THE MERGER

  As a result of the Spin-Off, AMETEK will separate all of its other businesses from the Water Filtration Business and consist solely of the Water Filtration Business at the time of the Merger. The Merger Agreement provides that, following the Spin-Off, Culligan Merger Sub will be merged with and into AMETEK, with AMETEK (then renamed "Culligan Water Company, Inc.") surviving the Merger as a wholly owned subsidiary of Culligan. As a result of the Spin-Off and the Merger, holders of AMETEK Common Stock will no longer own shares of AMETEK Common Stock but will receive shares of New Ametek Common Stock and Culligan Common Stock. Culligan will issue 3,466,667 shares in the Merger. Based on the number of shares of Culligan Common Stock and AMETEK Common Stock outstanding on the date hereof, upon consummation of the Merger, Culligan stockholders at the time of the Merger will continue to hold approximately 86% of the outstanding Culligan Common Stock and AMETEK stockholders will hold approximately 14% of the outstanding Culligan Common Stock.

TERMS OF THE MERGER

  Conversion of AMETEK Common Stock in the Merger. The Merger Agreement provides that each share of AMETEK Common Stock will be converted into the right to receive a fraction of a share of Culligan Common Stock based on a formula that specifies that each share of AMETEK Common Stock outstanding on the Spin-Off Record Date will be converted into a number of shares of Culligan Common Stock equal to (i) the Net Equity Value (as defined below), divided by
(ii) $37.50, divided by (iii) the number of shares of AMETEK Common Stock outstanding at the Effective Time (the "Exchange Ratio"). The Net Equity Value is an amount equal to (A) $155,000,000 minus (B) $25,000,000, the amount of the bank debt to be retained by AMETEK (the "Retained Debt"). Based on the foregoing calculation, the Net Equity Value will be $130,000,000. Under this formula, the Exchange Ratio varies with the number of shares of AMETEK Common Stock outstanding at the time of the Merger.

  All shares of AMETEK Common Stock when converted pursuant to the Merger Agreement will no longer remain outstanding and will automatically be canceled and retired, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Culligan Common Stock and cash in lieu of any fractional share of Culligan Common Stock to be issued or paid upon the surrender of such certificate in accordance with the Merger Agreement.

  Fractional Shares. The Merger Agreement provides that each holder of AMETEK Common Stock will receive, without interest, cash in lieu of any fractional share of Culligan Common Stock that such stockholder would be entitled to receive after aggregating all shares such stockholder is entitled to receive in the Merger.

  Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or as otherwise provided in the Certificate of Merger. Assuming that the requisite stockholder approval of the Merger is obtained, it is anticipated that the Effective Time of the Merger will occur on the business day following the day on which the Spin-Off is effected. However, if all other conditions to the Merger have not been satisfied prior to the AMETEK Special Meeting, it is expected that the Merger will occur within two business days after such conditions have been satisfied or waived.

  Audited Closing Balance Sheet. The Merger Agreement provides that no later than 45 days after the Closing Date, New Ametek will deliver to Culligan an audited consolidated balance sheet for the Water Filtration Business as of the Closing Date after giving effect to the Spin-Off, but not the Merger (the "Audited Closing

Balance Sheet"). Together with the delivery of the Audited Closing Balance Sheet, New Ametek will deliver an adjusted balance sheet of the Water Filtration Business as of the Closing Date (the "Adjusted Closing Balance Sheet") which will be the Audited Closing Balance Sheet adjusted as described in "THE MERGER AGREEMENT--Certain Pre- and Post-Merger Transactions--Audited Closing Balance Sheet." To the extent the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is less than $31,745,000, then New Ametek will pay to the Surviving Corporation the amount of such shortfall. To the extent that the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Audited Closing Balance Sheet is more than $31,745,000, then the Surviving Corporation will pay New Ametek in cash the amount of such excess up to a maximum amount of $2,000,000.

  Government and Regulatory Approvals. Consummation of the Merger was conditioned upon the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On March 14, 1997, Culligan and AMETEK each filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"). Early termination of the waiting period was granted on March 24, 1997.

  Receipt of Private Letter Ruling. The Contributions, the Spin-Off and the Merger were conditioned upon the issuance by the Internal Revenue Service (the "IRS") of a private letter ruling (the "Private Letter Ruling") reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling. If the IRS revokes the Private Letter Ruling, this condition will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK and Culligan receive the Tax Opinions to the same effect as the Private Letter Ruling. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

  Other Conditions to Merger. The obligations of Culligan and AMETEK to consummate the Merger are also subject to approval of the Merger Agreement by holders of AMETEK Common Stock, the Average Culligan Share Price being greater than $31.00 on the Closing Date, receipt of the Private Letter Ruling and/or the Tax Opinions and the satisfaction of certain customary and other conditions, including, without limitation, that the Spin-Off has become effective and that shares of Culligan Common Stock to be issued in the Merger have been authorized for listing on the NYSE subject to notice of issuance. See "THE MERGER AGREEMENT--Conditions."

CONSENT SOLICITATION

  AMETEK announced on June 2, 1997 that it had obtained the consent of a majority of the holders of AMETEK's outstanding 9 3/4% Senior Notes Due 2004 (the "Notes") to an amendment to the Indenture, dated as of March 15, 1994, between AMETEK and CoreStates Bank, N.A., as Trustee, as amended and supplemented (the "Indenture"), pursuant to which the Notes were issued, intended to clarify that the Spin-Off and the Merger do not conflict with any covenant contained in the Indenture. New Ametek will assume the Notes and be substituted as the obligor under the Indenture in connection with the Contributions and the Spin-Off. AMETEK paid holders who timely consented to the amendment a consent fee of $3.75 per $1,000 in principal amount of the Notes.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  Termination. The Merger Agreement may be terminated under certain circumstances, including (a) by the mutual consent of Culligan and AMETEK, (b) by either Culligan or AMETEK at any time prior to the consummation of the Merger (i) upon a material breach of a representation, warranty or covenant on the part of the other party, or if there is a material failure by the other party to comply with its obligations under the Merger Agreement or the Distribution Agreement, as the case may be, (ii) if the Merger has not been consummated before October 31, 1997, or (iii) if the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off fail to receive the requisite vote for approval and adoption by the holders of AMETEK Common Stock at the AMETEK Special Meeting; (c) by Culligan, if the AMETEK Board withdraws, modifies or changes its recommendation as to the Merger Agreement or the Merger in a manner adverse to Culligan; and (d) by either Culligan or AMETEK if any change in Federal income tax law or regulation applicable to the Contributions, the Spin-Off or the Merger disqualifies any one of such transactions or combination thereof from tax-free treatment.

  Termination Fee. Under certain circumstances, AMETEK is required to pay Culligan upon termination of the Merger Agreement a fee of $5,000,000, in addition to all of Culligan's expenses in connection with the Merger. See "THE MERGER AGREEMENT--Fees and Expenses."

  Amendment; Waiver. The Merger Agreement may be amended or modified and any condition specified therein may be waived by the mutual consent of Culligan and AMETEK; provided that, after any stockholder approval, no amendment will be made if applicable law requires further approval by the stockholders.

  No Solicitation. The Merger Agreement also contains certain non-solicitation provisions relating to AMETEK. See "THE MERGER AGREEMENT--No Solicitation."

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

  In considering the recommendation of the AMETEK Board, holders of AMETEK Common Stock should be aware that certain members of management of AMETEK and the AMETEK Board may have certain interests in the Spin-Off and the Merger that are in addition to the interests of stockholders generally. See "THE MERGER AGREEMENT--Interest of Certain Persons in the Transaction."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Culligan using the purchase method of accounting under generally accepted accounting principles. See "THE MERGER AGREEMENT--Accounting Treatment." New Ametek will account for the Merger as a spin-off of the Water Filtration Business, which will be reflected as a discontinued operation in New Ametek's consolidated financial statements.

THE SPIN-OFF

  Subject to stockholder approval of the Spin-Off and the Merger, the Spin-Off will be effected on the business day prior to the Merger (the "Spin-Off Date"). The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from its Water Filtration Business, and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave AMETEK's remaining businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock. Prior to the Spin-Off, AMETEK will transfer all of its assets and liabilities (other than those comprising the Water Filtration Business and the Retained Debt) to New Ametek. The directors and officers of AMETEK will be the directors and officers of New Ametek at the time of the Spin-Off. See "THE SPIN-OFF--Terms of the Distribution Agreement--The Contributions" and the Distribution Agreement included as Appendix B to this Joint Proxy Statement/Prospectus for additional information regarding the transfer of assets to, and assumption of liabilities by, New Ametek.

  Pursuant to the Spin-Off, each holder of AMETEK Common Stock will receive one share of New Ametek Common Stock for each share of AMETEK Common Stock held by such stockholder. The Spin-Off will be effected by the distribution to each holder of record of AMETEK Common Stock, of certificates representing New Ametek Common Stock. See "THE SPIN-OFF--Terms of the Distribution Agreement-- The Spin-Off." The record date shall be set by the AMETEK Board, currently anticipated to follow promptly the satisfaction or waiver of the conditions to the Merger (the "Spin-Off Record Date"). As a result of the Spin-Off, the holders of AMETEK Common Stock will become the stockholders of New Ametek.

NO APPRAISAL RIGHTS

  Holders of AMETEK Common Stock will not have the right to elect to have the fair value of their shares of AMETEK Common Stock judicially appraised and paid to them in cash in connection with the Spin-Off or the Merger.

                          OPINION OF FINANCIAL ADVISOR

  Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the AMETEK Board that, as of February 5, 1997, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference. Holders of AMETEK Common Stock are urged to, and should, read such opinion in its entirety. See "OPINION OF THE FINANCIAL ADVISOR."

                              RECENT DEVELOPMENTS

  On April 17, 1997, AMETEK announced it had signed a definitive agreement to acquire the Test & Measurement Products business of Technitrol, Inc., for $34 million in cash. The acquisition was completed on June 4, 1997. The acquired business had annual sales of approximately $30 million and manufactures a comprehensive line of measurement and testing devices, including gauges, electronic instruments and test stands, and analytical software and support services.

                        STOCKHOLDERS' COMPARATIVE RIGHTS

  The rights of AMETEK's stockholders are currently governed by AMETEK's Certificate of Incorporation, as amended (the "AMETEK Certificate") and By-Laws (the "AMETEK By-Laws") and Delaware corporate law. At the Effective Time, AMETEK's stockholders will become stockholders of Culligan and their rights as stockholders will be governed by Culligan's Amended and Restated Certificate of Incorporation (the "Culligan Certificate") and Amended and Restated By-Laws (the "Culligan By-Laws") and Delaware corporate law. See "COMPARISON OF RIGHTS OF STOCKHOLDERS." As a result of the Spin-Off, holders of AMETEK Common Stock will also become stockholders of New Ametek. See "DESCRIPTION OF NEW AMETEK CAPITAL STOCK" in the New Ametek Information Statement, which is included as Appendix E to this Joint Proxy Statement/Prospectus for a description of the rights of holders of New Ametek Common Stock.

                    COMPARATIVE PER SHARE MARKET INFORMATION

  Culligan Common Stock is listed under the trading symbol "CUL" on the NYSE. AMETEK Common Stock is listed under the trading symbol "AME" on the NYSE and the PCX. The following table sets forth for the periods indicated the high and low sales prices per share of Culligan Common Stock and AMETEK Common Stock, as reported by the NYSE, as applicable. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS. Culligan has never paid a cash dividend on Culligan Common Stock and does not intend to declare a cash dividend in the foreseeable future. AMETEK has been paying a regular quarterly dividend of $.06 per share and New Ametek's Board of Directors has indicated its present intention to continue paying a similar dividend.

                          CULLIGAN(A)
                          --------------
                          HIGH      LOW
                          ------   -----
FISCAL YEAR ENDED JANU-
 ARY 31, 1996
 December 15, 1995--Jan-
  uary 31, 1996.........   $28 1/4  $22 1/2
FISCAL YEAR ENDED JANU-
 ARY 31, 1997
 First Quarter..........    33 3/4   27 5/8
 Second Quarter.........    40 3/4   32 3/4
 Third Quarter..........    40 1/4   32 7/8
 Fourth Quarter.........    42       33
FISCAL YEAR ENDING JANU-
 ARY 31, 1998
 First Quarter .........    46       33 5/8
 Second Quarter (through
  June 27, 1997)........    47 3/8   39 3/8

                               AMETEK
                    -----------------------------
                                    DIVIDEND PAID
                     HIGH     LOW     PER SHARE
                    ------- ------- -------------
FISCAL YEAR ENDED
 DECEMBER 31,
 1995
 First Quarter...   $18 5/8 $15 3/4      $.06
 Second Quarter..    18 1/8  16 1/4       .06
 Third Quarter...    19 1/2  16 1/8       .06
 Fourth Quarter..    19 1/4  16 5/8       .06
FISCAL YEAR ENDED
 DECEMBER 31,
 1996
 First Quarter...    18 7/8  16           .06
 Second Quarter..    22 1/4  17 3/8       .06
 Third Quarter...    21 5/8  18 1/4       .06
 Fourth Quarter..    22 1/4  17 3/4       .06
FISCAL YEAR ENDED
 DECEMBER 31,
 1997
 First Quarter...    22 1/2  19 7/8       .06
 Second Quarter
  (through June
  27, 1997)......    24 1/2  21 1/8       .06

--------
(a) In September 1995, Culligan's former parent distributed to its stockholders all of the then outstanding Culligan Common Stock (the "Culligan Spin-Off"). From the Culligan Spin-Off in September 1995 until December 15, 1995 (the date on which trading in Culligan Common Stock commenced on the NYSE), there was no established public trading market for Culligan Common Stock. During such period, approximately 84% of Culligan Common Stock was held by four beneficial owners and Culligan Common Stock was not listed on any securities exchange. During that period, Culligan Common Stock was traded in interdealer and over-the-counter bulletin board transactions. The bid quotations for Culligan Common Stock from the Culligan Spin-Off through December 14, 1995 ranged from a high of $25 1/2 per share on December 12, 1995 to a low of $14 per share on September 28, 1995. Although the quotations for the period prior to December 15, 1995 have been obtained from sources believed to be reliable, no assurances can be given with respect to the accuracy of such quotations or as to whether other bid prices higher or lower than those set forth above may have been quoted. In addition, such quotations reflect interdealer prices, which may not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

  There is currently no public trading market for New Ametek Common Stock. Application has been made to list the New Ametek Common Stock on the NYSE and PCX. It is expected that a "when-issued" trading market will develop for the New Ametek Common Stock; however, there can be no assurance that an active trading market will develop or, if a trading market develops, that such a market will be maintained. There can be no assurance as to the prices at which New Ametek Common Stock will trade after the Spin-Off.

  On February 4, 1997, the last trading day prior to the public announcement of the Merger and on June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sales price per share of Culligan Common Stock as reported on the NYSE was $36.375 and $45.25, respectively. On June 27, 1997, there were 96 holders of record of Culligan Common Stock and there were 21,391,201 shares of Culligan Common Stock outstanding.

  On February 4, 1997, the last trading day prior to the public announcement of the Merger and on June 27, 1997, the last trading day prior to the first mailing of this Joint Proxy Statement/Prospectus, the closing sales price per share of AMETEK Common Stock as reported on the NYSE was $21.125 and $24, respectively. On June 25, 1997, there were 4,450 holders of record of AMETEK Common Stock and there were 32,925,601 shares of AMETEK Common Stock outstanding.

        SUMMARY CONDENSED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

               CULLIGAN SELECTED HISTORICAL FINANCIAL INFORMATION

  The following selected historical financial information for Culligan is derived from Culligan's audited consolidated financial statements. Culligan's consolidated financial statements as of and for the fiscal years ended January 31, 1995, January 31, 1996 and January 31, 1997 have been audited by KPMG Peat Marwick LLP, independent accountants. The selected historical financial information for Culligan for the three-month periods ended April 30, 1996 and April 30, 1997 is derived from the unaudited financial statements of Culligan and should be read in conjunction with the Culligan Form 10-Q. In the opinion of Culligan's management, the summary consolidated financial information for the three-month periods ended April 30, 1996 and 1997 include all adjustments necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year.

  The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Culligan's Consolidated Financial Statements and notes thereto in the Culligan 10-K which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." This information should also be read in conjunction with the unaudited pro forma financial information and accompanying notes thereto included elsewhere herein. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                                                                                                    THREE MONTHS
                                                                                                                       ENDED
                                                                                                                     APRIL 30,
                                                                                                                  -----------------
                                             PREDECESSOR (A)
                                         -----------------------
                                                     FIVE MONTHS SEVEN MONTHS
                                         YEAR ENDED     ENDED       ENDED     YEAR ENDED  YEAR ENDED  YEAR ENDED
                                         JANUARY 31,  JUNE 30,   JANUARY 31,  JANUARY 31, JANUARY 31, JANUARY 31,
                                            1993        1993         1994        1995        1996        1997      1996      1997
                                         ----------- ----------- ------------ ----------- ----------- ----------- -------  --------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Da-
 ta:
Net sales...................              $261,924    $ 109,748   $ 154,325    $ 280,051   $ 304,502   $ 371,018  $83,390  $ 99,403
Cost of goods sold (e)......               144,343       60,894      87,112      155,829     168,363     205,581   46,652    54,354
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Gross profit................               117,581       48,854      67,213      124,222     136,139     165,437   36,738    45,049
Selling, general and administrative (e).    87,817       36,339      50,341       91,989      95,723     113,932   25,814    30,251
Administrative expenses allocated
 from Samsonite (b).........                   --           --          --         1,095         --          --       --        --
Restructuring expenses (c)..                   --           --        2,103        5,917         --          --       --        --
Amortization of intangible
 assets (d).................                 1,745          731      22,554       38,691      38,802      17,522    9,719       714
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Operating income (loss).....                28,019       11,784      (7,785)     (13,470)      1,614      33,983    1,205    14,084
Other income (expense), net
(f).........................                   151         (324)      1,919          398       2,867       5,023      236    31,722
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Income (loss) before interest and
 income taxes...............                28,170       11,460      (5,866)     (13,072)      4,481      39,006    1,441    45,806
Interest income.............                 4,253        1,436         886        1,439       1,576       2,633      459       412
Interest expense (g)........                (2,229)      (1,039)    (11,576)     (19,085)    (12,426)     (5,490)  (1,382)   (1,235)
Income taxes................               (15,678)      (4,387)     (3,434)      (5,678)    (14,910)    (20,264)  (3,866)  (17,855)
Minority Interest...........                   --           --          --           --          --          --       --       (114)
Extraordinary item for
 write-off of capitalized
 refinancing costs, net of
 applicable tax benefit of
 $272.......................                   --           --          --           --          --          --       --       (422)
Cumulative effect of change
 in accounting principle for
 income taxes...............                 4,602          --          --           --          --          --       --        --
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Net income (loss)...........              $ 19,118    $   7,470   $ (19,990)   $ (36,396)  $ (21,279)  $  15,885  $(3,348) $ 26,592
                                          ========    =========   =========    =========   =========   =========  =======  ========
Outstanding shares (000's)..                   n/a          n/a      15,889       15,889      16,311      21,375   19,914    22,123
Net income (loss) per share.                   n/a          n/a   $   (1.26)   $   (2.29)  $   (1.30)  $    0.74  $ (0.17) $   1.20
                                                                  =========    =========   =========   =========  =======  ========
OTHER DATA:
Income (loss) before interest and
 taxes......................              $ 28,170    $  11,460   $  (5,866)   $ (13,072)  $   4,481   $  39,006  $ 1,441  $ 45,806
Amortization of reorganization value
 in excess of identifiable
 assets.....................                   --           --       21,771       37,322      37,322      15,551    9,330       --
Administrative expenses allocated
 from Samsonite.............                   --           --          --         1,095         --          --       --        --
Restructuring expenses (c)..                   --           --        2,103        5,917         --          --       --        --
Gain on insurance settlement
 (b)........................                   --           --          --           --          --       (1,980)     --        --
Gain on disposition of
 investment
 in affiliate (h)...........                   --           --          --           --          --          --       --    (31,098)
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
Adjusted income before
 interest and taxes.........                28,170       11,460      18,008       31,262      41,803      52,577   10,771    14,708
All other amortization......                 1,745          731         783        1,369       1,480       1,971      389       714
Depreciation................                 7,322        3,175       5,696        9,279       9,409      10,091    2,385     2,858
                                          --------    ---------   ---------    ---------   ---------   ---------  -------  --------
EBITDA (i)..................              $ 37,237    $  15,366   $  24,487    $  41,910   $  52,692   $  64,639  $13,545  $ 18,280
                                          ========    =========   =========    =========   =========   =========  =======  ========
Cash flow provided by (used
 in)
 operating activities.......              $ 23,124    $   4,230   $   8,773    $  12,437   $  13,366   $  16,533  $ 2,452  $ (4,545)
Cash flow provided by (used
 in) investing activities...              $ 30,923    $   8,320   $   3,246    $(18,412)   $(20,620)   $(26,965)  $   815  $  6,866
Cash flow provided by (used
 in)
 financing activities.......              $  8,851    $(86,070)   $(17,523)    $   5,430   $   4,788   $  15,825  $(2,523) $  2,403

                         JANUARY 31, JANUARY 31,     JANUARY 31,  JANUARY 31,  JANUARY 31,  APRIL 30,
                            1993       1994(J)         1995(J)      1996(J)      1997(J)      1997
                         ----------- -----------     -----------  -----------  -----------  ---------
                         PREDECESSOR
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Property, plant and
equipment, net..........   $45,326     $68,043         $68,974      $70,749      $78,740     $91,738
Total assets............   305,183     331,035(k)      303,431      292,570      337,362     389,884
Long-term debt and
 capital lease
 obligations (including
 current debt)..........    11,959     159,404(l)      114,635(m)    48,324(n)    48,645      52,132
Total liabilities.......   113,101     278,734(l)      255,187(m)   173,481(n)   163,722     192,353
Stockholders' equity....   192,082      52,301(k)(l)    48,244(m)   119,089(n)   173,640(o)  197,531

--------
IMPACT OF NONRECURRING ITEMS

  Included in Culligan's statements of operations subsequent to June 30,1993, are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with the adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The most significant adjustment relates to reorganization value in excess of identifiable assets which was amortized over a three-year period which ended in June 1996. In addition, the statement of operations for the year ended January 31, 1997 and the three months ended April 30, 1997 include certain items which are not expected to recur, including a gain on an insurance settlement associated with a fire at Culligan's Belgian facility in July 1993 and a gain on the disposition on an investment in an affiliate. Due to the significance of these items, and considering that they are either of a short duration or nonrecurring, management believes that it is useful to isolate their impact on the statement of operations. The after tax impact on net income is shown below. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

                                                                   THREE MONTHS
                                                    YEAR ENDED        ENDED
                                                 JANUARY 31, 1997 APRIL 30, 1997
                                                 ---------------- --------------
                                                     (DOLLARS IN THOUSANDS)
Amortization of reorganization value in excess
 of identifiable assets(d).....................      $(15,551)       $   --
Gain on insurance settlement, net of tax(f)....         1,204            --
Gain on disposition of investment in affiliate,           --          18,895
 net of tax(h).................................      --------        -------
                                                     $(14,347)       $18,895
                                                     ========        =======

--------
(a) In June 1993, Astrum International Corp. ("Astrum"), the predecessor of the Company's former parent Samsonite Corporation ("Samsonite"), completed a financial restructuring pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"). Effective June 30, 1993 and pursuant to SOP 90-7, Astrum and all its subsidiaries, including Culligan, were required to adjust their assets and liabilities to their fair ("Fresh Start") values. Due to the effect of SOP 90-7, amortization of intangible assets and interest expense (see notes (d) and (g) below) for the periods before and after June 30, 1993 are not comparable. The information for the predecessor company reflects activity occurring through June 30, 1993, prior to the effective date of the Plan.
(b) Administrative expenses allocated from Samsonite represent certain accounting and management services performed for the benefit of Culligan primarily related to Astrum's reorganization and the distribution of Culligan Common Stock to stockholders of Samsonite (the "Culligan Spin-Off"). In prior years, these services were not provided, and are not anticipated to recur on an on-going basis.
(c) Culligan implemented a plan to consolidate the production facilities and administrative functions of certain operations in Europe. The severance, other personnel related costs and facility shut-down expenses related to the restructuring resulted in charges in fiscal 1994 and fiscal 1995 of $2.1 million and $5.9 million, respectively.
(d) Amortization of intangible assets consists of the following:

                                                                SEVEN                                        THREE MONTHS
                            EXPECTED             FIVE MONTHS   MONTHS                                            ENDED
                             USEFUL  YEAR ENDED     ENDED       ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED    APRIL 30,
                              LIFE   JANUARY 31,  JUNE 30,   JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, -------------
                            (YEARS)     1993        1993        1994        1995        1996        1997      1996     1997
                            -------- ----------- ----------- ----------- ----------- ----------- ----------- -----------------
                                     PREDECESSOR PREDECESSOR
                                                                    (DOLLARS IN THOUSANDS)
Amortization of re-
 organization value
 in excess of iden-
 tifiable assets...                3      --         --        $21,771     $37,322     $37,322     $15,551   $ 9,930 $ --
Amortization of trademarks
 and other "Fresh
 Start" intangi-                          --         --            758       1,300       1,300       1,300       325   325
 bles..............               40   ------       ----       -------     -------     -------     -------   ------- -----
Total "Fresh Start"
 amortization......                       --         --         22,529      38,622      38,622      16,851     9,655   325
Amortization of
 goodwill..........         10 to 40    1,677        699           --           18         158         504        58   299
Amortization of
 other                                     68         32            25          51          22         167         6    90
 intangibles.......           3 to 9   ------       ----       -------     -------     -------     -------   ------- -----
 Total amortization
  of intangible                        $1,745       $731       $22,554     $38,691     $38,802     $17,522   $ 9,719 $ 714
  assets...........                    ======       ====       =======     =======     =======     =======   ======= =====

  "Fresh Start" amortization represents the expense arising solely as a result of "Fresh Start" accounting in accordance with SOP 90-7.

(e) Depreciation included in cost of goods sold and selling, general and administrative related to adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7 consists of the following.

                                                                              THREE
                               SEVEN                                         MONTHS
                              MONTHS                                          ENDED
                               ENDED    YEAR ENDED  YEAR ENDED  YEAR ENDED  APRIL 30,
                            JANUARY 31, JANUARY 31, JANUARY 31, JANUARY 31, ---------
                               1994        1995        1996        1997     1996 1997
                            ----------- ----------- ----------- ----------- ---- ----
                                             (DOLLARS IN THOUSANDS)
   "Fresh Start" deprecia-
    tion in cost of goods
    sold...................   $1,040      $1,414      $1,077       $603     $256 $ 75
   "Fresh Start" deprecia-
    tion in selling, gen-
    eral and                     520         707         539        301      128   38
    administrative.........   ------      ------      ------       ----     ---- ----
   Total "Fresh Start" de-    $1,560      $2,121      $1,616       $904     $384 $113
    preciation.............   ======      ======      ======       ====     ==== ====

  Property and equipment revalued in connection with the adoption of SOP 90-7 are being depreciated over their respective estimated useful lives, primarily ranging from two to six years.

(f) Other income, net for fiscal 1997 includes a gain of approximately $2 million on an insurance settlement associated with a fire at Culligan's Belgian facility in July 1993.

(g) Interest expense for periods subsequent to June 30, 1993 includes interest on the $150 million note payable to Samsonite issued in connection with Astrum's reorganization. A principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan on December 1, 1994 and January 31, 1995, respectively, reduced the outstanding principal during fiscal 1995. During July 1995, borrowings under a $150 million credit facility entered into by Culligan in July 1995 (the "Culligan Credit Facility") were used to repay in full the outstanding balance of the note payable to Samsonite (the "Refinancing").

(h) On March 15, 1997, Culligan disposed of its investment in Anvil Holdings, Inc. for total cash proceeds of approximately $51 million. The transaction, which included repayment of outstanding accrued interest receivable and dividends resulted in a pre-tax gain of approximately $31 million.

(i) EBITDA is defined as income before interest and taxes, restructuring expense and administrative expenses allocated from Samsonite plus depreciation and amortization. Culligan believes that EBITDA provides useful information regarding liquidity. The computation of EBITDA as presented may not be comparable to computations presented by other companies. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

(j) Includes the effects of SOP 90-7 "Fresh Start" reporting recorded at June 30, 1993, net of depreciation and amortization. Pursuant to SOP 90-7, the net book value of property and equipment was increased by $28 million, intangible and other assets were increased by $110 million, and a deferred tax liability of $35 million was recorded. In addition, in June 1993, Culligan issued a subordinated note payable to Samsonite in the amount of $150 million.

(k) At January 31, 1994, cash decreased $91 million primarily as a result of payments of dividends and intercompany payables in connection with Astrum's reorganization.

(l) During fiscal 1994, Culligan paid dividends to Samsonite of $76 million. In addition, the effects of "Fresh Start" reporting recorded at June 30, 1993, net of the impact of issuing the $150 million note payable to Samsonite, reduced equity capital by approximately $47 million.

(m) During fiscal 1995, a principal payment of $20 million to Samsonite and a $30 million contribution by Samsonite to equity capital of Culligan were made on December 1, 1994 and January 31, 1995, respectively, related to the note payable to Samsonite.

(n) During fiscal 1996, Culligan completed the sale of 4,025,000 shares of common stock. Net proceeds included in equity capital at January 31, 1996 are approximately $85 million. Culligan used such proceeds to repay borrowings under the Culligan Credit Facility. Also during fiscal 1996, prior to the Culligan Spin-Off, Samsonite contributed approximately $5 million to equity capital of Culligan.

(o) During fiscal 1997, Culligan issued additional shares of common stock upon the exercise of overallotment options granted to underwriters in connection with a secondary public offering of shares of Culligan's common stock. The net proceeds included in equity capital at January 31, 1997 are approximately $32 million which includes proceeds from the exercise of stock options by one of the selling stockholders in the offering. In addition, as a result of the exercise of stock options, Culligan recognized an income tax benefit of approximately $7.5 million which it recorded as additional paid-in-capital during fiscal 1997.

     CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Condensed Pro Forma Combined Financial Information illustrates the pro forma effect of the Merger and has been derived from, or prepared on a basis consistent with, the unaudited pro forma financial information included elsewhere in this Joint Proxy Statement/Prospectus. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION." This information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Merger had occurred at the assumed dates indicated, nor is it necessarily indicative of the future operating results or financial position of Culligan. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                            YEAR ENDED JANUARY 31, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                       DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................... $371,018  $68,650    $   (827)   $438,841
Operating income (loss)............. $ 33,983  $12,360    $ (3,182)   $ 43,161
Net income (loss)................... $ 15,885  $ 8,163    $ (4,061)   $ 19,987
Net income (loss) per share......... $   0.74      n/a         n/a    $   0.80
                                         THREE MONTHS ENDED APRIL 30, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                       DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................... $ 99,403  $18,721    $     --    $118,124
Operating income (loss)............. $ 14,084  $ 3,267    $   (542)   $ 16,809
Net income (loss)................... $ 26,592  $ 2,214    $   (856)   $ 27,950
Net income (loss) per share......... $   1.20      n/a         n/a    $   1.09
                                                 AT APRIL 30, 1997
                                     ------------------------------------------
                                                WATER
                                              FILTRATION   MERGER
                                     CULLIGAN  BUSINESS  ADJUSTMENTS PRO FORMA
                                     -------- ---------- ----------- ----------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total current assets................ $175,242  $20,844    $     --    $196,086
Total assets........................ $389,884  $41,660    $122,577    $554,121
Total current liabilities........... $ 99,698  $ 8,594    $  1,163    $109,455
Total long-term liabilities......... $ 92,655  $ 2,006    $ 25,000    $119,661
Total stockholders' equity.......... $197,531  $31,060    $ 96,414    $325,005
Total liabilities and stockholders'
equity.............................. $389,884  $41,660    $122,577    $554,121

                AMETEK SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical consolidated financial information for AMETEK for each of the years in the five-year period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996. The selected historical financial information for each of the five years in the period ended December 31, 1996 has been derived from AMETEK's audited consolidated financial statements. The table should be read in conjunction with AMETEK's audited consolidated financial statements (including the notes thereto) and financial information contained in the AMETEK 10-K. The selected historical consolidated financial information as of and for each of the three-month periods ended March 31, 1997 and 1996 were derived from unaudited financial statements of AMETEK, and should be read in conjunction with AMETEK's quarterly report on Form 10-Q for the three months ended March 31, 1997. In the opinion of AMETEK's management, the selected consolidated financial information as of and for the three-month periods ended March 31, 1997 and 1996 include all adjustments (which consist of normal recurring accruals) necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                     AMETEK

                           THREE MONTHS
                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                          ----------------  ---------------------------------------
                           1997     1996     1996    1995    1994     1993    1992
                          -------  -------  ------  ------  -------  ------  ------
                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $ 221.2  $ 227.6  $868.7  $837.5  $ 774.7  $701.8  $738.7
Costs and expenses(a)...    196.2    204.1   773.6   748.2    699.4   703.1   662.1
                          -------  -------  ------  ------  -------  ------  ------
Operating income (loss).     25.0     23.5    95.1    89.3     75.3    (1.3)   76.6
Other expenses, net(a)..     (3.4)    (4.3)  (16.4)  (20.0)   (17.5)  (11.3)  (12.5)
                          -------  -------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations
before taxes............     21.6     19.2    78.7    69.3     57.8   (12.6)   64.1
Provision for (benefit
from) income taxes......      7.9      7.0    27.5    25.5     21.2    (4.5)   21.3
                          -------  -------  ------  ------  -------  ------  ------
Income (loss) from
continuing operations...     13.7     12.2    51.2    43.8     36.6    (8.1)   42.8
Special items(b)........      --       --      --      8.5     (5.6)     .8     1.6
                          -------  -------  ------  ------  -------  ------  ------
Net income (loss)(a)....  $  13.7  $  12.2  $ 51.2  $ 52.3  $  31.0  $ (7.3) $ 44.4
                          =======  =======  ======  ======  =======  ======  ======
Earnings per share:
  Income (loss) from
  continuing
  operations(a).........  $   .42  $   .37  $ 1.57  $ 1.31  $   .99  $ (.18) $  .97
  Special items(b)......      --       --      --      .25     (.15)    .01     .04
                          -------  -------  ------  ------  -------  ------  ------
  Net income (loss).....  $   .42  $   .37  $ 1.57  $ 1.56  $   .84  $ (.17) $ 1.01
                          =======  =======  ======  ======  =======  ======  ======
Dividends declared and
paid per share..........  $   .06  $   .06  $  .24  $  .24  $   .24  $  .57  $  .68
                          =======  =======  ======  ======  =======  ======  ======
BALANCE SHEET DATA (AT
PERIOD END):
Working capital of
continuing operations...  $  74.7  $  47.2  $ 61.0  $ 38.7  $  80.5  $143.1  $194.0
Total assets............  $ 545.2  $ 549.6  $537.9  $526.7  $ 494.2  $556.1  $596.6
Short-term debt.........  $  41.6  $  68.5  $ 31.8  $ 56.4  $  11.8  $ 14.5  $ 19.7
Long-term debt..........  $ 150.3  $ 150.4  $150.3  $150.4  $ 190.3  $172.4  $187.2
Stockholders' equity....  $ 136.4  $  94.1  $129.5  $ 87.1  $  73.2  $165.3  $210.3
ADDITIONAL FINANCIAL DA-
 TA:
Depreciation and
amortization............  $   8.5  $   9.1  $ 34.9  $ 34.5  $  35.5  $ 33.7  $ 34.6
Capital expenditures....  $   7.3  $   6.4  $ 41.2  $ 31.7  $  22.8  $ 35.8  $ 23.8
Cash provided by (used
for) operating
activities..............  $  (1.3) $  (2.0) $ 74.7  $ 65.4  $ 114.6  $ 62.7  $ 73.9
Cash used for investing
activities..............  $  (8.6) $  (7.5) $(41.5) $(28.7) $  (9.9) $(29.4) $(11.3)
Cash provided by (used
for) financing
activities..............  $   9.7  $   5.8  $(37.2) $(36.9) $(137.9) $(52.0) $(38.4)
EBITDA(c)...............  $  34.5  $  33.0  $131.4  $123.7  $ 113.1  $ 88.8  $112.4
Ratio of EBITDA to
interest expense(c).....     7.6x     6.6x    6.8x    5.8x     4.9x    5.0x    5.6x
Ratio of debt to
EBITDA(c)...............     1.4x     1.7x    1.4x    1.7x     1.8x    2.1x    1.8x
Ratio of earnings to
fixed charges(d)........     5.2x     4.4x    4.6x    4.0x     3.3x   --(d)    3.9x

--------
(a) Amounts in 1993 include pre-tax charges totaling $54.9 million ($33.5 million after tax, or $.77 per share) for restructuring and other unusual items.

(b) Special items in 1995 include a $10.4 million ($.31 per share) gain from the sale of a discontinued operation and a $2.7 million ($.08 per share) after-tax loss related to debt agreements. Amounts in 1994 include an $11.8 million ($.32 per share) after-tax loss on the early extinguishments of debt and an after-tax gain of $3.8 million ($.11 per share) from the effect of a change in accounting for certain marketable securities.

(c) EBITDA represents income from continuing operations before interest, taxes, depreciation and amortization, amortization of deferred financing costs, and nonrecurring items. It should not be considered, however, an alternative to operating income as an indicator of AMETEK's operating performance, or as an alternative to cash flow as a measure of AMETEK's overall liquidity as presented in AMETEK's financial statements. The EBITDA measure presented may not be comparable to other similar titled measures presented by other companies.

(d) For purposes of calculating the ratio of earnings to fixed charges, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the estimated component of operating lease expenses representing interest (assumed to be one-third). Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $13.5 million.

                     THE WATER FILTRATION BUSINESS SELECTED
                       COMBINED HISTORICAL FINANCIAL DATA

  The following selected combined historical financial data of the Water Filtration Business of AMETEK after the Spin-Off (the Water Filtration Business) as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, are derived from the audited Combined Financial Statements of the Water Filtration Business. The selected historical combined financial data as of and for the three-month periods ended March 31, 1997 and 1996 and for the years ended December 31, 1994, 1993 and 1992, are derived from unaudited financial statements, which include all adjustments which are of a normal recurring nature and which, in the opinion of management, are necessary for a fair presentation of the results of the periods presented. Results of operations for the interim periods may not be indicative of results for the full year. The selected combined financial data set forth below should be read in conjunction with the Combined Financial Statements of the Water Filtration Business and the accompanying notes included elsewhere herein, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE WATER FILTRATION BUSINESS" contained elsewhere herein and the AMETEK historical consolidated financial statements and the accompanying notes contained in the AMETEK 10-K and AMETEK's quarterly report on Form 10-Q for the three months ended March 31, 1997, which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "INDEX TO COMBINED FINANCIAL STATEMENTS." This information should also be read in conjunction with the Culligan unaudited pro forma financial information and accompanying notes thereto included elsewhere herein. See "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                         THE WATER FILTRATION BUSINESS
                      (a wholly owned business of AMETEK)

                          THREE MONTHS
                         ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                         ----------------  ----------------------------------------
                          1997     1996     1996     1995    1994    1993    1992
                         -------  -------  -------  ------- ------- ------- -------
                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............... $18,721  $18,499  $68,650  $55,643 $54,086 $50,419 $39,648
Costs and expenses......  15,454   14,855   56,290   44,820  42,162  42,083  30,878
                         -------  -------  -------  ------- ------- ------- -------
Operating income........   3,267    3,644   12,360   10,823  11,924   8,336   8,770
Other income (expense),
net.....................      (5)      (1)      (9)      32      17       8      20
                         -------  -------  -------  ------- ------- ------- -------
Income before income
taxes...................   3,262    3,643   12,351   10,855  11,941   8,344   8,790
Provision for income
taxes...................   1,048    1,299    4,188    3,857   4,210   3,057   3,139
                         -------  -------  -------  ------- ------- ------- -------
Net income.............. $ 2,214  $ 2,344  $ 8,163  $ 6,998 $ 7,731 $ 5,287 $ 5,651
                         =======  =======  =======  ======= ======= ======= =======
BALANCE SHEET DATA (AT
PERIOD END):
Working capital......... $12,251  $12,955  $10,626  $ 9,503 $ 7,856 $ 6,694 $ 7,072
Total assets............ $41,660  $41,266  $39,257  $37,522 $29,162 $28,093 $25,042
Long-term notes payable
(including  current
portion)................ $   363  $   306  $   343  $   311 $   313 $    -- $    --
Net worth............... $31,060  $31,307  $29,707  $29,868 $21,868 $20,159 $19,165
ADDITIONAL FINANCIAL
DATA:
Depreciation and
amortization............ $   595  $   545  $ 2,247  $ 1,657 $ 1,625 $ 1,783 $ 1,427
Capital expenditures.... $   675  $   283  $ 2,169  $ 2,404 $ 2,434 $ 3,279 $   814

              NEW AMETEK UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma condensed consolidated statement of income of New Ametek for the three month period ended March 31, 1997, and for the year ended December 31, 1996, and the unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 are derived by eliminating the Water Filtration Business from the historical cost financial statements of AMETEK and are presented as if the Spin-Off and the Merger had occurred on January 1, 1996 for the pro forma statement of income and on March 31, 1997 for the pro forma balance sheet. In connection with the Spin-Off and the Merger, AMETEK will transfer to New Ametek all of AMETEK's assets and liabilities, except for those assets and certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK, and all of the outstanding shares of New Ametek Common Stock will be distributed on a share for share basis to the holders of AMETEK Common Stock.

  The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of either (i) the financial condition or operating results that would have occurred for the three-month period ended on March 31, 1997 or for the year ended December 31, 1996 in the case of the pro forma condensed consolidated statement of income, or on March 31, 1997, in the case of the pro forma condensed consolidated balance sheet, or (ii) New Ametek's future operating results or financial position. The pro forma adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon estimates and assumptions that management believes are reasonable.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1997

                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA        NEW AMETEK
                          HISTORICAL      BUSINESS (A)      ADJUSTMENTS       PRO FORMA
                          ----------  --------------------- -----------       ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $  221,176        $(18,721)           --            $  202,455
Costs and expenses......     196,129         (15,454)          $(38)(b)          180,637
                          ----------        --------           ----           ----------
Operating income........      25,047          (3,267)            38               21,818
Other income (expenses),
 net....................      (3,406)              5            439 (b), (c)      (2,962)
                          ----------        --------           ----           ----------
Income from continuing
 operations before
 income taxes...........      21,641          (3,262)           477               18,856
Provision for income
 taxes..................       7,975          (1,048)           172 (d)            7,099
                          ----------        --------           ----           ----------
Income from continuing
 operations.............  $   13,666        $ (2,214)          $305           $   11,757
                          ==========        ========           ====           ==========
Earnings per share from
 continuing operations..  $     0.42             n/a            n/a           $     0.36
                          ==========        ========           ====           ==========
Average common shares
 outstanding............  32,739,097             n/a            n/a           32,739,097
                          ==========        ========           ====           ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                      PRO FORMA ELIMINATION
                            AMETEK     OF WATER FILTRATION   PRO FORMA        NEW AMETEK
                          HISTORICAL      BUSINESS (A)      ADJUSTMENTS       PRO FORMA
                          ----------  --------------------- -----------       ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............    $868,661        $(68,650)             --            $800,011
Costs and expenses......     773,603         (56,290)         $ (145)(b)         717,168
                          ----------        --------          ------          ----------
Operating income........      95,058         (12,360)            145              82,843
Other income (expenses),
 net....................     (16,398)              9           1,678 (b),(c)     (14,711)
                          ----------        --------          ------          ----------
Income from continuing
 operations before
 income taxes...........      78,660         (12,351)          1,823              68,132
Provision for income
 taxes..................      27,470          (4,188)            711 (d)          23,993
                          ----------        --------          ------          ----------
Income from continuing
 operations.............    $ 51,190        $ (8,163)         $1,112            $ 44,139
                          ==========        ========          ======          ==========
Earnings per share from
 continuing operations..       $1.57             n/a             n/a               $1.35
                          ==========        ========          ======          ==========
Average common shares
 outstanding............  32,670,726             n/a             n/a          32,670,726
                          ==========        ========          ======          ==========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        AMETEK HISTORICAL AND NEW AMETEK
                         UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

                                    PRO FORMA ELIMINATION
                           AMETEK    OF WATER FILTRATION   PRO FORMA             NEW AMETEK
                         HISTORICAL      BUSINESS(A)      ADJUSTMENTS            PRO FORMA
                         ---------- --------------------- -----------            ----------
                                         (DOLLARS IN THOUSANDS)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  2,841        $   (938)        $    489 (e)           $  2,392
  Marketable securities.     7,702              --               --                  7,702
  Receivables, less
   allowance for
   possible losses......   140,178         (12,244)              --                127,934
  Inventories...........    93,257          (6,848)              --                 86,409
  Deferred income taxes.    11,023             (94)              --                 10,929
  Other current assets..     7,142            (720)            (251)(f)              6,171
                          --------        --------         --------               --------
    Total current
     assets.............   262,143         (20,844)             238                241,537
Property, plant and
 equipment, net.........   188,140         (17,600)              --                170,540
Other assets............    94,878          (3,216)              --                 91,662
                          --------        --------         --------               --------
                          $545,161        $(41,660)        $    238               $503,739
                          ========        ========         ========               ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings
   and current portion
   of long-term debt....  $ 41,629        $   (363)        $(24,672)(e),(g)       $ 16,594
  Accounts payable......    74,761          (4,396)              --                 70,365
  Income taxes..........    13,795            (107)            (788)(d)             12,900
  Accrued liabilities...    57,273          (3,728)           6,177 (e),(f)         59,722
                          --------        --------         --------               --------
    Total current
     liabilities........   187,458          (8,594)         (19,283)               159,581
Long-term debt..........   150,270              --               --                150,270
Deferred income taxes
 and credits............    34,055          (1,606)              --                 32,449
Other long-term
 liabilities............    36,965            (400)              --                 36,565
Stockholders' equity:
  Preferred stock, $1.00
   par value;
   authorized: 5,000,000
   shares; none issued..        --              --               --                     --
  Common stock, $0.01
   par value,
   authorized:
   100,000,000 shares;
   issued: 34,208,095
   historical shares and
   32,759,325 pro forma
   shares...............       342              --              (14)(h)                328
  Capital in excess of
   par value............     1,371              --           (1,371)(h)                 --
  Retained earnings.....   169,543         (32,230)           6,934 (f),(g),(h)    144,247
                          --------        --------         --------               --------
                           171,256         (32,230)           5,549                144,575
Net unrealized losses...   (20,871)          1,170               --                (19,701)
Less: Cost of 1,448,770
    historical shares
    and zero pro forma
    shares held in the
    treasury............   (13,972)             --           13,972 (h)                 --
                          --------        --------         --------               --------
  Total stockholders'
   equity...............   136,413         (31,060)          19,521                124,874
                          --------        --------         --------               --------
                          $545,161        $(41,660)        $    238               $503,739
                          ========        ========         ========               ========

 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

    NOTES TO AMETEK HISTORICAL AND NEW AMETEK UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(a) The elimination of the Water Filtration Business is based on the assumption that the Spin-Off and the Merger, which are subject to AMETEK stockholder approval, took place as of January 1, 1996 for the pro forma income statement, and as of March 31, 1997 for the pro forma balance sheet. The statement of income and the balance sheet of the Water Filtration Business were derived from AMETEK's historical cost financial accounts and include certain allocations based upon methods considered reasonable by AMETEK's management. The financial statements of the Water Filtration Business referred to above were prepared in contemplation of the Merger.
(b) To eliminate certain costs and expenses of AMETEK which were associated with the removal of the Water Filtration Business, and to reclassify certain commissions from other income to cost of sales.
(c) To reflect the elimination of interest expense on debt of $25 million assumed to be retained by AMETEK in connection with the Contributions.
(d) To record estimated income taxes on the pro forma adjustments at statutory rates.
(e) To record the settlement of intra-company loans and fees due AMETEK by the Water Filtration Business.
(f) To reflect estimated fees and other expenses New Ametek expects to incur in 1997 in connection with the divestiture of the Water Filtration Business, and recognize the related income tax benefit on such fees and expenses. Such fees and expenses have not been reflected in the pro forma condensed consolidated statement of income because they are non-recurring.
(g) To reflect the assumed retention of $25 million of debt by AMETEK in connection with the Contributions.
(h) To retire the issued treasury shares of AMETEK in accordance with the provisions of the Merger Agreement.

               COMPARATIVE PER SHARE DATA OF CULLIGAN AND AMETEK

CULLIGAN PRO FORMA PER COMMON SHARE DATA

  The following table sets forth for Culligan Common Stock certain historical and pro forma combined and pro forma equivalent per share financial information for the year ended January 31, 1997 and the three-month period ended April 30, 1997. The pro forma combined amounts included in the table below are based on the purchase method of accounting and a preliminary allocation of the purchase price. The following information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Culligan and AMETEK, which have been incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." This information should also be read in conjunction with the Combined Financial Statements and accompanying notes of the Water Filtration Business included elsewhere herein, and the pro forma financial information and accompanying notes set forth under "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                                         THREE MONTHS ENDED      YEAR ENDED
                                           APRIL 30, 1997     JANUARY 31, 1997
                                         ------------------- -------------------
                                                    CULLIGAN            CULLIGAN
                                          CULLIGAN    PRO     CULLIGAN    PRO
                                         HISTORICAL  FORMA   HISTORICAL  FORMA
                                         ---------- -------- ---------- --------
   Earnings per common share............   $1.20     $ 1.09    $0.74     $ 0.80
   Dividends per common share...........     n/a        n/a      n/a        n/a
                                          AT APRIL 30, 1997  AT JANUARY 31, 1997
                                         ------------------- -------------------
   Book value per common share..........   $9.24     $13.08    $8.14     $12.14

EQUIVALENT AMETEK AND CULLIGAN PRO FORMA PER COMMON SHARE DATA

  The following table sets forth for AMETEK Common Stock certain per share historical financial information, and for Culligan and New Ametek, certain per share pro forma financial information for the three- month period ended March 31, 1997 and for the year ended December 31, 1996 as to AMETEK, and for the three-month period ended April 30, 1997 and for the year ended January 31, 1997 as to Culligan. The pro forma Culligan information is derived by multiplying the Culligan pro forma earnings, dividends, and book value per share by an assumed Merger consideration per share ratio of .11 shares of Culligan Common Stock for each share of AMETEK Common Stock. The pro forma New Ametek information is derived by multiplying the New Ametek pro forma earnings and book value per share by the distribution ratio of one share of New Ametek Common Stock for each share of AMETEK Common Stock.

  The following information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements and the accompanying notes contained in the AMETEK 10-K, which are incorporated herein by reference, and Culligan's Unaudited Pro Forma Financial Information and the accompanying notes and New Ametek's Unaudited Pro Forma Financial Information and the accompanying notes included elsewhere herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                     EQUIVALENT PER SHARE DATA
                         ---------------------------------------------------------------------------------
                                                 THREE MONTHS
                             THREE MONTHS            ENDED            YEAR ENDED           YEAR ENDED
                         ENDED MARCH 31, 1997    APRIL 30, 1997    DECEMBER 31, 1996    JANUARY 31, 1997
                         --------------------- ----------------- --------------------- -------------------
                           AMETEK   NEW AMETEK     CULLIGAN        AMETEK   NEW AMETEK      CULLIGAN
                         HISTORICAL PRO FORMA      PRO FORMA     HISTORICAL PRO FORMA       PRO FORMA
                         ---------- ---------- ----------------- ---------- ---------- -------------------
Earnings per common
 share from continuing
 operations.............   $0.42      $0.36          $0.12         $1.57      $1.35           $0.09
Dividends per common
 share..................   $0.06      $0.06            n/a         $0.24      $0.24             n/a
                           AT MARCH 31, 1997   AT APRIL 30, 1997 AT DECEMBER 31, 1996  AT JANUARY 31, 1997
                         --------------------- ----------------- --------------------- -------------------
                           AMETEK   NEW AMETEK     CULLIGAN        AMETEK   NEW AMETEK
                         HISTORICAL PRO FORMA      PRO FORMA     HISTORICAL PRO FORMA  CULLIGAN PRO FORMA
                         ---------- ---------- ----------------- ---------- ---------- -------------------
Book value per common
share...................   $4.16      $3.81          $1.44         $3.96      $3.68           $1.34

                                 RISK FACTORS

  In addition to the other information set forth in this Joint Proxy Statement/Prospectus, the following factors should be considered by the holders of AMETEK Common Stock before voting on the proposals herein. This Joint Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth under "RISK FACTORS" and elsewhere in this Joint Proxy Statement/Prospectus.

RISKS ASSOCIATED WITH THE MERGER

  Expected Benefits of Combined Business May Not Be Achieved. There can be no assurance that the expected benefits of the Merger related to the combined businesses as described under "REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD" will be achieved. The integration of the two water filtration businesses may present management challenges and there can be no assurance that such actions needed to meet these challenges will be successfully accomplished within a specified period of time.

  Changes in Value of Merger Consideration Per Share. The stock price of Culligan Common Stock at the Effective Time may vary from the prices as of the date of execution of the Merger Agreement, the date hereof, or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of Culligan or AMETEK, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio is based on a fixed-price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. See "THE MERGER AGREEMENT-- Conversion of AMETEK Common Stock."

RISKS WHICH CURRENTLY APPLY TO CULLIGAN

  Significant Non-Cash Charges of Culligan; Reported Losses. As a result of the emergence from bankruptcy of Culligan's former parent (the "Former Parent") in June 1993, the Former Parent and all its subsidiaries, including Culligan, were required to adjust their assets and liabilities to reflect their fair values. The reorganization value in excess of identifiable assets of Culligan, which was $112 million at the time of the Former Parent's emergence from bankruptcy, was amortized through charges to the consolidated statement of operations over a three year period that ended in June 1996. While these amounts represent non-cash charges, they have had an adverse effect on reported results of operations in fiscal years 1995, 1996 and 1997. The losses so reported as a result of the amortization of these charges have had a similar effect on reported stockholders' equity. See "SUMMARY CONDENSED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION." The Merger will result in substantial goodwill (estimated to be approximately $118.6 million) which is expected to be amortized on a straight line basis over a 40-year period.

  General Business Strategy. Culligan's business strategy includes initiatives to increase advertising expenditures, expand its distribution network in both new and existing markets, expand its direct sales force, develop new products, make strategic acquisitions of businesses, products and technology, introduce existing products and technologies into its new markets and distribution channels and introduce new products and services internationally. Culligan's strategic plan should be considered in light of the risks, expenses and difficulties frequently encountered in growing a business enterprise. Culligan expects to incur significant costs in attempting to implement the initiatives described above. The success in implementing those initiatives will depend on numerous factors, many of which are beyond Culligan's control, including economic, competitive and other conditions and uncertainties and no assurance can be given that Culligan will be successful in implementing its business strategy. Culligan's growth strategy is expected to require greater capital for its successful execution than Culligan has previously required. There can be no assurance that Culligan will grow as desired.

  Acquisition Strategy. Culligan's business strategy depends in part on its ability to effect acquisitions in the fragmented water purification and treatment industry. Culligan continually explores acquisition opportunities. The purchase price for potential acquisitions, which could involve consideration substantially in excess of amounts previously paid by Culligan for acquisitions, may be paid in cash, through the issuance of Culligan Common Stock (which would increase the number of shares of Culligan Common Stock outstanding) or other securities of Culligan, borrowings, or a combination thereof. There can be no assurance that Culligan will be able to make acquisitions on terms favorable to Culligan. With respect to recently completed and potential future acquisitions, Culligan may encounter various associated risks, including the possible inability to integrate an acquired business into Culligan's manufacturing systems, increased goodwill amortization, increased leverage, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on Culligan's operations and financial performance.

  Competition. The markets in which Culligan competes are highly competitive. Culligan competes with many domestic and international companies in its global markets. The principal methods of competition in the markets in which Culligan competes are distribution capabilities, product specifications, product knowledge and reputation, technology, service and price. Culligan has a significant number of competitors, some of which have greater resources than Culligan.

  Technological and Regulatory Change. The water purification and treatment business is characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for Culligan's products and services. Changes in regulatory or industrial requirements may render certain of Culligan's purification and treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. Culligan's ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in Culligan's ability to grow and to remain competitive. There can be no assurance that Culligan will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, Culligan is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly.

  Risks Associated with International Operations. Approximately 36% of Culligan's net sales for fiscal 1997 were derived from operations conducted outside of the United States. Culligan's operations may be affected by economic, political and governmental conditions in some of the countries where Culligan has manufacturing facilities and where its products are marketed. In addition, changes in economic or political conditions in any of the countries in which Culligan operates could result in unfavorable exchange rates, new or additional currency or exchange controls or other restrictions being imposed on the operations of Culligan. Similarly, Culligan's operations may be adversely affected by significant fluctuations in the value of the United States dollar against certain foreign currencies, and the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds.

  Restrictive Covenants. Culligan's credit facility requires it to achieve and maintain certain financial ratios. In addition, the credit facility contains numerous financial and operating covenants, including restrictions on the ability of Culligan to incur indebtedness, to merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets and to create, incur or permit the existence of certain liens. Such financial ratios, restrictions and covenants may affect the operating flexibility of Culligan. Further, the failure to maintain the ratios or to comply with the covenants would result in a default and permit the lenders under the credit facility to accelerate the maturity of the indebtedness governed by the credit facility and related instruments.

  Controlling Stockholders. Prior to giving effect to the Merger, affiliates of Apollo Advisors, L.P. (collectively "Apollo") beneficially own approximately 34% of the outstanding Culligan Common Stock (approximately 29% after giving effect to the Merger). By reason of such percentage ownership, Apollo may have significant control over the management and policies of Culligan. The level of ownership of the outstanding Culligan Common Stock by Culligan's principal stockholders may have the effect of making more difficult or of discouraging, absent the support of such stockholders, a proxy contest, a merger involving Culligan, a tender offer, an open market purchase program or other purchases of the Culligan Common Stock that could give holders of such stock the opportunity to realize a premium over the then-prevailing market price for their shares of the Culligan Common Stock.

  Certain Anti-Takeover Provisions. Certain provisions of the Culligan Certificate and By-Laws, together or separately, may discourage potential acquisition proposals, delay or prevent a change in control of Culligan and limit the price that certain investors might be willing to pay in the future for shares of the Culligan Common Stock. These provisions include a classified board of directors, a stockholder rights plan, the ability to issue, without further stockholder approval, preferred stock with rights and privileges which would be senior to the Culligan Common Stock and advance notice procedures for stockholders to nominate candidates for election as directors of Culligan and submit proposals for consideration at stockholders' meetings. See "DESCRIPTION OF CULLIGAN CAPITAL STOCK" and "COMPARISON OF RIGHTS OF STOCKHOLDERS."

  Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of Culligan Common Stock, or the availability of Culligan Common Stock for future sales, will have on the market price of the Culligan Common Stock prevailing from time to time. Sales in the public market of substantial amounts of Culligan Common Stock (including shares of Culligan Common Stock acquired upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Culligan Common Stock.

  Dividend Policy. Culligan currently anticipates that it will not pay cash dividends on shares of Culligan Common Stock in the foreseeable future. The payment of dividends will be a business decision to be made by the Culligan Board from time to time based on such considerations as the Culligan Board deems relevant, will be payable only out of funds legally available under the Delaware General Corporation Law (the "DGCL") and will be subject to any restrictions which may be contained in Culligan's debt instruments. The payment of dividends on Culligan Common Stock is currently limited by the Culligan Credit Facility.

RISKS RELATING TO NEW AMETEK

  For a discussion of certain risks relating to the business and operations of New Ametek, including, among others, dependence on several customers, potential environmental liability and certain risks associated with international operations, see "RISK FACTORS" in the New Ametek Information Statement included as Appendix E hereto.

                          THE AMETEK SPECIAL MEETING

DATE, TIME AND PLACE; PURPOSE OF MEETING

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the AMETEK Board for use at the AMETEK Special Meeting. The AMETEK Special Meeting will be held on July 30, 1997 at The Ritz-Carlton Hotel, 17th and Chestnut Streets, at Liberty Place, Philadelphia, Pennsylvania 19103 at 2:00 p.m., local time. The AMETEK Special Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, (ii) elect eight directors to hold office for the terms specified in this Joint Proxy Statement/Prospectus and until their successors are elected and qualified, (iii) approve the appointment of Ernst & Young LLP as independent auditors for the year 1997 and (iv) transact such other business as may properly come before the AMETEK Special Meeting or any adjournments or postponements thereof.

  Management of AMETEK knows of no matters to be brought before the AMETEK Special Meeting other than those referred to herein. If any other business should properly come before the AMETEK Special Meeting other than those referred to herein, the persons named in the proxy will vote in accordance with their best judgment.

  THE AMETEK BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE DISTRIBUTION AGREEMENT, THE MERGER AND THE SPIN-OFF, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

RECORD DATE

  The AMETEK Board has fixed the close of business on June 25, 1997 as the AMETEK Record Date. Only the holders of record of the outstanding shares of AMETEK Common Stock on the AMETEK Record Date will be entitled to notice of, and to vote at, the AMETEK Special Meeting and any adjournments or postponements thereof. At the AMETEK Record Date, 32,925,601 shares of AMETEK Common Stock were outstanding and entitled to vote. There were, in addition, 1,282,494 issued shares held by AMETEK in its treasury which, while so held, cannot be voted. The presence, in person or by proxy, of a majority of the aggregate number of shares of AMETEK Common Stock outstanding and entitled to vote on the AMETEK Record Date is necessary to constitute a quorum at the AMETEK Special Meeting.

PROXIES; VOTING AND REVOCATION

  Shares of AMETEK Common Stock, represented by a properly executed proxy received prior to the vote at the AMETEK Special Meeting and not revoked, will be voted at the AMETEK Special Meeting as directed in the proxy. If a proxy is submitted and no directions are given, the proxy will be voted for the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, and for the additional proposals referred to herein. AMETEK intends to count shares of AMETEK Common Stock present in person at the AMETEK Special Meeting but not voting, and shares of AMETEK Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the AMETEK Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of AMETEK Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, such nonvoting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off without specific instructions from such customers. The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the AMETEK Savings and Investment Plan. Shares for which no instructions are received by the trustee will be voted in the same proportion as the shares for which the trustee receives instructions. Therefore, it is imperative to the consummation of the Merger that you return your proxy card. The AMETEK Board and management recommend you vote FOR on all items on the proxy.

  Each share of AMETEK Common Stock is entitled to one vote with respect to the proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the AMETEK Special Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off will be voted in favor of any such adjournment or postponement. Votes are tabulated at the AMETEK Special Meeting by inspectors of election.

  A stockholder of record may revoke a proxy at any time prior to its being voted by filing an instrument of revocation with Donna F. Winquist, Corporate Secretary of AMETEK (AMETEK, Inc., Station Square, Paoli, Pennsylvania 19301), by filing a duly executed proxy bearing a later date, or by appearing at the AMETEK Special Meeting in person, notifying the Corporate Secretary, and voting by ballot at the AMETEK Special Meeting. Any stockholder of record attending the AMETEK Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary of AMETEK) of a stockholder at the AMETEK Special Meeting will not constitute revocation of a previously given proxy. In addition, stockholders who hold shares of AMETEK Common Stock that are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the AMETEK Special Meeting.

REQUIRED VOTES; PRINCIPAL STOCKHOLDERS

  The affirmative vote of the holders of a majority of shares of AMETEK Common Stock issued, outstanding and entitled to vote at the AMETEK Special Meeting is necessary to approve and adopt the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off. Such approval by holders of AMETEK Common Stock is a condition to the consummation of the Spin-Off and the Merger.

  As of the AMETEK Record Date, 32,925,601 shares of AMETEK Common Stock were outstanding and entitled to vote. Of such shares, 1,656,142 , or approximately 5.0%, were held by directors and executive officers of AMETEK, its subsidiaries and their respective affiliates, all of which they intend to vote for approval of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off.

  Information with respect to beneficial ownership of AMETEK Common Stock by entities owning more than 5.0% of such stock and more detailed information with respect to beneficial ownership of AMETEK Common Stock by AMETEK directors and executive officers are incorporated by reference to the AMETEK 10-K. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Such information is also set forth in the section entitled "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS--Stock Ownership," which is included in this Joint Proxy Statement/Prospectus.

SOLICITATION OF PROXIES

  The expense of printing and mailing this Joint Proxy Statement/Prospectus and the material used in this solicitation of proxies will be borne equally by Culligan and AMETEK. These expenses and certain other transaction expenses are subject to a cap of $1,500,000 in the case of Culligan. It is contemplated that AMETEK proxies will be solicited through the mail and directly by officers, directors, and regular employees of Culligan and AMETEK. AMETEK will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals. AMETEK has engaged Georgeson & Company, Inc. to represent it in connection with the solicitation of proxies at a cost of approximately $10,000 plus expenses.

                                 PROPOSAL (1)

                    APPROVAL OF THE MERGER AND THE SPIN-OFF

       THE AMETEK BOARD RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL

                   BACKGROUND OF THE SPIN-OFF AND THE MERGER

  AMETEK regularly evaluates strategic alternatives with respect to its distinct lines of business with a view toward enhancing stockholder value. In April 1996, representatives of Culligan first approached AMETEK's Chief Financial Officer, John J. Molinelli, with an unsolicited expression of interest in purchasing the Water Filtration Business. AMETEK's management believed that the valuations then being proposed by Culligan for the Water Filtration Business were too low. However, informal discussions among Culligan and AMETEK representatives continued into July 1996. During this period, Culligan solicited from its investment bankers an estimated range of values for the Water Filtration Business based on the limited public information then available to it. At its July 1996 meeting, the AMETEK Board reviewed with management the initial valuations proposed by Culligan and concurred with management's view that those valuations were insufficient to warrant further discussions.

  In August 1996, Culligan, through certain investment banking contacts, reinitiated discussions with AMETEK regarding a possible acquisition of the Water Filtration Business at a higher valuation then previously discussed. Regular discussions continued over the next month during which time alternative structures were suggested for the Culligan acquisition of the Water Filtration Business. In early October 1996, Culligan and AMETEK executed a confidentiality agreement at which point AMETEK provided Culligan with an initial package of financial information regarding the Water Filtration Business. In late October 1996, Culligan advised AMETEK that, based on the information so far provided, it had increased its valuation of the Water Filtration Business, and that a further increase in this valuation might be possible based on additional information it was requesting.

  In early November 1996, Walter Blankley, the Chief Executive Officer of AMETEK, and Douglas Pertz, the Chief Executive Officer of Culligan, met to discuss various issues relating to the proposed transaction, including valuation of the Water Filtration Business. Following this meeting, Culligan provided AMETEK with a list of issues it wished to address relating to the Water Filtration Business and the financial information it had received so far. In mid-November 1996, Mr. Blankley and other members of AMETEK's management met with Culligan's management to review these issues. Mr. Blankley reviewed the status of the Culligan negotiations with the AMETEK Board during its meeting on November 20, 1996. The AMETEK Board evaluated the potential transaction with Culligan, as well as other strategic alternatives for the Water Filtration Business. In considering the possibility of a transaction with Culligan, the AMETEK Board evaluated the feasibility of using a structure under which all of AMETEK's assets and operations, other than the Water Filtration Business's assets and operations, would be spun-off to stockholders in a tax-free distribution followed by the acquisition of the Water Filtration Business by Culligan in a tax-free stock-for-stock merger. The AMETEK Board authorized Mr. Blankley to explore this structure with Culligan.

  In early December 1996, Messrs. Blankley and Pertz met to discuss the valuation of a transaction based on the proposed structure. Although this meeting did not produce an agreement on value, it did result in a narrowing of the gap between the valuations proposed by Culligan and AMETEK as well as an understanding that such structure would be the only viable approach for the parties to pursue. Following the meeting, Culligan summarized the valuation range and the other principal terms of the transaction in a draft term sheet which it distributed in mid-December 1996. Culligan and AMETEK decided that, although no agreement had been reached on valuation or price, work should proceed on other aspects of the proposed transaction. Culligan then began its due diligence review of the Water Filtration Business and discussions ensued between Culligan's representatives and advisors and AMETEK's representatives and advisors on structuring and documentation issues.

  Pursuant to a letter agreement dated January 27, 1997, AMETEK engaged Goldman Sachs to review the proposed transaction with Culligan and provide the AMETEK Board with its analysis of whether the consideration to be received in the Merger was fair to the AMETEK stockholders. In connection with the review of the proposed transaction by Goldman Sachs, AMETEK's management prepared certain analyses and forecasts for the Water Filtration Business. These financial forecasts were utilized by Goldman Sachs in connection with their financial analyses. See "OPINION OF FINANCIAL ADVISOR."

  AMETEK's forecasts, which are summary in nature, were based on various assumptions, relating to, among other things, market growth, earnings growth, profit margins and capital expenditures for the Water Filtration Business. The forecasts resulted in valuations that were consistent with the range of values being discussed between the representatives of AMETEK and Culligan. For the years 1997 through 2001, these forecasts show net cash flow of the Water Filtration Business of $6.7 million, $6.2 million, $10.5 million, $12.1 million and $14.0 million, respectively. In addition, AMETEK's management also provided Goldman Sachs with an internally prepared 1997 budget for the Water Filtration Business, which showed an operating profit of $16.4 million.

  In January 1997, the AMETEK Board invited several AMETEK advisors, including members of Stroock & Stroock & Lavan LLP and Goldman Sachs, to attend its regularly scheduled board meeting in order to discuss timing, structuring and valuation issues relating to the proposed acquisition of the Water Filtration Business by Culligan. In mid-January, Culligan provided AMETEK and its advisors with a draft of the Merger Agreement and the parties commenced negotiating the terms of the Merger Agreement and the related transaction documents. The AMETEK Board held two telephonic meetings, on January 29 and February 1, 1997, to review the status of the negotiations, including the continuing negotiations with respect to valuation of the Water Filtration Business. On February 4, 1997, the AMETEK Board held another meeting by telephone during which the proposed terms of the Merger and the related transactions were reviewed, including the proposed agreement reached by Messrs. Blankley and Pertz regarding valuation and price. Goldman Sachs provided the AMETEK Board with its preliminary view that, based on the terms of the transaction as they were understood by Goldman Sachs, and subject to finalization of the transaction terms and review of the final documentation, the Merger consideration would be fair to the AMETEK stockholders. AMETEK's counsel, Stroock & Stroock & Lavan LLP, provided a review of the documentation as well as various tax, regulatory and other legal matters. Following these presentations and a general discussion, the AMETEK Board unanimously approved the terms of the transaction with Culligan and authorized the execution of the Merger Agreement and related documentation. On February 5, 1997, Culligan and AMETEK executed the Merger Agreement, and AMETEK and New Ametek executed the Distribution Agreement. Following review of the final transaction terms and final definitive documents, Goldman Sachs delivered its written opinion, dated February 5, 1997, to the effect that the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock. On May 9, 1997 the Merger Agreement and the Distribution Agreement were amended and restated.

        REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE AMETEK BOARD

  The AMETEK Board has determined that the Spin-Off and the Merger create stockholder value and are fair and in the best interests of the AMETEK stockholders. The AMETEK Board has therefore approved the Merger Agreement and the Distribution Documents, and unanimously recommends the approval and adoption of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off by the AMETEK stockholders. In reaching this determination and recommendation, the AMETEK Board consulted with AMETEK's management, as well as its legal counsel and financial advisors, and considered the following factors:

    (a) the terms and conditions of the Merger Agreement and the Distribution Agreement, including the amount and form of consideration, which includes approximately .11 shares of Culligan Common Stock and one share of New Ametek Common Stock for each share of AMETEK Common Stock;

    (b) the fact that the Spin-Off and the Merger allow AMETEK stockholders on a tax-free basis to retain a continuing interest in two successful and growing businesses by retaining (i) an interest in the Water Filtration Business through their ownership of Culligan Common Stock after the Merger and (ii) an interest in AMETEK's electromechanical, precision instruments and other businesses through their ownership of New Ametek Common Stock following the Spin-Off;

    (c) the ability of the parties to structure a transaction which would be tax-free to AMETEK and its stockholders;

    (d) the belief that the Water Filtration Business when combined with Culligan, a leading water filtration company, would be able to compete more effectively in the water filtration market than it would as a division of AMETEK, especially taking into account the increased economies of scale of the combined operation and Culligan's extensive distribution channels and experience in the retail market;

    (e) the belief that AMETEK, because of its relative lack of experience in the retail markets, would not be able to fully exploit the Water Filtration Business's potential for growth in the retail market without a substantial investment in advertising and a significant expansion of its distribution capabilities;

    (f) the desire to refocus and simplify AMETEK's business based on the belief that the public markets have found it difficult to value AMETEK because of the number and diversity of its various business segments; and

    (g) financial presentations of Goldman Sachs made to the AMETEK Board and the preliminary view of Goldman Sachs to the effect that the Exchange Ratio pursuant to the Merger Agreement was fair to the AMETEK stockholders.

  The foregoing discussion of the reasons and factors considered and given weight by the AMETEK Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the AMETEK Board. In view of the variety of factors considered in connection with its consideration of the Merger, the AMETEK Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the AMETEK Board may have given different weight to different factors.

                       OPINION OF THE FINANCIAL ADVISOR

  Goldman Sachs delivered its written opinion dated February 5, 1997 to the AMETEK Board that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of AMETEK Common Stock.

  The full text of the written opinion of Goldman Sachs dated February 5, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C to this Joint Proxy Statement/Prospectus; and is incorporated herein by reference. Stockholders of AMETEK are urged to, and should, read such opinion in its entirety. Goldman Sachs' written opinion is addressed to the AMETEK Board and does not constitute a recommendation to an AMETEK stockholder as to how such stockholder should vote at the AMETEK Special Meeting and should not be relied upon by any stockholder as such.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of AMETEK for the five years ended December 31, 1995 and of Culligan for the fiscal year ended January 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AMETEK and Culligan; and (iv) certain internal financial analyses and forecasts for the Water Filtration Business prepared by AMETEK's management. Goldman Sachs also held discussions with members of the senior management of AMETEK, the Water Filtration Business and Culligan regarding the past and current business operations, financial condition, and future prospects, of AMETEK and Culligan. In addition, Goldman Sachs reviewed the reported price and trading activity for Culligan Common Stock, compared certain financial and stock market information for AMETEK with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water filtration industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Water Filtration Business or Culligan or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions. Goldman Sachs assumed, with AMETEK's consent, that the Merger would be tax-free to AMETEK and its stockholders.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the AMETEK Board on February 5, 1997.

  (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Culligan Common Stock.

  (ii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Culligan to corresponding financial information, ratios and public market multiples for four large capitalization publicly traded corporations: Ionics Inc., Millipore Corporation, Pall Corporation, United States Filter Corporation (the "Large Cap Selected Companies"); and three small capitalization publicly traded companies: Cuno Inc., Memtec Limited and Osmonics Inc. (the "Small Cap Selected Companies" and together with the Large Cap Selected Companies, the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Culligan. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Culligan were calculated using a price of $36.38 per share, the closing price of Culligan Common Stock on the NYSE on February 4, 1997. The multiples and ratios for Culligan were based on information provided by

Culligan's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 1.49x to 3.25x for the Large Cap Selected Companies and from 1.37x to 2.28x for the Small Cap Selected Companies, LTM EBITDA, which ranged from 10.8x to 21.1x for the Large Cap Selected Companies and from 14.0x to 25.2x for the Small Cap Selected Companies, and LTM EBIT, which ranged from 13.2x to 29.6x for the Large Cap Selected Companies and from 14.0x to 25.2x for the Small Cap Selected Companies, compared to levered multiples of 2.27x, 14.5x and 17.6x, respectively, for Culligan. Goldman Sachs also considered for the Selected Companies LTM price/earnings ratios, which ranged from 18.5x to 53.5x for the Large Cap Selected Companies and from 19.0x to 29.9x for the Small Cap Selected Companies compared to 28.6x for Culligan; estimated calendar year 1996 and 1997 price/earnings ratios, which ranged from 17.7x to 49.7x for the Large Cap Selected Companies and from 22.1x to 23.8x for the Small Cap Selected Companies for estimated calendar year 1996 and 15.3x to 32.1x for the Large Cap Selected Companies and from 18.5x to 20.5x for the Small Cap Selected Companies for estimated calendar year 1997 compared to 26.5x and 22.1x, respectively, for Culligan; LTM EBIT margins and LTM EBITDA margins, which ranged from 5.0% to 20.9% for the Large Cap Selected Companies and from 6.3% to 12.9% for the Small Cap Selected Companies and 7.1% to 25.7% for the Large Cap Selected Companies and from 11.8% to 14.2% for the Small Cap Selected Companies, respectively, compared to 12.9% and 15.7%, respectively, for Culligan.

  (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using AMETEK'S management projections (as previously described under "BACKGROUND OF THE SPIN-OFF AND THE MERGER"). Goldman Sachs calculated a net present value of future cash flows for the years 1997 through 2001 using a half-year convention and discount rates ranging from 10% to 14%. Goldman Sachs calculated net present values of AMETEK'S terminal values in the year 2001 using perpetuity growth rates of 3% to 7% and discount rates ranging from 10% to 14%. The various ranges for discount rates and perpetuity growth rates were chosen to reflect theoretical analyses of cost of capital and long-term prospects for AMETEK, respectively.

  Based on the analysis above, the implied values for AMETEK ranged from $144.8 million to $167.7 million with a mid-range of $155.8 million.

  (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the water purification/filtration industry since 1992 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM revenues ranged from 0.45x to 2.48x, as compared to 2.26x for the levered aggregate consideration to be received in the Merger, (ii) the multiple of LTM EBITDA ranged from 7.0x to 22.0x, as compared to 10.5x for the levered aggregate consideration to be paid in the Merger, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 7.7x to 41.0x, as compared to 12.3x for the aggregate consideration to be paid in the Merger.

  (v) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues, EBITDA, EBIT, net income and tangible assets) for AMETEK, Culligan and the pro forma combined entity resulting from the Merger based on AMETEK's historical 1996 results, and financial forecasts for Culligan for 1997 provided by Culligan's management (which were consistent with securities analysts' estimates). The analysis indicated that the AMETEK stockholders would receive 14.0% of the outstanding common equity of the combined companies after the Merger. Goldman Sachs also analyzed the relative income statement contribution of AMETEK and Culligan to the combined companies on a pro forma basis and before taking into account any of the possible benefits that may be realized following the Merger based on actual 1996 results for AMETEK and estimated 1997 results for Culligan, based on financial data provided to Goldman Sachs by the management of AMETEK and Culligan. This analysis indicated that using such 1996/1997 numbers AMETEK would have contributed 15.7% to combined revenues, 19.9% to combined EBITDA, 20.1% to combined EBIT, and 17.1% to combined net income.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to AMETEK, the Water Filtration Business or Culligan or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the AMETEK Board as to the fairness of the Exchange Ratio to the AMETEK Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AMETEK, Culligan, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' presentation of its preliminary view to the AMETEK Board was one of many factors taken into consideration by the AMETEK Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. AMETEK selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of AMETEK and/or Culligan for its own account and for the account of customers. In addition, Goldman Sachs has provided certain investment banking services to Culligan from time to time, including having acted as managing underwriter of Culligan's initial public offering in December 1995 and of a secondary sale of Culligan Common Stock in October 1996.

  Pursuant to a letter agreement dated January 27, 1997 (the "Engagement Letter"), AMETEK engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, AMETEK has agreed to pay Goldman Sachs upon delivery of its fairness opinion a fee of $350,000. AMETEK has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

                             THE MERGER AGREEMENT

  The following is a summary description of certain aspects of the Merger and certain terms of the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Certain capitalized terms used herein and not defined have the meanings ascribed to them in the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  At the Effective Time, Culligan, AMETEK and Culligan Merger Sub will consummate the Merger whereby Culligan Merger Sub will be merged with and into AMETEK and the separate corporate existence of Culligan Merger Sub will cease. AMETEK will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Culligan.

 Effective Time; Closing

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger. The closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of certain conditions contained in the Merger Agreement and at least one day after the Spin-Off (the "Closing Date"). See "--Conditions."

 Certificate of Incorporation and By-Laws

  The AMETEK Certificate in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth in Exhibit A of the Merger Agreement and, as amended, will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law. The By-Laws of Culligan Merger Sub in effect at the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with their terms and applicable law.

 Directors and Officers

  The directors of Culligan Merger Sub at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his successor is duly elected and qualified. The officers of Culligan Merger Sub at the Effective Time will be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his successor is duly appointed and qualified.

CONVERSION OF AMETEK COMMON STOCK

  At the Effective Time, each issued and outstanding share of AMETEK Common Stock will be converted into the right to receive the number (rounded to the nearest one-thousandth of a share) of fully paid and nonassessable shares of Culligan Common Stock determined by dividing (i) the Net Equity Value divided by (ii) $37.50, divided by (iii) the number of shares of AMETEK Common Stock outstanding at the Effective Time. "Net Equity Value" means an amount equal to
(A) $155,000,000 minus (B) $25,000,000, the amount of the Retained Debt. Based on the foregoing calculation, the Net Equity Value will be $130,000,000.

  If the number of shares of AMETEK Common Stock outstanding on the Spin-Off Record Date were to equal 32,925,601 (the number of such shares outstanding on June 25, 1997), then each share of AMETEK Common Stock would be converted into approximately .11 shares of Culligan Common Stock. Assuming the exercise of all exercisable AMETEK stock options on June 25, 1997, the total number of shares of AMETEK Common Stock outstanding would equal 34,287,839, in which case each share of AMETEK Common Stock would be converted into approximately
 .10 shares of Culligan Common Stock. However, additional shares of AMETEK Common Stock may be issued prior to the Effective Time, including pursuant to the exercise of AMETEK stock options. Therefore, the amount of Culligan Common Stock received per share of AMETEK Common Stock in the Merger may vary.

  Because the Exchange Ratio is based on a fixed-price of $37.50 for Culligan Common Stock and the market price for Culligan Common Stock fluctuates, the value of the Culligan Common Stock that holders of AMETEK Common Stock will receive in the Merger increases as the market price of Culligan Common Stock increases and decreases as the market price of Culligan Common Stock decreases. In addition, because additional shares of AMETEK Common Stock may be issued prior to the Effective Time, the value of the consideration per share received by holders of AMETEK Common Stock in the Merger may decrease. The AMETEK Board and the Culligan Board determined the Merger consideration through arm's length negotiations.

  All shares of AMETEK Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Culligan Common Stock and any cash in lieu of fractional shares of Culligan Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with the terms of the Merger Agreement, without interest.

  If after the date of the Merger Agreement and prior to the Effective Time, the outstanding shares of Culligan Common Stock have been changed into a different number of shares or a different class, by reason of any stock dividend, split, or any other distribution of shares, the Exchange Ratio will be correspondingly adjusted.

 Exchange of Certificates

  As soon as practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of certificates, which immediately prior to the Effective Time represented outstanding shares of AMETEK (the "Certificates"), whose shares were converted into the right to receive shares of Culligan Common Stock (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Culligan Common Stock. HOLDERS OF AMETEK COMMON STOCK ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Culligan Common Stock which such holder has the right to receive pursuant to the terms of Merger Agreement and (B) cash in lieu of any fractional shares of Culligan Common Stock to which such holder is entitled, after giving effect to any required tax withholdings. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Culligan Common Stock and cash in lieu of any fractional shares of Culligan Common Stock.

  No dividends or other distributions declared or made after the Effective Time with respect to Culligan Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder of record of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the Certificates representing whole shares of Culligan Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Culligan Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Culligan Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Culligan Common Stock.

 Cash in Lieu of Fractional Shares

  No certificate or scrip representing fractional shares of Culligan Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Culligan. In lieu of any such fractional shares, each holder of AMETEK Common Stock who would otherwise have been entitled to a fraction of a share of Culligan Common Stock upon surrender of Certificates for exchange will be entitled to receive a cash payment in an amount equal to such fractional interest multiplied by the Average Culligan Share Price. "Average Culligan Share Price" is an amount equal to the average of the closing prices of the Culligan Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately before the Effective Time.

CERTAIN PRE- AND POST-MERGER TRANSACTIONS

 Distribution Documents

  Prior to the Spin-Off, AMETEK will, and will cause New Ametek to, execute and deliver the Trademark Agreement (the "Trademark Agreement"), the Tax Allocation Agreement (the "Tax Allocation Agreement"), the Transition Services Agreement (the "Transition Services Agreement") and the Indemnification Agreement (the "Indemnification Agreement" and together with the Distribution Agreement, the Trademark Agreement, the Tax Allocation Agreement and the Transition Services Agreement, the "Distribution Documents"). Prior to the Spin-Off, Culligan will execute and deliver the Indemnification Agreement. In connection with the execution of the Merger Agreement, AMETEK and New Ametek executed the Distribution Agreement. See "THE SPIN-OFF."

 The Contributions

  Immediately prior to the Spin-Off and pursuant to the terms of the Distribution Agreement, AMETEK will effect the Contributions. See "THE SPIN-OFF."

 The Spin-Off

  At least one day prior to the Effective Time, and pursuant to the terms of the Distribution Agreement, AMETEK will effect the Spin-Off. See "THE SPIN-OFF."

 Audited Closing Balance Sheet

  Within forty-five (45) days after the Closing Date, New Ametek will deliver to Culligan the Audited Closing Balance Sheet after giving effect to the Spin-Off (but not the Merger), which will be audited by New Ametek's independent public accountants in accordance with United States generally accepted auditing standards. The Audited Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP") and, to the extent consistent with GAAP, on a basis consistent with the Water Filtration Business Financial Statements. Together with the Audited Closing Balance Sheet, New Ametek will deliver the Adjusted Closing Balance Sheet which will be the Audited Closing Balance Sheet adjusted (x) to reflect the financial position that would have been reported in the Audited Closing Balance Sheet if it had been prepared in accordance with the items (and accounting principles) set forth on Schedule 3.4 to the Merger Agreement (which items generally represent certain differences between GAAP and the basis of presentation of the Water Filtration Business Financial Statements as specified in the Merger Agreement) and (y) to exclude any cash paid to AMETEK by New Ametek (or retained by AMETEK) pursuant to the Distribution Agreement to compensate Culligan for the Special Offer Amount (as defined in the Distribution Agreement) and for any unexercised options held by any Water Filtration Business Employees following the Effective Time (clauses (x) and (y) being referred to as the "Reference Items"). If, however, a liability or accrual appears in the Adjusted Closing Balance Sheet which was not identified as a Reference Item and which was not reflected on the balance sheet included in the Water Filtration Business Financial Statements, no adjustment will be made to the extent such liability or accrual is an Assumed Liability (as such term is defined in the Distribution Agreement). If the Adjusted Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is less than $31,745,000, then New Ametek will pay to the Surviving Corporation in cash the amount of such shortfall in Adjusted Net Worth within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice (as defined in the Merger Agreement)). If the Adjusted

Net Worth of the Water Filtration Business as calculated from the Adjusted Closing Balance Sheet is more than $31,745,000, then the Surviving Corporation will pay New Ametek in cash the amount of such excess up to a maximum amount of $2,000,000 within thirty days of the delivery of the Adjusted Closing Balance Sheet (or, if later, upon resolution of the matters set forth in the Notice). The term "Adjusted Net Worth" means the amount by which consolidated assets exceed consolidated liabilities, in each instance as set forth on the Adjusted Closing Balance Sheet.

  If Culligan determines that the Audited Closing Balance Sheet is not in accordance with the Merger Agreement, the parties will endeavor to resolve their differences within thirty (30) days, failing which Culligan and New Ametek will select and retain an independent public accounting firm mutually acceptable to them (or, if they cannot agree on a mutually acceptable firm, they will cause their respective accounting firms to select such firm) (the "Third Party Firm") to resolve such differences. The Third Party Firm will be requested to render a decision within thirty (30) days of its selection and such decision will be final and binding. The fees and expenses of the Third Party Firm will be (i) paid by Culligan if less than 25% of the dollar amount of the Culligan Adjustment (as defined in the Merger Agreement) is required to be made or (ii) paid by New Ametek if more than 75% of the dollar amount of the Culligan Adjustment is required to be made or (iii) shared equally by Culligan and New Ametek if 25% or more but less than 75% of the dollar amount of the Culligan Adjustment is required to be made.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by AMETEK and New Ametek as to: (a) the corporate organization of AMETEK and its subsidiaries; (b) the capitalization of AMETEK and its subsidiaries; (c) the authorization of AMETEK and its subsidiaries' execution and performance of the Merger Agreement and the Distribution Documents; (d) required consents and approvals; (e) the noncontravention of any agreement, law, or charter or by-law provision by the Merger Agreement, the Distribution Documents and the consummation by AMETEK of the transactions contemplated thereby; (f) the absence of the need, except as specified, for governmental consents to the Merger to be obtained by AMETEK and New Ametek; (g) the accuracy of certain of AMETEK's reports and financial statements filed under the Securities Act and the Exchange Act; (h) the accuracy of information supplied by AMETEK for use in this Joint Proxy Statement/Prospectus and the Culligan Registration Statement and the New Ametek Information Statement (collectively, the "Registration Statements"); (i) the accuracy of the pro forma consolidated balance sheet relating to the Water Filtration Business delivered to Culligan;
(j) use by New Ametek or any of its subsidiaries of the assets used in the conduct of the Water Filtration Business; (k) ownership of the assets reflected on the pro forma consolidated balance sheet of the Water Filtration Business; (l) the receipt of an opinion of AMETEK's financial advisor in connection with the Merger; (m) pending or threatened litigation against or related to the Water Filtration Business, AMETEK or any of its subsidiaries;
(n) the terms, existence, operations, liabilities and compliance with applicable laws of AMETEK and New Ametek's employee benefit plans; (o) the absence of undisclosed liabilities of, and of material adverse changes or events relating to, the Water Filtration Business; (p) no violation of law by AMETEK or any of its subsidiaries; (q) the licenses used in connection with the Water Filtration Business; (r) certain tax matters; (s) certain matters relating to the employees of the Water Filtration Business; (t) certain environmental matters; (u) the ownership, maintenance, enforceability, and use of the intellectual property used in connection with the Water Filtration Business; (v) transactions with affiliates of the Water Filtration Business;
(w) agreements and bank accounts of the Water Filtration Business; (x) AMETEK's Rights Plan; (y) the insurance of the Water Filtration Business; (z) the non-applicability of Section 203 of the DGCL ("Section 203"); and (aa) liability of AMETEK or any of the its subsidiaries for any broker's or finder's fees in connection with the Merger Agreement or the Distribution Documents.

  The Merger Agreement also includes representations and warranties by Culligan and Culligan Merger Sub as to: (a) the corporate organization of Culligan and Culligan Merger Sub; (b) the capitalization of Culligan; (c) the authorization of Culligan's and Culligan Merger Sub's execution and performance of the Merger Agreement and the Distribution Documents; (d) required consents and approvals; (e) the noncontravention of any agreement, law, or charter or bylaw provision by the Merger Agreement and the Distribution Documents and the consummation by Culligan and Culligan Merger Sub of the transactions contemplated thereby; (f) the absence of the need, except as specified, for governmental consents to the Merger; (g) the accuracy of certain of Culligan's reports and financial statements filed under the Exchange Act and the Securities Act; (h) the accuracy of information supplied by Culligan for use in this Joint Proxy Statement/Prospectus and the Registration Statements; (i) pending or threatened litigation against Culligan or any of its subsidiaries; (j) the absence of material adverse changes relating to Culligan; (k) certain tax matters; (l) the lack of prior operations of Culligan Merger Sub; and (m) liability of Culligan or any of its subsidiaries for any broker's or finder's fees in connection with the Merger or the Distribution Documents.

  The representations, warranties and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, subject to the terms of the Indemnification Agreement.

COVENANTS

  During the period from the date of the Merger Agreement and continuing until the Effective Time, AMETEK agrees as to itself and its subsidiaries that, except for the Spin-Off and the other transactions expressly provided for in the Distribution Agreement or as contemplated or permitted by the Merger Agreement, or to the extent that Culligan will otherwise consent in writing:

  (a) AMETEK and its subsidiaries will (i) carry on the Water Filtration Business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve intact the present business organization of the Water Filtration Business, keep available the services of the present officers and employees of the Water Filtration Business and preserve the relationships with customers, suppliers and others having business dealings with the Water Filtration Business. AMETEK will consult with Culligan concerning the conduct of the Water Filtration Business and will not initiate any new marketing plans or make any strategic changes in the conduct of the Water Filtration Business without the prior consent of Culligan (which consent will not be unreasonably withheld), and Culligan will have the right to have representatives present at the facilities of the Water Filtration Business during normal business hours and upon reasonable prior notice to observe its operations in order to facilitate a transition. Notwithstanding the generality of the foregoing, AMETEK will, and will cause the Water Filtration Business to, consult with Culligan with respect to any decisions, actions or inactions that are reasonably expected to result in either (x) a significant deviation in capital expenditures of the Water Filtration Business from that set forth in the Capital Expenditure Budget or (y) a significant change in working capital as of the Closing Date from the amount of working capital set forth in the Water Filtration Business Balance Sheet;

  (b) Except as expressly contemplated by the Merger Agreement or any of the Distribution Documents, AMETEK will not permit the Water Filtration Business to issue, transfer, pledge or sell, or authorize or propose or agree to the issuance, transfer, pledge or sale of, any shares of its capital stock of any class, any Voting Debt or other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, Voting Debt, equity interests or convertible securities;

  (c) AMETEK will not, nor will it permit the Water Filtration Business to, amend or propose to amend its certificate of incorporation or by-laws or comparable organizational documents;

  (d) AMETEK will not, nor will it permit any of its subsidiaries included in the Water Filtration Business to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Water Filtration Business and which will not adversely affect AMETEK's ability to consummate the transactions contemplated by the Merger Agreement and the Distribution Documents;

  (e) AMETEK will not, nor will it permit any of its subsidiaries included in the Water Filtration Business to, sell, lease, license, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business consistent with past practice, other than transactions which are unrelated to the Water Filtration Business and which will not materially adversely affect AMETEK's ability to consummate the transactions contemplated by the Merger Agreement and the Distribution Documents;

  (f) AMETEK will not permit the Water Filtration Business, to (i) incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money except in the ordinary and usual course of business consistent with past practice,
      (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Water Filtration Business or guarantee any obligations of others, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary and usual course of business consistent with past practice;

  (g) Except as expressly provided in the Distribution Agreement, AMETEK will not, nor will it permit any of its subsidiaries to (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between AMETEK or any of its subsidiaries and one or more of its directors, officers or employees and (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses to employees consistent with past practice, increase in any manner, compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date of the Merger Agreement, in each case only to the extent that the foregoing relate to the Water Filtration Business or its Employees (the "Water Filtration Business Employees");

  (h) AMETEK will promptly advise Culligan of any change or development that would cause the representation in the Merger Agreement relating to undisclosed liabilities to be untrue. AMETEK will promptly provide Culligan (or its counsel) copies of all filings made by AMETEK with any federal, state or foreign Governmental Entity in connection with the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby;

  (i) AMETEK will not and will not permit the Water Filtration Business to change any of its accounting principles, policies or procedures, except as may be required by GAAP;

  (j) AMETEK will not take or cause or permit to be taken, and will not permit any of its subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could (i) disqualify the Contributions followed by the Spin-Off as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Spin-Off as a tax-free distribution pursuant to Section 355 of the Code, or
      (iii) disqualify the Merger as a tax-free reorganization pursuant to
      Section 368(a) of the Code; and

  (k) AMETEK will (i) not engage in or allow transfers of assets or liabilities or engage in or enter into other transactions between the Water Filtration Business, on the one hand, and New Ametek or any of its subsidiaries, on the other hand, except as contemplated by the Distribution Agreement or the Tax Allocation Agreement or as to which the Water Filtration Business is indemnified pursuant to the Indemnification Agreement, (ii) abide and cause New Ametek to abide by its respective obligations under the Distribution Agreement, and (iii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement.

  During the period from the date of the Merger Agreement and continuing until the Effective Time, Culligan agrees as to itself and its subsidiaries that:

  (a) Culligan will not take any action that would result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or that would materially impair the ability of Culligan to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

  (b) Culligan will not take or cause or permit to be taken, and will not permit any of its subsidiaries to take or cause or permit to be taken, any action, or allow to exist any condition, that could (i) disqualify the Contributions followed by the Spin-Off as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) disqualify the Spin-Off as a tax-free distribution pursuant to Section 355 of the Code, or
      (iii) disqualify the Merger as a tax-free reorganization pursuant to
      Section 368(a) of the Code; and

  (c) Culligan will promptly advise AMETEK orally and in writing of any change or development that would cause the representation regarding certain tax matters contained in the Merger Agreement to be untrue. Culligan will promptly provide AMETEK (or its counsel) copies of all filings made by Culligan with any federal, state or foreign Governmental Entity in connection with the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby.

COOPERATION

  Following the expiration or early termination of the applicable waiting period under the HSR Act, the parties agree that the business of the Water Filtration Business will be operated in cooperation between Culligan and AMETEK and will continue to be managed and administered by AMETEK under the procedures set forth below:

  (a) The appointment, including compensation and contractual agreements, of all senior executives of the Water Filtration Business will be made by AMETEK following consultation with Culligan. AMETEK will cooperate with Culligan on personnel policies and procedures for the Water Filtration Business, including, without limitation, setting salary and bonus standards, termination and severance policies, and employee benefit policies;

  (b) AMETEK will cooperate and consult with the financial officers of Culligan with respect to policies and procedures relating to financial and accounting matters of the Water Filtration Business, including without limitation, (i) the preparation of the accounts, books and records, (ii) the preparation of financial statements, (iii) the monitoring of operating performance under a budget previously prepared, and (iv) the preparation and review of monthly management reports; provided, however, that AMETEK will not be required to change any such policies or procedures;

  (c) Culligan and AMETEK will consult with each other in determining the best interests of the Water Filtration Business with respect to capital expenditures or investments, issuances of guarantees, creation of mortgages or liens, establishment of credit lines, or other material transactions affecting the Water Filtration Business;

  (d) AMETEK will cooperate with the personnel of Culligan in developing ongoing sales and marketing strategies and financial and other standards for the Water Filtration Business and AMETEK will not initiate any new marketing plans or make any strategic changes in the operations of the Water Filtration Business without the prior consent of Culligan (which consent will not be unreasonably withheld); and

  (e) Culligan will have the right to have one or more representatives present at the facilities of the Water Filtration Business during normal business hours.

STOCK EXCHANGE LISTING

  Culligan will use its reasonable efforts to cause the shares of Culligan Common Stock to be issued in the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of Culligan Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date.

EMPLOYEE MATTERS; EMPLOYEE BENEFIT PLANS

  Prior to the Spin-Off, AMETEK will, and will cause its subsidiaries to, assign to New Ametek or its subsidiaries (or terminate) all employment and severance agreements with employees of AMETEK who are not Water Filtration Business Employees. Culligan will, and will cause the Surviving Corporation to, honor all employee severance plans (or policies) and employment and severance agreements of AMETEK or any of its subsidiaries as specified in AMETEK's Disclosure Schedule to the Merger Agreement with respect to the Water Filtration Business Employees as such agreements (or policies) are in effect on the date of the Merger Agreement.

  Culligan will not have any liability or obligation to or for, except to the extent described under "THE SPIN-OFF--Terms of the Distribution Agreement-- Employees and Employee Benefit Plans," any employee or former employee of AMETEK or any of its subsidiaries based upon events, occurrences or services performed by such employees or former employees on or prior to the Closing Date and, in the case of employees of AMETEK or any of its subsidiaries other than Water Filtration Business Employees, following the Closing Date.

  As soon as practicable following the Effective Time, Culligan will cause the Culligan 401(k) Plan to accept a plan-to-plan transfer from AMETEK's 401(k) Plan (as assumed by New Ametek) of the account balances of the Water Filtration Business Employees.

STOCK OPTIONS

  All options to acquire shares of AMETEK Common Stock pursuant to any of the AMETEK Stock Option or Incentive Plans (other than options held by Water Filtration Business Employees) which are outstanding immediately prior to the Effective Time, whether or not then exercisable, will be assumed by New Ametek as provided in the Distribution Agreement and, except as specifically provided in the Distribution Agreement, following the Effective Time, will not represent a right to acquire shares of either Culligan or the Surviving Corporation. See "THE SPIN-OFF--Terms of the Distribution Agreement--Stock Option and Stock Incentive Plans."

NO SOLICITATION

  Until the earlier of the Effective Time or the termination of the Merger Agreement, AMETEK and its subsidiaries will not, directly or indirectly, solicit or discuss with any third party (including by way of furnishing non-public information concerning the Water Filtration Business), or facilitate any inquiries with respect to an Acquisition Transaction (as defined below); provided AMETEK may (i) furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited proposal with respect to an AMETEK Acquisition Transaction (as defined below), if, (A) the AMETEK Board based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the AMETEK Board to comply with its fiduciary duties to stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AMETEK provides written notice thereof to Culligan; or (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer involving AMETEK. AMETEK will keep Culligan informed on a reasonable basis of the status and general nature of any discussions or negotiations with respect to an AMETEK Acquisition Transaction, including any changes to any material terms and conditions thereof. An Acquisition Transaction means a merger, consolidation, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving either (i) AMETEK and its subsidiaries, substantially as an entirety (an "AMETEK Acquisition Transaction") or (ii) the Water Filtration Business.

INDEBTEDNESS

  Except as reflected on the Retained Business Balance Sheet, AMETEK agrees that immediately prior to the Effective Time, after giving effect to the Contributions and the other transactions contemplated by the Distribution Documents, there will not be outstanding any indebtedness for borrowed money, or any guarantees in respect of any indebtedness for borrowed money of any third party, in respect of which the Water Filtration Business is obligated, other than the Retained Debt.

GOVERNMENT AND REGULATORY APPROVALS

  Consummation of the Merger was conditioned upon the expiration or termination of the waiting period under the HSR Act. On March 14, 1997, Culligan and AMETEK each filed notification reports under the HSR Act with the FTC and the Antitrust Division of the DOJ. Early termination of the waiting period was granted on March 24, 1997.

INTERNAL REVENUE SERVICE RULING

  The Contributions, the Spin-Off and the Merger are conditioned upon the issuance by the IRS of the Private Letter Ruling reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code; (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling. If the IRS revokes the Private Letter Ruling, this condition will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK and Culligan receive the Tax Opinions to the same effect as the Private Letter Ruling. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

CONDITIONS

  Conditions to Each Party's Obligation to Effect the Merger. The Merger Agreement provides that the respective obligations of the parties to the Merger Agreement to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions: (a) due approval of the Merger Agreement by the holders of AMETEK Common Stock; (b) the shares of Culligan Common Stock issuable to AMETEK's stockholders pursuant to the Merger Agreement will have been authorized for listing on the NYSE and the shares of New Ametek Common Stock to be distributed to AMETEK's stockholders pursuant to the Spin-Off will have been authorized for listing on the NYSE and the PCX;
(c) any applicable waiting period under the HSR Act will have expired or been terminated (which has been satisfied); (d) other than the filing of the Certificate of Merger, all authorizations, or filings with, any Governmental Entity, the failure of which to obtain would have a material adverse effect on New Ametek or the Water Filtration Business and their respective subsidiaries, will have been obtained or filed; (e) the Registration Statements will have become effective under the Securities Act or the Exchange Act, as the case may be, and will not be the subject of any stop order or proceeding by the Commission seeking a stop order; (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; (g) the Spin-Off will have become effective in accordance with the Distribution Agreement; (h) the IRS shall have issued (which has been satisfied) and not revoked the Private Letter Ruling, and/or AMETEK and Culligan shall have received the Tax Opinions; and (i) there will be no proposed legislation introduced in bill form and pending action in the United States Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the United States Federal income tax consequences described in the Private Letter Ruling and/or the Tax Opinions.

  Conditions of Obligation of Culligan. The obligation of Culligan to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Culligan: (a) the representations and warranties of AMETEK and New Ametek will be true and correct in all material respects as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and Culligan will have received a certificate signed on behalf of AMETEK by the chief executive officer or the chief financial officer of AMETEK to such effect; (b) AMETEK and its subsidiaries (including New Ametek) have performed in all material respects all obligations required to be performed by it under the Merger Agreement and the Distribution Agreement at or prior to the Closing Date, and Culligan will have received a certificate signed on behalf of

AMETEK by the chief executive officer or the chief financial officer of AMETEK to such effect; (c) the amount of Adjusted EBIT will not be less than $11,850,000 (which condition has been satisfied); (d) Culligan will have received the opinion of Stroock & Stroock & Lavan LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger; (e) New Ametek will have assumed all obligations of AMETEK under the Indenture, pursuant to which the Notes were issued; and
(f) no action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority will be pending or threatened against AMETEK or Culligan or any of their subsidiaries challenging the validity or legality of the transactions contemplated by the Merger Agreement.

  Conditions of Obligation of AMETEK. The obligation of AMETEK to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by AMETEK: (a) the representations and warranties of Culligan and Culligan Merger Sub contained in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and AMETEK will have received a certificate signed on behalf of Culligan by the chief executive officer or the chief financial officer of Culligan to such effect; (b) Culligan and Culligan Merger Sub will have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and AMETEK will have received a certificate signed on behalf of Culligan by the chief executive officer or the chief financial officer of Culligan to such effect; (c) AMETEK will have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP concerning such legal matters relating to the Merger as are customarily obtained in transactions of a type similar to the Merger;
(d) holders of a majority of the Notes have consented to an amendment of, or supplemental indenture under, the Indenture so as to permit the Spin-Off; (e) no action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority will be pending or threatened against AMETEK or Culligan or any of their subsidiaries challenging the validity or legality of the transactions contemplated by the Merger Agreement; and (f) the Average Culligan Share Price on the proposed Closing Date (assuming satisfaction or waiver of all other conditions) will be greater than $31.00 per share.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement by the stockholders of AMETEK:

    (a) by mutual consent of Culligan and AMETEK;

    (b) by either Culligan or AMETEK if the Merger is not consummated before October 31, 1997 (unless due to the action or failure to act of the party seeking to terminate the Merger Agreement, which action or failure to act constitutes a breach of the Merger Agreement);

    (c) by Culligan if (i) there has been a material breach on the part of AMETEK in its representations, warranties or covenants set forth in the Merger Agreement or the Distribution Agreement, or any material failure by AMETEK to comply with its obligations in the Merger Agreement or the Distribution Agreement, and, in the case of a material breach of covenant or failure to comply which is capable of being cured, is not cured within thirty days, (ii) AMETEK's stockholders do not approve of the Merger Agreement, the Distribution Agreement, the Merger and the Spin-Off, or
  (iii) the AMETEK Board withdraws, amends or modifies in a manner adverse to Culligan its favorable recommendation of the Merger;

    (d) by AMETEK if (i) there has been a material breach on the part of Culligan in its representations, warranties or covenants set forth in the Merger Agreement, or any material failure on the part of Culligan to comply with its obligations in the Merger Agreement, and, in the case of a material breach of covenant or failure to comply, which is capable of being cured, is not cured within thirty days, or (ii) AMETEK's stockholders do not approve of the Merger and the Merger Agreement; or

    (e) by either Culligan or AMETEK if any change in Federal income tax law or regulation applicable to the Contributions, the Spin-Off or the Merger disqualifies any one of such transactions or combination thereof from tax-free treatment.

  So long as Culligan will not have materially breached its obligations under the Merger Agreement, AMETEK will pay Culligan $5,000,000, if within twelve months following the termination of the Merger Agreement pursuant to clause
(c)(ii) or (iii) above or clause (d)(ii) above, AMETEK enters into an agreement, arrangement or understanding providing for an Acquisition Transaction. AMETEK will pay the reasonable out-of-pocket expenses incurred by Culligan in connection with the Merger and the Spin-Off if the Merger Agreement terminates pursuant to clause (c) above (other than by reason of a breach of the representations and warranties relating to certain tax matters) or clause (d)(ii) above. Culligan will pay the out-of-pocket expenses incurred by AMETEK in connection with the Merger and the Spin-Off if the Merger Agreement terminates pursuant to clause (d)(i) above.

FEES AND EXPENSES

  Except as set forth above and subject to the Distribution Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that AMETEK and Culligan will each pay one-half of the printing, mailing and filing costs incurred in connection with the Culligan Registration Statement, the New Ametek Information Statement and this Joint Proxy Statement/Prospectus. The Distribution Agreement provides that the maximum amount of costs and expenses for which Culligan shall be liable shall not exceed $1,500,000 in the aggregate.

AMENDMENT; WAIVER

  The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before approval by the stockholders of AMETEK of the matters presented in connection with the Merger. After any such approval, any amendment or waiver determined by the AMETEK Board to be material will be subject to further approval of the stockholders. However, stockholder approval of any such amendment is not required under applicable law except if any such amendment would (i) alter or change the Exchange Ratio, (ii) alter or change the certificate of incorporation of the surviving corporation in the Merger or (iii) alter or change any of the terms of the Merger Agreement if such a change would adversely affect the holders of any class or series of stock of AMETEK. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the parties thereto.

  At any time prior to the Effective Time, the parties to the Merger Agreement, by actions taken or authorized by their respective Boards of Directors, may to the extent legally allowed waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such waiver will only be valid if set forth in a written instrument signed by the party waiving any such agreement or condition.

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

  In considering the recommendation of the AMETEK Board, stockholders of AMETEK should be aware that certain members of management of AMETEK and the AMETEK Board may have certain interests in the Spin-Off and the Merger that are in addition to the interests of stockholders generally.

  Ownership of AMETEK Common Stock. Certain directors and executive officers of AMETEK beneficially own AMETEK Common Stock as described in "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS--Stock Ownership" and "EXECUTIVE COMPENSATION--Stock Options and Stock Appreciation Rights." Following the Merger, it is contemplated that a designee of American Securities, L.P., an affiliate of AMETEK, will be nominated to the Culligan Board.

  Exchange of AMETEK Options. Each AMETEK Option held by a director or an executive officer of AMETEK and employees of AMETEK, other than Water Filtration Business Employees, will be exchanged for an option to purchase New Ametek Common Stock. See "THE SPIN-OFF--Terms of the Distribution Agreement-- Employees and Employee Benefit Plans."

ACCOUNTING TREATMENT

  The Merger will be accounted for by Culligan under the purchase method of accounting in accordance with GAAP, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Such allocations will be based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be recorded as goodwill. New Ametek will account for the transaction as a spin-off of the Water Filtration Business, which will be reflected as a discontinued operation in New Ametek's consolidated financial statements.

RESALES OF CULLIGAN COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

  The Culligan Common Stock to be issued to AMETEK stockholders in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of AMETEK within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of AMETEK generally include individuals or entities that control, are controlled by, or are under common control with, AMETEK, and may include the directors and principal executive officers of AMETEK as well as any principal stockholder of AMETEK.

NO APPRAISAL RIGHTS

  Holders of AMETEK Common Stock will not have the right to elect to have the fair value of their shares of AMETEK Common Stock judicially appraised and paid to them in cash in connection with the Spin-Off or the Merger. Under
Section 262 of the DGCL, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange, as are the shares of AMETEK Common Stock, if the consideration to be received by such stockholders in the merger consists of shares of the capital stock of a corporation that is listed on a national securities exchange, as are the shares of Culligan Common Stock.

DELIVERY OF SHARES TO STOCKHOLDERS

  AMETEK will effect the Spin-Off by delivery of certificates for shares of New Ametek Common Stock to the Distribution Agent for delivery to the holders of record of AMETEK Common Stock on the Spin-Off Record Date without any further action by such holders.

  In order to receive the consideration to which the AMETEK stockholders will be entitled as a result of the Merger, each holder of AMETEK Common Stock as of the Effective Time will be required to surrender their Certificates to the Exchange Agent. See "--Conversion of AMETEK Common Stock--Exchange of Certificates."

                                 THE SPIN-OFF

  This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Contributions and the Spin-Off. To the extent that they relate to the Distribution Documents, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Documents, which are included in Appendices B and D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Certain capitalized terms used herein and not defined have the meaning ascribed to them in the Distribution Documents. ALL STOCKHOLDERS ARE URGED TO READ THE DISTRIBUTION AGREEMENT, THE TAX ALLOCATION AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE INDEMNIFICATION AGREEMENT AND THE TRADEMARK AGREEMENT IN THEIR ENTIRETY. In addition, the holders of AMETEK Common Stock are urged to read in its entirety the New Ametek Information Statement which is included as Appendix E hereto.

BACKGROUND OF THE SPIN-OFF

  Because the Water Filtration Business is the only business of AMETEK that Culligan wishes to acquire, AMETEK and Culligan determined to effect the Spin-Off, which is intended to be tax-free to AMETEK and the holders of AMETEK Common Stock for Federal income tax purposes (except to the extent of cash received for fractional shares). See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." It is a condition to consummating the Contributions, the Spin-Off and the Merger that the Private Letter Ruling (which has been issued) not be revoked and/or that AMETEK and Culligan receive the Tax Opinions. The Contributions followed by the Spin-Off will separate all of AMETEK's other businesses from the Water Filtration Business and enable Culligan to acquire only the Water Filtration Business in the Merger; the Spin-Off will leave all of AMETEK's other businesses as a separate publicly held company (New Ametek), owned by the existing holders of AMETEK Common Stock.

  Although the Spin-Off will not be effected unless the Merger and the Spin-Off are approved by AMETEK Stockholders and all other conditions precedent have been satisfied or waived, the Spin-Off is separate from the Merger, and the shares of New Ametek Common Stock to be received by holders of AMETEK Common Stock in the Spin-Off do not constitute a part of the Merger consideration.

TERMS OF THE DISTRIBUTION AGREEMENT

 The Contributions

  Contributions of Assets

  Prior to the Spin-Off, AMETEK will effect the Contributions, with the result that New Ametek will own, directly or through subsidiaries, all of the assets formerly owned by AMETEK or its subsidiaries, other than the Water Filtration Business.

  Transfer of Liabilities

  At or prior to the time of the Spin-Off, New Ametek will assume all of the liabilities of AMETEK, other than certain liabilities relating to the Water Filtration Business and the Retained Debt (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall include the Notes issued pursuant to the Indenture and all obligations arising under the Credit Agreement (as defined below), subject to the retention by AMETEK of the Retained Debt. New Ametek shall also assume liability for (i) uninsured health, dental and vision benefits incurred by Water Filtration Business Employees prior to the time of the Spin-Off but only if claims therefor have been submitted prior to the Spin-Off, (ii) those benefits incurred by Water Filtration Business Employees prior to the Spin-Off which are covered by insurance policies assigned to and assumed by New Ametek, (iii) all liability relating to or arising out of the defined benefit pension plans maintained by AMETEK, other than the Water Filtration Business Hourly Pension Plan, and (iv) all liability relating to or arising out of the New Ametek Employees 401(k) Plan maintained by AMETEK.

  In August 1995, AMETEK entered into a $195,000,000 revolving credit agreement (the "Credit Agreement") with a group of banks (the "Bank Group"), led by The Chase Manhattan Bank, N.A., as administrative agent ("Chase"). In connection with the Spin-Off, the Bank Group has entered into an amendment to the Credit Agreement (the "Amendment") which, among other things, permits the Credit Agreement to be assigned to and assumed by New Ametek. This assignment and assumption shall occur immediately prior to completion of the Spin-Off. The Amendment also contemplates that, prior to the Spin-Off, $25 million of the outstanding principal amount under the Credit Agreement will be replaced by separate loans from one or more members of the Bank Group and that such separate loans will, after the Spin-Off, be retained by AMETEK as the Retained Debt. The Amendment also provides some additional relief under certain of the covenants contained in the Credit Agreement.

  AMETEK will retain certain liabilities relating to the Water Filtration Business and the Retained Debt (the "Retained Liabilities").

  Certain Further Contributions

  If, after the time of the Spin-Off, either New Ametek or AMETEK holds assets which by the terms of the Distribution Agreement or the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party will promptly assign and transfer or cause to be assigned and transferred such assets to the other party.

 The Spin-Off

  Upon completion of the Contributions, the Spin-Off will be effected by the distribution to each holder of record of AMETEK Common Stock as of the close of business on the Spin-Off Record Date of certificates representing one share of New Ametek Common Stock for every share of AMETEK Common Stock held by such holder. As a result of the Spin-Off, the stockholders of record of AMETEK at the close of business on the Spin-Off Record Date will own all of the outstanding New Ametek Common Stock.

 Certain Covenants

  For five years after the Spin-Off, New Ametek will not, directly or indirectly, (i) sell any products or render any services which are currently being manufactured, sold or rendered by the Water Filtration Business, or (ii) solicit any customer or supplier of the Water Filtration Business for any purpose competitive with the Water Filtration Business; and for two years after the Spin-Off, neither AMETEK nor New Ametek will, directly or indirectly, solicit the employment of any employee of the other party and its subsidiaries.

  Prior to the Spin-Off, AMETEK will transfer and assign to New Ametek all of AMETEK's insurance policies other than (i) any policy which relates solely to the Water Filtration Business and (ii) any policy that is not assignable pursuant to its terms (a "Non-Assignable Policy"). If any policy is a Non-Assignable Policy, it is the intent of AMETEK and New Ametek that New Ametek receive the benefit of any coverage under any such policy, and that AMETEK will keep such policy in effect during its remaining term and will refrain from taking any actions (other than making a claim) which may affect New Ametek's entitlement to the benefits of, or coverage under, such policy. AMETEK and New Ametek also agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the time of the Spin-Off.

 Settlement of Intercompany Balances

  All amounts owing between the New Ametek entities and the Water Filtration Business entities, other than amounts arising in the ordinary course of business, will be deemed paid in full at or prior to the Spin-Off.

 Employees and Employee Benefit Plans

  Effective as of the Spin-Off Date, New Ametek will offer employment to all employees of AMETEK, other than employees of the Water Filtration Business, on the same terms and conditions as were in effect immediately prior to the Spin-Off. Any such transfer of employment from AMETEK to New Ametek will not constitute a termination or qualifying event under any severance policy.

  Also effective as of the Spin-Off Date, New Ametek will adopt (i) the AMETEK company-wide 401(k) Plan, (ii) the AMETEK company-wide Employees' Retirement Plan, a defined benefit pension plan covering all salaried employees hired before January 1, 1997; (iii) all hourly defined benefit pension plans sponsored by AMETEK, other than the separate pension plan covering only hourly employees of the Water Filtration Business; and (iv) all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering employees (and their spouses and dependents) of AMETEK, other than any such plans or arrangements covering only employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business. As soon as practicable on or after the Merger, New Ametek shall cause the AMETEK 401(k) Plan to make a direct plan-to-plan transfer to Culligan's 401(k) Plan consisting of the account balances of those participants who are employed in the Water Filtration Business. The Employee's Retirement Plan, as adopted by New Ametek, will retain the liability for all accrued pension benefits, including the accrued benefits of participants employed in the Water Filtration Business, as determined at the time of the Spin-Off, which benefits will be payable upon the participants' subsequent retirement or termination of employment from Culligan, or death or disability, as the case may be, as and to the extent provided for by the Employees' Retirement Plan; provided, that any such participant employed in the Water Filtration Business will continue to be credited under the Employees' Retirement Plan for employment with AMETEK and Culligan after the Spin-Off for purposes of vesting and eligibility for early retirement, disability or pre-retirement death benefits (but not for the purpose of determining the amount of the accrued benefit), and, further provided, that any such participant's compensation shall continue to be recomputed by taking into account compensation earned with AMETEK and Culligan after the Spin-Off (but limited for Employees' Retirement Plan purposes to an increase of 5%, per annum, of the 1996 compensation).

  Effective as of the Spin-Off Date, AMETEK shall continue to offer employment to employees of the Water Filtration Business on the same terms and conditions as in effect immediately prior thereto, and shall retain sponsorship of the separate pension plan which covers only hourly employees of the Water Filtration Business, and of all severance, vacation, medical, disability, life insurance, split-dollar and other welfare benefit plans covering only employees (and their spouses and dependents) of employees of the Water Filtration Business or the separable portion of such plans or arrangements attributable to employees of the Water Filtration Business.

 Stock Option and Stock Incentive Plans

  Prior to the Spin-Off, New Ametek will adopt one or more stock option, stock incentive or similar plans for its employees and directors. Effective as of the Spin-Off Date, all outstanding options to purchase the AMETEK Common Stock which are held by employees, other than the employees of the Water Filtration Business, whether or not such options are currently exercisable, will be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto; provided, however, that each such option which is an incentive stock option (within the meaning of Section 422 of the Code) shall cease to be exercisable with respect to the AMETEK Common Stock and shall become exercisable for a whole number of shares of New Ametek Common Stock and with an adjusted per share exercise price, determined in accordance with Treasury Regulation (S)1.425-1, so as to preserve both the aggregate market spread between the value of the shares of common stock subject to the option and the exercise price of the option immediately before the Spin-Off, and the per share ratio between the value of the common stock and the exercise price immediately before the Spin-Off; provided further, that each such option which is a nonqualified stock option (i.e., not an incentive stock option) shall cease to be exercisable with respect to AMETEK Common Stock and shall become exercisable for the same number of shares of New Ametek Common Stock, but with an adjusted per share exercise price which is equal to the per share exercise price of the option immediately before the Spin-Off, reduced by the amount by which the value of a share of AMETEK Common Stock immediately before the Spin-Off exceeds the value of a share of New Ametek Common Stock immediately after the Spin-Off. All stock appreciation rights granted with respect to AMETEK Common Stock held by employees, other than employees of the Water Filtration Business, whether or not then exercisable, shall similarly be assumed by New Ametek and shall be exercisable upon the same terms and conditions as in effect immediately prior thereto, provided that the stock appreciation rights shall be subject to adjustment in a manner similar to the adjustments to the assumed stock options, as described in the preceding sentence.

  AMETEK has amended those outstanding stock options which are held by employees of the Water Filtration Business to provide that, for a period beginning March 20, 1997 and ending three business days prior to the date of the Spin-Off (the "Special Offer Period"), (i) such options are fully exercisable (i.e., vested), (ii) each such option holder may, as an alternative to exercise, surrender his or her options, in whole or in part, and receive from AMETEK a cash amount equal to the market spread between the aggregate average company share price (determined as the average closing prices of AMETEK Common Stock for the ten trading days ending on the second trading day immediately prior to the Effective Time) over the aggregate exercise price, in lieu of exercising the underlying options and (iii) AMETEK will pay any holder of an option which was granted as an incentive stock option (within the meaning of Section 422 of the Code) who exercises or surrenders his options for the cash spread during the Special Offer Period an amount, in cash, equal to 20% of the taxable gain recognized from the exercise or surrender. For any option holder who is employed by the Water Filtration Business and does not exercise or surrender his options for cash during the Special Offer Period, any such unexercised options shall, at the end of the Special Offer Period, revert to the level of exercisability (i.e., vesting) as is determined solely by the terms of the option and the length of the option holder's service since the date of grant, and the right to surrender the options for cash and the right of holders of options which were granted as incentive stock options to receive the special 20% cash payment, as described above, shall lapse, and, as of the Effective Time, such unexercised options will be exchanged for Culligan Options to purchase, pursuant to the Culligan Option Conversion Ratio, a number of shares of Culligan Common Stock. Effective as of the Spin-Off Date, AMETEK shall retain (and shall not contribute to New Ametek) cash in an amount equal to 60% of the market spread of the unexercised options held by Water Filtration Business Employees.

 Conditions to the Spin-Off

  The obligations of AMETEK and New Ametek to consummate the Spin-Off and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of (i) all the conditions contained in the Merger Agreement which relate to AMETEK or New Ametek, and (ii) the condition that all authorizations, orders or approvals, or declarations or filings with, or the expiration of waiting periods imposed by, any governmental entity or other public or private entity the failure of which to obtain would have a material adverse effect on AMETEK or New Ametek, will have been filed, occurred, or been obtained.

  The obligations of AMETEK to consummate the Spin-Off and perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that New Ametek will have effected its assumption of the Assumed Liabilities as contemplated by the Distribution Agreement.

  The obligations of New Ametek to consummate the transactions contemplated by the Distribution Agreement and to perform all other obligations set forth in the Distribution Agreement are subject to the satisfaction or waiver of the condition that AMETEK will have contributed to New Ametek the Contributed Assets, as contemplated by the Distribution Agreement.

 Amendment; Waiver

  The Distribution Agreement (including the Annexes, Schedules and exhibits thereto) may be amended in writing by AMETEK or New Ametek at any time prior to the time of the Spin-Off with the prior written consent of Culligan. At any time prior to the Spin-Off, either AMETEK or New Ametek may waive in writing compliance by the other with any of the agreements or conditions contained in the Distribution Agreement with the prior consent of Culligan. Any amendment or waiver determined to be material by the AMETEK Board will be subject to further approval of the stockholders. The failure of any party to the Distribution Agreement to assert any of its rights under or to enforce any provision of the Distribution Agreement or otherwise will not constitute a waiver of its rights under such provision or any other provision.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into the Tax Allocation Agreement, which provides for the allocation of all tax liabilities of AMETEK and its subsidiaries for taxable periods before and after the Spin-Off. In general, under the Tax Allocation Agreement, (i) New Ametek will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) ending on or before the Spin-Off Date and any tax liability attributable to the assets and businesses to be transferred to or held by New Ametek (i.e., all of the assets and businesses other than the Water Filtration Business) for all taxable periods and (ii) AMETEK will be liable for any tax liability attributable to the Water Filtration Business for taxable periods (or portions thereof) beginning after the Spin-Off Date.

  In addition, except as provided below, New Ametek will be liable for any tax liability resulting from transfers of stock and/or assets undertaken in connection with or to effect the Contributions, the Spin-Off or the Merger ("Restructuring Taxes") including, without limitation, any tax liability imposed on AMETEK as a result of the Contributions failing to qualify as a reorganization under Section 368 (a) (1) (D) of the Code or the Spin-Off failing to qualify as a distribution under Section 355 of the Code. AMETEK and Culligan will be liable for any Restructuring Taxes caused by an action inconsistent with Culligan's representations made in connection with obtaining the Private Letter Ruling and/or the Tax Opinions and which is taken by Culligan prior to the Spin-Off or by Culligan or AMETEK during the two-year period after the Spin-Off. Furthermore, in the event that AMETEK and New Ametek would each be liable for taxes resulting from the Spin-Off and/or the Merger (without regard for any action taken by the other party), AMETEK and New Ametek shall each be liable for one-half of such taxes and shall indemnify each other for any excess of such amount paid. Pursuant to the Distribution Agreement, AMETEK and New Ametek shall share equally all taxes (and certain other transaction costs) incurred in connection with the Contributions and all transfer taxes imposed in connection with or as a result of the Merger subject, in the case of AMETEK, to a limit of $1,500,000.

TERMS OF THE TRANSITION SERVICES AGREEMENT

  In connection with the Spin-Off and the Merger, New Ametek and the Surviving Corporation will enter into the Transition Services Agreement, which sets forth the obligations of New Ametek to provide the Surviving Corporation with certain transition services and support, including but not limited to, payroll and benefits administration; administrative services related to employee benefit plans; advertising and marketing services; fixed asset accounting; vehicle fleet management; management information systems; treasury services; risk management services; tax compliance information; access to a web site; access to financial information for audited financial statements; access to shared facilities; and such other services as may be requested from time to time to assist in the transition, for a period of up to nine (9) months after the date of the Transition Services Agreement. In consideration for such transition services, the Surviving Corporation will pay to New Ametek a fee based on New Ametek's fully burdened costs of providing such services, which will be mutually agreed upon by New Ametek and the Surviving Corporation prior to the time such transition services are provided.

TERMS OF THE INDEMNIFICATION AGREEMENT

  In connection with the Spin-Off and the Merger, AMETEK, New Ametek and Culligan will enter into an Indemnification Agreement which sets forth each party's rights and obligations with respect to indemnification for matters relating to the Contributions, the Spin-Off and the Merger.

  The Indemnification Agreement will provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, New Ametek will indemnify, defend and hold harmless

Culligan from and against, and pay or reimburse Culligan for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Contributed Assets or the Assumed Liabilities (including the failure by New Ametek or any subsidiary or Affiliate of New Ametek to pay, perform or otherwise discharge such Assumed Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of AMETEK's business (other than the conduct and operation of the Water Filtration Business) prior to the Effective Time; (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in this Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by AMETEK relating to New Ametek or AMETEK contained in or omitted from the Registration Statements or this Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by New Ametek or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; (d) arising out of or resulting from any breach of or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement; (e) arising out of or resulting from any actual or alleged violation of any law, rule or regulation of any Governmental Entity by AMETEK or New Ametek or any of their subsidiaries or any director, officer, employee or agent of AMETEK or New Ametek or any of their subsidiaries (collectively, "Legal Matters") occurring or alleged to have occurred at or prior to the Effective Time with respect to the New Ametek Businesses; (f) relating to or arising from any claim that the execution, delivery or performance by AMETEK or New Ametek of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which AMETEK or any of its subsidiaries is a party prior to the Spin-Off; and (g) arising out of or relating to the handling, use, storage, recycling, treatment, transport, Release or disposal of Hazardous Substances by AMETEK, any of its subsidiaries, affiliates or predecessors (including any prior owner of the Retained Realty (as defined below)) or any third party engaged by any of them, prior to the Effective
Time: (x) at any former properties or facilities of AMETEK or any of its subsidiaries, affiliates, or predecessors (including any prior owner of the Retained Realty, including former properties or facilities relating to the Retained Assets or the Water Filtration Business (but not including any real property owned or leased by the Water Filtration Business, as of the Spin-Off Date (the "Retained Realty")); (y) at the Retained Realty, but only to the extent that the Indemnifiable Losses arise from activities or business operations that preceded the activities or business operations of the Water Filtration Business at the Retained Realty; and (z) at any site or location other than the Retained Realty where such handling, use, storage, recycling, treatment, transport, Release or disposal (or arranging for such activities by third parties) was related to the activities or business operations of the Retained Assets or the Water Filtration Business (provided that this clause
(z) shall not cover any migration of a Release from the Retained Realty).

  The Indemnification Agreement will further provide that except as otherwise specifically provided in the Merger Agreement or any of the Distribution Documents, Culligan will indemnify, defend and hold harmless, or cause AMETEK to indemnify, defend and hold harmless New Ametek from and against, and pay or reimburse New Ametek for, all Indemnifiable Losses, as incurred: (a) arising out of or resulting from (x) the Water Filtration Business or the Retained Liabilities (including the failure by Culligan or any of its subsidiaries to pay, perform or otherwise discharge such Retained Liabilities in accordance with their terms) whether such Indemnifiable Losses arise out of or result from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time or (y) the conduct or operation of the Water Filtration Business following the Effective Time (other than any such conduct or operation which would give rise to a right to indemnification by the Parent Indemnitees under the Indemnification Agreement); (b) arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or in this Joint Proxy Statement/Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Culligan relating to Culligan or any of its subsidiaries (other than AMETEK and its subsidiaries) contained in or omitted from any of the Registration Statements or this Joint Proxy Statement/Prospectus; (c) arising out of or resulting from the breach by Culligan or any of its subsidiaries of any agreement or covenant contained in the Merger Agreement or any of the Distribution Documents which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; and (d) relating to or arising from any claim that the execution, delivery or performance by Culligan or Culligan Merger Sub of the Merger Agreement and each Ancillary Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Contract to which Culligan or Culligan Merger Sub is a party prior to the Spin-Off.

  The Indemnification Agreement will provide that with respect to Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement, New Ametek will not have any liability under the Indemnification Agreement unless the aggregate of all Indemnifiable Losses for which New Ametek would be liable under the Indemnification Agreement exceeds on a cumulative pre-tax basis an amount equal to $800,000 (the "Basket Amount"); provided, that, once the Basket Amount is exceeded, New Ametek will only pay Indemnifiable Losses in excess of such Basket Amount. Notwithstanding the foregoing, New Ametek's liability for Indemnifiable Losses arising out of or resulting from any breach or inaccuracy in any representation or warranty of AMETEK or New Ametek contained in the Merger Agreement is limited (i) in the aggregate to $25,000,000 and (ii) to only those Indemnifiable Losses for which New Ametek has received written notice of on or prior to eighteen months from the Closing Date.

TERMS OF THE TRADEMARK AGREEMENT

  Following the time of the Spin-Off, New Ametek will have the sole and exclusive ownership of and right to use all of the names, trademarks, trade names and other proprietary rights of AMETEK (collectively, the "Intellectual Property"), including all rights to the "Ametek" name other than the intellectual property relating primarily to the Water Filtration Business. Pursuant to the Trademark Agreement between AMETEK and New AMETEK, AMETEK will retain the right to use, for a period of five years, the "Ametek" trade name and any AMETEK trademarks, service marks or logos which use the word "Ametek" and are currently in use by the Water Filtration Business (collectively, the "Marks"). In addition, for the three successive one-year terms following such five year period, New Ametek will grant to AMETEK, pursuant to the Trademark Agreement, an exclusive worldwide license to the Marks at a royalty rate of $1,000,000 per year. AMETEK (which following the Merger will have changed its name to Culligan Water Company, Inc.) is prohibited, however, from using the "Ametek" mark alone or in connection with other terms as part of a corporate name. The Trademark Agreement also provides for usual and customary provisions, including quality control, audit and marking provisions.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain Federal income tax consequences of the Contributions, the Spin-Off and the Merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and which are subject to changes occurring after such date, possibly with retroactive effect. This summary is for general information only and does not address the effects of any state, local or foreign tax laws. In addition, it does not purport to address all of the tax consequences applicable to any particular taxpayer or to taxpayers subject to special treatment under the Code, including, without limitation, foreign holders, holders of AMETEK Common Stock acquired pursuant to the exercise of employee stock options or otherwise as compensation, insurance companies, tax-exempt organizations, financial institutions, broker dealers or persons who do not hold the AMETEK Common Stock as a capital asset. EACH HOLDER OF AMETEK COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE SPIN-OFF AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

  The Contributions, the Spin-Off and the Merger are conditioned upon the issuance by the IRS of the Private Letter Ruling reasonably satisfactory in form and substance to AMETEK and Culligan substantially to the effect that, on the basis of the facts, representations and assumptions existing at the Effective Time: (i) the Contributions followed by the Spin-Off qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code; (ii) the Spin-Off qualifies as a tax-free distribution pursuant to Section 355(a) of the Code; and (iii) the Merger qualifies as a tax-free reorganization pursuant to Section 368 (a)(1)(B) of the Code. The IRS has issued the Private Letter Ruling.

  If the IRS revokes the Private Letter Ruling as to any one or more of the three rulings described in the preceding paragraph (each, an "Omitted Ruling"), this requirement will nevertheless be satisfied if, on or prior to the Closing Date, AMETEK receives an opinion of Stroock & Stroock & Lavan LLP and Culligan receives an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (together, the "Tax Opinions") to the same effect as each such Omitted Ruling. Each such Tax Opinion, if any, would be based upon certain qualifications and assumptions as noted therein and upon certain representations of AMETEK, New Ametek and Culligan. It would represent such counsel's best legal judgment and would not be binding on the IRS or the courts. There can be no assurance that the IRS or the courts would not take one or more contrary positions to those expressed in the Tax Opinions.

  The Contributions, the Spin-Off and the Merger will also not be consummated unless there shall be no proposed legislation introduced in bill form and pending action in Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the Federal income tax consequences described in the Private Letter Ruling (and/or the Tax Opinions) in respect of the Contributions, Spin-Off or Merger. On June 13, 1997, the House Ways and Means Committee voted to approve legislation, and on June 19, 1997, the Senate Finance Committee voted to approve similar legislation (together, the "Proposed Legislation") that if applicable to the Spin-Off and Merger would cause the Spin-Off to be taxable to New Ametek. The Proposed Legislation would not apply to any distribution after April 16, 1997 if the distribution is (i) made pursuant to a written agreement which was (subject to customary conditions) binding on April 16, 1997 and at all times thereafter, (ii) described in a ruling request submitted to the IRS on or before April 16, 1997, or (iii) described on or before such date in a public announcement or in a filing with the Commission required solely by reason of the distribution (the "Transitional Relief"). Since the Spin-Off and Merger would satisfy one or more of the requirements for Transitional Relief, the Proposed Legislation, if enacted in its present form, would not be applicable to the transactions. However, there can be no assurance that the Proposed Legislation would be enacted in its present form or that other legislation, materially adverse to the Contributions, the Spin-Off or the Merger and with different effective dates and/or transitional relief, would not be introduced or enacted after the date hereof. The introduction or enactment of legislation differing from the Proposed Legislation could delay or prevent consummation of the Contributions, the Spin-Off and the Merger.

CONSEQUENCES OF THE CONTRIBUTIONS AND THE SPIN-OFF

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Contributions and the Spin-Off:

    1. No gain or loss will be recognized by (and no amount will be included in the income of) holders of AMETEK Common Stock on their receipt of New Ametek Common Stock in the Spin-Off.

    2. Following the Spin-Off, the aggregate tax basis of the AMETEK Common Stock and the New Ametek Common Stock in the hands of the holders of AMETEK Common Stock will equal the tax basis of the AMETEK Common Stock held immediately before the Spin-Off, allocated in proportion to the fair market value of each on the Spin-Off Date.

    3. The holding period of the New Ametek Common Stock received by the holders of AMETEK Common Stock will include the holding period of the AMETEK Common Stock on which the Spin-Off was made, provided such AMETEK Common Stock is held as a capital asset on the Spin-Off Date.

    4. No gain or loss will be recognized by AMETEK or New Ametek as a result of the Contributions or the Spin-Off.

  If the Contributions and the Spin-Off did not qualify for tax-free treatment under Code Sections 368(a)(1)(D) and 355, then for Federal income tax purposes
(i) AMETEK would be required to recognize gain on the Spin-Off to the extent that the fair market value of the shares of New Ametek Common Stock distributed in the Spin-Off exceeded AMETEK's tax basis of such shares and
(ii) each holder of AMETEK Common Stock would be required to recognize dividend income in an amount equal to the fair market value of the shares of New Ametek Common Stock received in the Spin-Off, up to such stockholder's allocable share of AMETEK's current and accumulated earnings and profits (which would include the amount of gain referred to in clause (i) above).

CONSEQUENCES OF THE MERGER

  Based upon the Private Letter Ruling (and/or the Tax Opinions), the following is a summary of the anticipated Federal income tax consequences of the Merger:

    1. No gain or loss will be recognized by holders of AMETEK Common Stock whose shares of AMETEK Common Stock are exchanged solely for Culligan Common Stock pursuant to the Merger Agreement (except with respect to cash received by such holders of AMETEK Common Stock in lieu of fractional shares of Culligan Stock). An AMETEK stockholder who receives cash in lieu of fractional shares of Culligan Common Stock will recognize capital gain or loss in an amount equal to the difference between the cash so received and the portion of the tax basis in AMETEK Common Stock (as determined immediately following the Spin-Off) that is allocable to such fractional share. Such capital gain or loss will be long-term capital gain or loss, provided such fractional shares would have been held by such stockholder as a capital asset immediately prior to the Merger.

    2. The tax basis of the Culligan Common Stock received (or, in the case of fractional shares, deemed received) by holders of AMETEK Common Stock who exchange their AMETEK Common Stock solely for Culligan Common Stock in the Merger will be the same as the aggregate tax basis of the AMETEK Common Stock (as determined immediately following the Spin-Off) surrendered in exchange therefor.

    3. The holding period for the shares of Culligan Common Stock received in the Merger will include the period during which the shares of the AMETEK Common Stock surrendered in exchange therefor were held, provided that such shares of AMETEK Common Stock were held as a capital asset immediately prior to the Merger.

    4. No gain or loss will be recognized by AMETEK, Culligan Merger Sub or Culligan as a result of the Merger.

  If the Merger did not qualify for tax-free treatment as a reorganization under Code Section 368(a)(1)(B), each holder of AMETEK Common Stock would recognize gain or loss equal to the difference between the fair market value of the Culligan Common Stock received and such holder's tax basis of the shares of AMETEK Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the Contributions and the Spin-Off under Code Sections 355 and 368(a)(1)(D).

                                CAPITALIZATION


  The following table sets forth as of April 30, 1997, the capitalization of Culligan as of such date and as adjusted to reflect the Merger as if it had occurred on April 30, 1997. See the "CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION--Culligan Unaudited Condensed Pro Forma Combined Balance Sheet" and the accompanying notes thereto. This table should be read in conjunction with the Consolidated Financial Statements of Culligan and the accompanying notes, appearing in the Culligan Form 10-Q incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                             APRIL 30, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash and cash equivalents................................ $ 13,244   $ 14,182
                                                          ========   ========
Short term debt:
  Notes payable and current maturities of long term debt. $ 17,905   $ 18,268
                                                          --------   --------
Long term debt:
  Notes payable to banks.................................   27,556     52,556
  Other..................................................    6,671      6,671
                                                          --------   --------
    Total long term debt.................................   34,227     59,227
                                                          --------   --------
Stockholders' equity:
  Common stock, $0.01 par value per share;
   60,000,000 shares authorized; 21,384,130 actual shares
   issued and outstanding (24,850,797 shares as adjust-
   ed)...................................................      214        249
  Additional paid-in capital.............................  236,477    363,916
  Retained (deficit).....................................  (35,187)   (35,187)
  Foreign currency translation adjustment................   (3,973)    (3,973)
                                                          --------   --------
    Total stockholders' equity...........................  197,531    325,005
                                                          --------   --------
    Total capitalization................................. $249,663   $402,500
                                                          ========   ========

              CULLIGAN UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited condensed pro forma combined statement of operations for the fiscal year ended January 31, 1997 and for the three-month period ended April 30, 1997 give effect to the Merger as if it occurred on February 1, 1996. The accompanying unaudited condensed pro forma combined balance sheet as of April 30, 1997 gives effect to the Merger as if it occurred on April 30, 1997.

  The unaudited pro forma financial information of Culligan is presented for illustrative purposes only and is not necessarily indicative of the combined results of operation or financial position of Culligan if the Merger had occurred on the assumed dates, nor is it necessarily indicative of the future results of operations or financial position of Culligan. The unaudited pro forma financial information is based on the historical consolidated financial statements of Culligan for the year ended January 31, 1997 and for the three-month period ended April 30, 1997 and the Water Filtration Business for the year ended December 31, 1996 and the three-month period ended March 31, 1997 and should be read in conjunction with such historical financial information and the notes thereto, which appear elsewhere herein and in the Culligan 10-K and the Culligan Form 10-Q which are incorporated herein by reference. The selected historical financial information for Culligan for the three-month periods ended April 30, 1996 and April 30, 1997 is derived from the unaudited financial statements of Culligan and should be read in conjunction with the Culligan Form 10-Q. In the opinion of Culligan's management, the summary consolidated financial information for the three months ended April 30, 1996 and 1997 include all adjustments necessary to present fairly the information set forth therein. Results of operations for the interim periods may not be indicative of results for the full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

  The pro forma adjustments applied in the unaudited pro forma financial information reflect the Merger as a purchase. Under the purchase method of accounting, the purchase cost will be allocated to acquired assets and liabilities based on their fair relative values as of the Closing Date with the excess of the purchase cost over fair value allocated to goodwill. Such allocations are based on valuations and other studies that are not yet complete. Accordingly, the final allocations will be different from those reflected. However, based on current information, Culligan does not presently expect the final allocations to differ materially from the amounts presented.

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                                JANUARY 31, 1997

                           CULLIGAN     WATER FILTRATION
                          YEAR ENDED        BUSINESS         MERGER
                          JANUARY 31,      YEAR ENDED      ADJUSTMENTS                 PRO
                             1997      DECEMBER 31, 1996     (A)(B)                   FORMA
                          ----------- -------------------- -----------               --------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............   $371,018         $68,650          $  (827)(c)             $438,841
Cost of goods sold......    205,581          44,039              834 (c),(d),(e),(f)  250,454
                           --------         -------          -------                 --------
Gross profit............    165,437          24,611           (1,661)                 188,387
Selling, general and ad-
 ministrative...........    113,932          10,004              314 (c),(d),(e)      124,250
Depreciation expense....         --           1,919           (1,919)(e)                   --
Amortization of intangi-     17,522             328            3,126 (g)               20,976
 ble assets.............   --------         -------          -------                 --------
Operating income (loss).     33,983          12,360           (3,182)                  43,161
Other income (expense),       5,023              (9)              --                    5,014
 net....................   --------         -------          -------                 --------
Income (loss) before in-
 terest and income tax-
 es.....................     39,006          12,351           (3,182)                  48,175
Interest income.........      2,633              --               --                    2,633
Interest expense........     (5,490)             --           (1,609)(h)               (7,099)
Income taxes............    (20,264)         (4,188)             730 (i)              (23,722)
                           --------         -------          -------                 --------
Net income (loss).......   $ 15,885         $ 8,163          $(4,061)                $ 19,987
                           ========         =======          =======                 ========
Weighted average shares
 outstanding (000's)....     21,375             n/a            3,467 (j)               24,842
Net income per share....   $   0.74             n/a              n/a                 $   0.80
                           ========         =======          =======                 ========

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                                 APRIL 30, 1997

                             CULLIGAN      WATER FILTRATION
                           THREE MONTHS        BUSINESS        MERGER
                          ENDED APRIL 30, THREE MONTHS ENDED ADJUSTMENTS             PRO
                               1997         MARCH 31, 1997     (A)(B)               FORMA
                          --------------- ------------------ -----------           --------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............     $ 99,403          $18,721         $   --              $118,124
Cost of goods sold......       54,354           12,045            106 (d),(e),(f)    66,505
                             --------          -------         ------              --------
Gross profit............       45,049            6,676           (106)               51,619
Selling, general and ad-
 ministrative...........       30,251            2,814            182 (d),(e)        33,247
Depreciation expense....          --               527           (527)(e)                --
Amortization of intangi-          714               68            781 (g)             1,563
 ble assets.............     --------          -------         ------              --------
Operating income (loss).       14,084            3,267           (542)               16,809
Other income (expense),        31,722               (5)            --                31,717
 net....................     --------          -------         ------              --------
Income (loss) before in-
 terest and income tax-
 es.....................       45,806            3,262           (542)               48,526
Interest income.........          412               --             --                   412
Interest expense........       (1,235)              --           (391)(h)            (1,626)
Income taxes............      (17,855)          (1,048)            77 (i)           (18,826)
Minority interest.......         (114)              --             --                  (114)
                             --------          -------         ------              --------
Income before extraordi-
 nary item..............       27,014            2,214           (856)               28,372
Extraordinary item for
 the write off of
 capitalized refinancing
 costs (net of
 applicable income tax
 benefit of $272).......         (422)              --             --                  (422)
                             --------          -------         ------              --------
Net income (loss).......     $ 26,592          $ 2,214         $ (856)             $ 27,950
                             ========          =======         ======              ========
Weighted average shares
 outstanding (000's)....       22,123              n/a          3,467 (j)            25,590
Net income per share....     $   1.20              n/a            n/a              $   1.09
                             ========          =======         ======              ========

     NOTES TO CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF
                                  OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) The Water Filtration Business statement of operations includes revenues and expenses derived from AMETEK's historical cost financial accounts. The associated revenues and expenses are either directly attributable to the Water Filtration Business or have been allocated to the Water Filtration Business based upon methods considered reasonable by AMETEK's management. The statement of operations of the Water Filtration Business were prepared in contemplation of the Merger.

(b) The pro forma adjustments do not reflect any operating efficiencies or cost savings that may result from the merged business. Also, a final determination of the required purchase accounting adjustments has not been made, and the earnings results will vary from those pro forma earnings shown based on the final adjustments.

(c) To eliminate November and December 1995 sales of $827 and cost of goods sold of $359 and selling, general and administrative expenses of $367 related to APIC International S.A., a wholly owned subsidiary of the Water Filtration Business, that were included in the Water Filtration Business results for the year ended December 31, 1996.

(d) To reclassify research and development expenses of $618 and $160 included in the costs of goods sold of the Water Filtration Business to selling, general and administrative expenses for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. These expenses are reclassed to selling, general and administrative expenses in order to present the statement of operations of the Water Filtration Business on a basis consistent with Culligan.

(e) To reclassify depreciation expense of the Water Filtration Business to cost of goods sold by $1,856 and $505; and selling, general and administrative expenses by $63 and $22 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, in order to present the statement of operations of the Water Filtration Business on a basis consistent with Culligan.

(f) To capitalize tooling costs expensed by the Water Filtration Business, net of additional depreciation expense related to such capitalized amounts. The adjustment results in a net decrease of $45 and $239 to cost of goods sold of the Water Filtration Business for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. The adjustment is necessary to present the statement of operations of the Water Filtration Business in accordance with the accounting policies that will be used after the Merger.

(g) To record amortization expense of $2,966 and $741 for the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, for goodwill resulting from the excess of the purchase price paid by Culligan over the sum of identifiable assets acquired and liabilities assumed. The amortization period for goodwill is 40 years. Amortization expense also includes $160 and $40 for the year ended January 31, 1997 and the three months ended April 30, 1997, respectively, for identifiable trademarks which are being amortized over 20 years. Also see Note (c) to the Pro Forma Condensed Balance Sheet.

(h) To record interest expense of $1,609 and $391, reflecting one year's and three months', respectively, estimated interest expense for the debt of $25,000 assumed in the Merger. Also see Note (e) to the Culligan Unaudited Condensed Pro Forma Combined Balance Sheet.

  The effect of a 1/8 percent change in the interest rate on the $25,000 debt assumed in the Merger would be approximately $31 for the year ended January 31, 1997 and $8 for the three months ended April 30, 1997.

(i) To record the tax effect (at 40%) of all pro forma adjustments except goodwill, which is not tax deductible.

(j) To adjust the shares of common stock outstanding to reflect the issuance of 3,466,667 shares of Culligan common stock as if the shares were issued on February 1, 1996. Also see Note (f) to the Culligan Unaudited Condensed Pro Forma Combined Balance Sheet.

                     CULLIGAN UNAUDITED CONDENSED PRO FORMA
                             COMBINED BALANCE SHEET
                                 APRIL 30, 1997

                                           WATER
                                         FILTRATION
                               CULLIGAN   BUSINESS
                                APRIL    MARCH 31,    MERGER
                               30, 1997     1997    ADJUSTMENTS    PRO FORMA
                               --------  ---------- -----------    ---------
                                          (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
Cash and cash equivalents....  $ 13,244   $   938    $    --  (a)  $  14,182
Accounts and notes
 receivable, net allowance
 for doubtful accounts.......    93,263    12,244         --  (a)    105,507
Inventories..................    50,616     6,848         --  (a)     57,464
Prepaid and other current as-
 sets........................    18,119       814         --  (a)     18,933
                               --------   -------    --------      ---------
  Total current assets.......   175,242    20,844         --  (a)    196,086
                               --------   -------    --------      ---------
Property, plant and
 equipment, net of
 accumulated depreciation....    91,738    17,600         752 (b)    110,090
Intangible assets, net of ac-
 cumulated amortization......   100,790     3,216     121,825 (c)    225,831
Other noncurrent assets......    22,114       --          --  (a)     22,114
                               --------   -------    --------      ---------
  Total assets...............  $389,884   $41,660    $122,577      $ 554,121
                               ========   =======    ========      =========
CURRENT LIABILITIES:
Accounts payable and accrued
expenses.....................  $ 81,793   $ 8,231    $  1,163 (d)  $  91,187
Notes payable and current ma-
 turities of long-term debt..    17,905       363         --  (a)     18,268
                               --------   -------    --------      ---------
  Total current liabilities..    99,698     8,594       1,163        109,455
                               --------   -------    --------      ---------
LONG-TERM LIABILITIES:
Long-term debt...............    34,227       --       25,000 (e)     59,227
Deferred income taxes and
 other noncurrent liabili-
 ties........................    58,428     2,006         --  (a)     60,434
                               --------   -------    --------      ---------
  Total long-term liabili-
   ties......................    92,655     2,006      25,000        119,661
                               --------   -------    --------      ---------
STOCKHOLDERS' EQUITY:
Common stock.................       214       --           35 (f)        249
Additional paid-in capital...   236,477       --      127,439 (f)    363,916
Retained earnings (deficit)..   (35,187)   32,230     (32,230)(g)    (35,187)
Foreign currency translation
 adjustment..................    (3,973)   (1,170)      1,170 (g)     (3,973)
                               --------   -------    --------      ---------
  Total stockholders' equity.   197,531    31,060      96,414        325,005
                               --------   -------    --------      ---------
  Total liabilities and
   stockholders' equity......  $389,884   $41,660    $122,577      $ 554,121
                               ========   =======    ========      =========

    NOTES TO CULLIGAN UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) It is assumed that the historical valuation of the assets and liabilities of the Water Filtration Business approximates the new book basis for the merged business, based on the preliminary allocation of the purchase price using the purchase method of accounting. Also see Note (c) regarding the preliminary allocation of the purchase price.

(b) The $752 adjustment to property, plant and equipment results from the capitalization of the Water Filtration Business's tooling costs to be consistent with the accounting policies of Culligan. These costs were previously expensed by the Water Filtration Business. Also see Note (c) regarding the preliminary allocation of the purchase price.

(c) The intangible assets amount of $121,825 represents goodwill of $118,625 and identifiable trademarks of $3,200. Goodwill represents the excess of the purchase price (see Note (f)) paid by Culligan over the sum of identifiable assets acquired less liabilities assumed. Under purchase accounting, the purchase cost will be allocated to acquired assets and liabilities based on their relative fair values at the acquisition date based on valuations and other studies which are not yet complete. The identifiable trademarks of $3,200 will be amortized over 20 years, the expected life of the assets. The difference has been allocated to goodwill which will be amortized over forty years. Such allocations are subject to final determination based on real estate, leasehold, identifiable trademarks and equipment, valuation studies and a review of the books, records and accounting policies of the Water Filtration Business. These studies are expected to be completed after the acquisition date but before the end of fiscal 1998. Accordingly, the final allocations will be different from the amount reflected herein. However, based on current information, management does not presently expect the final allocations to differ materially from the amounts presented.

(d) To record a financial advisory fee of $1,163 to be paid in connection with the purchase.

(e) To record issuance of $25,000 of long-term debt in connection with the purchase (also see Note (f) below). It is assumed the $25,000 will be obtained through additional borrowings on the Culligan Credit Facility.

(f) To record the issuance of 3,466,667 shares of Culligan's common stock at $36.85 a share for the purchase of the Water Filtration Business. The number of shares is based on a purchase price of $155,000, less assumed debt of $25,000, divided by $37.50 (as provided in the Merger Agreement).

  The market price of the Culligan Common Stock used to prepare this pro forma adjustment is based on the average of the closing price of Culligan Common Stock for a period of five days, beginning two days before the Merger announcement and ending two days following the Merger announcement. The estimated total market value of the common stock of $127,747 has been reduced by $273 which is the estimated direct costs of registration. The net market value of the common stock of $127,474 plus the face value of the long-term debt described in Note (e) and the financial advisory fee of $1,163 described in Note (d) equals the aggregate Merger consideration of $153,637.

  The aggregate Merger consideration may increase for Culligan stock options issued in substitution for stock options to purchase AMETEK Common Stock held by Water Filtration Business Employees. Culligan does not expect, however, the number of potential options issued, if any, to be material. The final purchase price is also subject to adjustment based on adjusted net worth of the Water Filtration Business to be determined upon an audit of the closing balance sheet.

(g) To eliminate the equity of the Water Filtration Business.

                                 THE COMPANIES

  A more detailed description of the business of Culligan is contained in the Culligan 10-K incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

CULLIGAN

  Culligan serves the household and consumer market, including the bottled water market, and the commercial and industrial markets, including PDS, operate and maintain ("O&M"), build, own and operate and other markets, offering a broad range of products and services. Culligan's product lines include filtration devices, reverse osmosis systems, desalination facilities, bottled water, water softeners, deionizers and ultrafiltration products. Product sizes range from small devices for residential customers to large multi-process systems that are custom engineered and manufactured for industrial customers. Through its independent dealers, company-owned dealers and international distributors, Culligan also offers a full line of accessories, replacement parts and services. In addition, Culligan is a major provider of PDS both domestically and internationally.

  Culligan conducts its activities in two principal areas: household and consumer and commercial and industrial.

 Household and Consumer

  Culligan is the leading manufacturer and distributor of water purification and treatment products to residential customers in the United States. Culligan's domestic and international household and consumer products and services address residential water problems, including the removal of lead, cysts and other health-related contaminants, the elimination of chlorine and unpleasant odors and tastes from water, and the softening of water by removing minerals.

  Culligan, through its independent and Culligan-owned dealers, sells, installs and services a broad range of filters, reverse osmosis units and water softeners that address household water problems. Culligan's strong brand recognition, popularized by its famous "Hey Culligan Man!"(R) commercials, as well as its extensive dealer network, have combined to give Culligan a leading position in the residential water treatment market.

  Culligan produces and sells mechanical filtration systems and point-of-use filters in the household and consumer market designed to improve the quality of drinking water. In 1988, Culligan became the first to receive certification from the independent National Sanitation Foundation ("NSF") under NSF's standard for residential reverse osmosis drinking water systems. Since that time, Culligan has developed many proprietary reverse osmosis systems to improve the quality of drinking water, including Culligan's latest model of its Aqua-Cleer(R) Drinking Water System that utilizes the reverse osmosis process to filter tap water three times before it comes out of the faucet.

  Culligan also offers a wide array of water softening and conditioning equipment and products for household use. Household automatic softeners and portable exchange conditioners have constituted a large portion of Culligan's household business since its inception.

  In fiscal 1997, Culligan, through its newly-formed Consumer Markets Division, launched a line of water filtration products for sale through department stores and do-it-yourself outlets and entered into several marketing partnerships for the co-branding of products with partners that are expected to provide rapid channel access and recurring revenue from replacement filter sales. The first products introduced by the division, faucet mount filters, were shipped to department stores in the second quarter of fiscal 1997. By the end of the year, the division had expanded its product offerings with the introduction of three new Culligan(R) home water filtration product lines designed for the "do-it-yourself" market, consisting of under-counter systems, refrigerator water/ice maker filter systems and a sediment and rust reduction whole house filtration system and had announced the introduction of

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

a designer glass pitcher filtration system and two new monitored faucet mount systems that are being rolled out to the high-end department store channels in fiscal 1998. In fiscal 1997, Culligan also entered into a marketing partnership with Health-o-meter, the parent of Mr. Coffee, for plastic pour through pitchers and with a major appliance manufacturer to provide a refrigerator water/ice maker filtration system as well as a long-term corporate partnering agreement with Moen Incorporated to develop Moen(R) products incorporating Culligan water filtration assemblies.

  Through its Everpure subsidiary, Culligan also serves the residential market by providing point-of-use filtration systems for homes and apartments as well as recreational vehicles such as Winnebago, Fleetwood and Airstream products. Everpure's filtration systems reduce or remove off-tastes, odors, chlorine, dirt, rust, asbestos fibers and parasitic protozoan cysts from the water supply.

  Utilizing its distribution network and product technology, Culligan entered the bottled water market in 1987 by licensing the sale of five-gallon containers of bottled water under the Culligan name. Because of growing consumer concern over the quality of water and its health effects, the bottled water market has grown substantially in recent years and is expected to continue to expand. Culligan's licensed bottled water sales now rank fourth in the five-gallon bottled water market in the United States with an annual growth rate of approximately 21% in fiscal 1997 and is the only brand in the five-gallon bottled water business with a nationwide distribution network.

  Bottled water under the Culligan name is produced at over 100 company-owned, franchised or licensed bottling locations and sold through over 500 company-owned and franchised dealers in the United States. Culligan receives royalty payments from its licensed producers and dealers based on the volume of sales. Culligan's dealers typically deliver the five-gallon bottles to a customer's home or office on a route basis, and the customer rents the dispenser console. The dealers also pick up the empty bottles which are then cleaned and refilled at the bottling location. Culligan generally does not participate in any other segment of the bottled water market.

 Commercial and Industrial

  Culligan designs, manufactures and, primarily through its distribution network, sells, installs and services a wide range of products to solve the complex water problems of its commercial and industrial customers. These products include filtration systems, reverse osmosis units, water softeners, desalination systems, deionizers and high quality ultrafiltration and microfiltration products capable of producing ultrapure water. Culligan believes that its dealer network provides it with a competitive advantage in the commercial and industrial markets because the dealers are able to service systems on a national and international basis.

  Commercial

  Commercial users require water treatment systems that remove dissolved minerals, such as calcium, magnesium, iron or manganese, and health-related contaminants from the available water supply and are capable of treating large quantities of water on a cost effective basis. Culligan's commercial products use technologies similar to its residential products, but afford greater capacity, durability and effectiveness and allow customers increased flexibility for customization. For example, Culligan's filters, deionizers and softeners provide food and beverage manufacturers with consistently high quality water enabling them to preserve uniformity of taste and appearance in their products, reduce health-related contaminants and minimize equipment maintenance costs.

  Other commercial enterprises such as airlines, hotels, restaurants, car washes, laundromats, office buildings and apartment complexes use Culligan products to condition, filter, deionize and otherwise treat large quantities of water. Unique features of Culligan's commercial water softeners include high quality Cullex(R) resins, the Dubl-Safe(TM) brine system and a full range of system controls that minimize salt usage, such as Culligan's solid state Aqua-Sensor(R) regeneration control.

  Through Everpure, Culligan supplies water filtration products to commercial businesses which require consistently high quality water. Everpure is the leading supplier of water filtration products to the food service industry. Sales to the food service industry constituted approximately 75% of Everpure's revenues in its last fiscal year. Everpure's line of food service water filtration products includes systems for post-mix beverage dispensers, ice machines, coffee makers, steamers and vending machines that are designed to treat all levels of water contamination and to ensure that consumer products such as coffee, soups or ice are of the highest quality. Everpure systems also decrease maintenance costs and extend the life of water-using equipment by removing dirt and other abrasive particles that can damage the internal workings of such equipment.

  Everpure complements Culligan's other operations by providing a presence in selected markets where the Culligan's dealer network does not generally participate. Everpure products are used extensively in many major fast-food restaurants, including McDonald's(R) Burger King(R) and Starbucks(R) as well as convenience store chains around the world, including 7-Eleven(R) and Circle-K(R). In 1979, Everpure received NSF certification for its filtration cartridges, and today substantially all of the Everpure systems carry the highest NSF rating for both aesthetic and health effects. Everpure's principal family of filter cartridges uses its proprietary precoat filtration process using unique MicroPure(R) filtering media. Everpure's filtration and disinfection products are also used in the airline, marine, offshore oil and military markets.

  Everpure operates in most western European countries and Japan. In recent years, Everpure has expanded internationally by following its customers into developing countries where the water supply is of questionable quality. Its market outside the United States is primarily the food service industry, including fast-food chains, restaurants and offices. Everpure's products are sold directly to equipment manufacturers, fast-food chains and convenience store chains as well as to individual locations by Everpure's licensed distributors.

  Culligan's newly acquired Bruner operation designs and manufactures water softeners, filters, deionizers, dealkalizers, demineralizers, degasifiers and reverse osmosis systems in standard and custom design configurations for commercial and industrial applications worldwide. Bruner products are sold through an extensive network of sales representatives supported by sales and service locations in the United States and internationally.

  Industrial

  Industrial companies also require the removal of dissolved minerals and contaminants from water before the water can be used in manufacturing processes. A typical treatment system for these applications will combine multiple processes, including clarification, depth filtration, carbon filtration, softening, reverse osmosis, deionization, submicron cartridge filtration and ultraviolet light disinfection. Through Bruner, Culligan also designs and manufactures systems for industrial large volume process water users including packaged systems utilizing multi-cell filters to reduce or remove turbidity, iron, hydrogen sulfide, color and other particulates from the water supply. Its industrial operations are also supported internationally by its recent acquisition of Dewplan Limited, one of the UK's leading specialist design contractors for high-purity and ultra-high purity industrial water treatment systems.

  Culligan's and Bruner's products and technologies are used to remove dissolved minerals and contaminants from water in numerous industrial applications, including manufacturing operations, laboratories, research, food processing, chemical processing, pharmaceutical facilities and printing plants. In addition, Culligan and its dealers have substantial experience in configuring systems used by manufacturers of prescription and non-prescription drugs. Culligan and Bruner ultrapure water systems are also used by manufacturers of products such as integrated circuits and compact discs.

  PDS

  Culligan and its dealer network also provide PDS to commercial and industrial customers in the United States and Europe. Culligan's network includes over 380 outlets and approximately 250 regeneration facilities. In this growing business, Culligan provides portable water deionization treatment equipment that uses resins as the filtration medium to produce ultrapure water. Resin is retrieved and transported by a dealer service representative to a dealer's regeneration plant for chemical recharging when it is exhausted. Unlike many permanent systems, PDS requires no chemical handling or maintenance by the customer. PDS is a widely used technology among industrial and commercial companies and provides Culligan and its dealer network with a recurring source of revenues and the opportunity to market its systems and other services to its existing PDS customers.

  Medical

  Medical-related products often require ultrapure water free from certain minerals and contaminants to operate effectively. Culligan is a leading manufacturer of reverse osmosis units and comprise an integral part of the kidney dialysis equipment used by hospitals, hemodialysis centers and other health service providers. Culligan's reverse osmosis unit is one of a limited number of such units registered by the United States Food and Drug Administration as a medical device approved for this purpose.

  Desalination

  Culligan has produced major desalination systems throughout the world. Culligan has supplied Egypt with fourteen desalination plants along the Red Sea and in the southern Sinai region and, in the Arab Emirate of Umm-Al Quwayn, Culligan supplied a 9,000 cubic meter per day desalination plant to serve the potable water needs of the 15,000 inhabitants. In addition, its recently acquired Culligan-Enerserve operation builds, owns and operates desalination and other water and wastewater treatment systems in the Caribbean. Since its acquisition in July 1996, that operation has expanded significantly, obtaining an additional contract with the government of the island of St. Maarten that is expected to generate revenues of approximately $25,000,000 over the five-year term to own and operate a recently completed
2.6 million gallon per day desalination facility to produce water for the island's residents.

  Municipal

  Although historically the municipal market has not represented a large portion of the Culligan industrial business, Culligan believes that with the re-enactment of the Safe Drinking Water Act there is significant growth potential in this market. Culligan, through the efforts of its technical and sales personnel, designs and manufactures and, through its dealer network, sells, installs and services equipment and plants to chlorinate and remove contaminants from water supplies. In the United States, Culligan typically provides surface water treatment systems for of small municipalities, mobile home parks and other residential groups with populations under 3,300 people. Culligan's Multi-Tech(R) filtration system is a low-cost, pre-engineered, packaged plant that contains all the steps used in a conventional water treatment plant, such as coagulation, flocculation, clarification, filtration and disinfection. Culligan currently has in place in North America, Europe and Middle East over 700 pre-engineered, packaged Multi-Tech(R) and similar non-U.S. OFSY Omnifiltration(R) systems to help communities meet their needs for clean water. In addition, Culligan's Bruner operation offers self-contained Bruner packaged water treatment plants in the municipal market. The Bruner plants are custom engineered to produce potable water from almost any surface water source and typically provide automated controls programmed to regulate rapid or "flash" mixing, flocculation, settling and gravity filtration.

  Through Culligan Operating Services, Culligan also provides O&M services for water and wastewater treatment facilities for municipalities and other large users primarily in Florida and elsewhere in the Southeastern United States.

 Dealer and Distribution Network

  Culligan believes that the size and scope of its dealer and distributor network make it uniquely positioned in the water purification and treatment industry. Today there are over 1,100 independent Culligan dealers and distributors and 45 company-owned dealers who distribute and service Culligan products throughout the United States, Canada and Western Europe as well as other foreign markets. In addition, there are over 350 distributors and authorized agents in the United States and Western Europe as well as in other foreign markets that distribute water filtration products of Culligan's Everpure subsidiary for the food service industry and other commercial businesses. Culligan's newly-acquired Bruner operation has approximately 93 sales representatives that distribute its products in the United States and internationally. Culligan believes that this diverse geographical distribution network allows it to react rapidly to changing customer needs as well as to market conditions.

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

  As part of its distribution system, Culligan currently owns 26 Culligan dealers in North America which had total revenues of approximately $70.5 million in the last fiscal year. The company-owned dealers are primarily located in major metropolitan markets. Such markets include the New York City/New Jersey, Los Angeles, Chicago, Houston, San Diego and San Francisco metropolitan areas. Since the beginning of 1997, the company-owned Dealer division has made eleven acquisitions with aggregate revenues of over $19,000,000. Such acquisitions include dealerships in Elkhart, Indiana, Glendale, Riverside, Santa Ana and San Diego, California, and Waukegan, Illinois; bottled water operations in Houston, Texas, Omaha, Nebraska, and San Diego, California; and a portable deionization service business in Santa Clara, California. In addition, since the beginning of fiscal 1997, Culligan's international division has acquired seven dealerships having aggregate annualized revenues of approximately $7,000,000. Such dealerships are located in Bordeaux, Lorraine, Somme-Oise and Cote-Opale, France; Lausanne, Switzerland; and Florence, Italy, and Eau Water Treatment Company, an independent French company specializing in commercial applications and technical service support. In addition, Culligan Operating Services has made eight acquisitions of complementary operations since being acquired by Culligan in January 1996.

  Culligan-owned dealer operations generally have a high percentage of revenues which are derived from sources believed to be recurring in nature (estimated to be approximately 70% of total company-owned dealer revenues), such as servicing equipment, sales of replacement parts, filters and other consumables, equipment rental and royalties. Culligan's dealer and distribution network enables it to offer complete solutions to pre-use water problems for residential, commercial and industrial customers through a combination of testing, product selection, installation, monitoring and service. Culligan is continuously upgrading and expanding its dealer network coverage. Culligan also has utilized its dealer network and distributors to introduce new product lines and enter new markets.

  Typically, a dealer's territory covers a local community or metropolitan area and the dealer sells or rents a significant portion of its products to residential users.

  The size of dealerships range from small local operations involving only a few employees to large multiple site dealerships. Generally, approximately one-half of a dealer's revenues are derived from rental and service income from existing customers. Certain dealers, including many large dealers, are capable of providing standard and special-order commercial and industrial products and services. Culligan's laboratories in Northbrook, Illinois; Barcelona, Spain; and Bologna, Italy test water samples for dealers to help them to identify a customer's water treatment needs.

  Dealers generally purchase all their requirements for water treatment products from Culligan. Culligan assigns each dealer a primary area of geographic responsibility and generally expects the dealer to cover the needs of customers in this area, although the dealer has no exclusive right to this territory. Virtually all of the Culligan sales of household products in North America have been made through the dealer network. Dealers purchase equipment from Culligan for sale, rental or use in their portable exchange service programs. In addition, Culligan receives royalties from the sale of bottled water and certain supplies that bear the Culligan name.

  Culligan provides dealers with a variety of services, including training, education and technical assistance. It offers the dealers management, sales and service seminars at the time of start-up and throughout their careers. Culligan also employs technical service engineers who travel throughout the United States aiding dealers with water quality needs. One of the unique advantages Culligan supplies to its dealers, as an aid in commercial and industrial sales, is Culligan's proprietary CAAP(R) pc software.

  Commercial and industrial job specifications and proposals are supported by application and technical engineers located in Northbrook, Illinois. In addition, Culligan provides the dealers with significant marketing services and support, including an extensive co-operative advertising program. A finance subsidiary of Culligan provides intermediate-term loans to franchised dealers for equipment placed on rental or lease.

CULLIGAN MERGER SUB

  Culligan Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Culligan. Culligan Merger Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement.

Culligan Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Culligan Merger Sub are located at One Culligan Parkway, Northbrook, Illinois 60062 and its telephone number is (847) 205-6000.

AMETEK

  A more detailed description of the business of AMETEK is contained in the AMETEK 10-K incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

  The present businesses of AMETEK are comprised of the activities New Ametek will undertake after the Spin-Off and the Water Filtration Business.

NEW AMETEK

  New Ametek was incorporated on May 8, 1986 and has been a wholly owned subsidiary of AMETEK since August 1989. To date, New Ametek's business has consisted entirely of manufacturing aerospace instrumentation. Prior to the Spin-Off, AMETEK will transfer or cause to be transferred to New Ametek all of its assets other than those which are part of the Water Filtration Business, and New Ametek will assume all of AMETEK's liabilities, except for certain liabilities relating to the Water Filtration Business and certain indebtedness of AMETEK. The principal executive offices of New Ametek are located at Station Square, Paoli, Pennsylvania 19301 and its telephone number is (610) 647-2121.

THE WATER FILTRATION BUSINESS

  The Water Filtration Business is currently comprised of an operating division of AMETEK, the Plymouth Products Division, and three foreign subsidiaries of AMETEK: Ametek Filters, Limited; APIC International S.A., and AFIMO S.A.M. The Water Filtration Business is a leader engaged in the design, manufacture and marketing of point-of-use filtration products for the separation, clarification and purification of liquids, primarily water. The Water Filtration Business's strategy is to be a leader in the global residential water filtration market and has opportunistically pursued selected specialty filtration markets.

  In May 1967, AMETEK acquired Plymouth Industrial Products, a plastic injection molding company, and named it Plymouth Plastics Division. In 1972, AMETEK purchased the present Sheboygan, Wisconsin plant site. As the division's focus on water and fluid filtration products increased, the division name was changed in May 1974 to Plymouth Products.

  In 1991, AMETEK acquired Ametek Filters, Limited, a manufacturer of industrial filtration products, located in Billingham, U.K., providing a base for expansion into European markets. The acquisition of APIC and AFIMO, a French producer of filtration devices, in November 1995 added new markets, products, technology, and complementary customers.

  The Water Filtration Business's manufacturing is vertically integrated at two of its three manufacturing sites, where it employs proprietary and patented processes to manufacture and assemble the major components of its filtration units. The primary raw materials are carbon, various resins, plastics, and metals. The Water Filtration Business has not experienced a shortage of raw materials in the past three years and expects an adequate supply of raw materials at competitive prices to be available from multiple suppliers.

  The Water Filtration Business's products include fluid filtration cartridges for consumer, commercial, and industrial customers in the United States and over 100 other countries. It offers a broad line of point-of-use cartridge filters, ranging from whole-house to countertop water filtration systems, as well as special-purpose filter housings and replacement cartridges that significantly improve the quality and taste of water. The Water Filtration Business has been a leader in water filtration products and technology for over 25 years. It is known worldwide for quality products sold with the following recognized brand names: AMETEK, Kleen-Plus(R), American Plumber, APIC and Fluid-O.

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

  Point-of-use drinking water filters are designed to enhance taste and remove specific items, including hazardous chemicals, bacteria, particles and heavy metals. For example, the Water Filtration Business's countertop filter with a chemical metal removal cartridge is designed to remove unpleasant taste and odor, including chlorine, dissolved lead and mercury, 99.95% of disease-causing Giardia and Cryptosporidium cysts; certain pesticides and chemicals; sediment and sand particles as small as 0.5 microns (nominal). After processing 400 gallons of water, this cartridge filter is removed from the filter housing and replaced. Sales of replacement products are an important source of recurring revenues. The residential point-of-use countertop water filters are completely portable and fit most standard faucets with an aerator; installation requires no tools other than pliers.

  Filter cartridges and housings also are used in such applications as commercial food and beverage dispensing, and cosmetic, chemical production, the electronics industry and medical applications. Other products include under-sink, icemaker, pitcher, recreational vehicle, reverse osmosis and whole-house water filters, each offering a range of features for specialized and general applications.

  The Water Filtration Business's sales and marketing strategy focuses on comprehensive programs to address a broad range of customer needs. These include sales, marketing and promotional programs, product packaging and display, and pricing programs.

  The Water Filtration Business's markets include residential, commercial, and industrial segments. Distribution channels include major hardware chains, national home centers, water treatment distributors and private label products for original equipment manufacturers and mass merchandisers. The Water Filtration Business also has a branded line of filters, housings, and cartridges designed for residential and commercial installation by plumbing professionals. The five largest customers accounted for 18% and 19% of the Water Filtration Business's sales for the three-month periods ended March 31, 1997 and in 1996, respectively, with the three largest customers, Home Depot, Ace Hardware and Cotter & Co., accounting for 8.7%, 3.2% and 2.3%, respectively, of the first quarter 1997 sales, and 6.7%, 3.9% and 3.3%, respectively, of 1996 sales.

  Driving the commercial market segment is an increasing global need for consistent water product quality for such uses as food service, fountain beverages, steam ovens, coffee and tea. Industrial markets cover a wide range of applications where component products and systems are used.

  The Water Filtration Business continues to grow at a faster rate than the general filtration market. The Water Filtration Business's global markets are highly competitive, including many domestic and international companies. No one company has a significant presence in all markets. The principal methods of competition are new product development, product performance and quality, innovation, and distribution. Technical, and after market service and products are also important competitive advantages.

  At March 31, 1997, the Water Filtration Business employed 409 people, of which 261 were covered by a union. The Water Filtration Business has four operating plants in one state and three foreign countries. Of these facilities, two are owned and two are leased. The owned properties consist of 12 acres in Sheboygan, Wisconsin, of which 259,000 square feet are under roof, and four acres in Teeside, England, of which 29,000 square feet are under roof. The leases on the leased properties expire over a range of years from 1997 to 2003, with renewal options for varying terms contained in the leases. The Water Filtration Business's machinery, plants and offices are in satisfactory operating condition and are adequate for their respective uses.

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

                     DESCRIPTION OF CULLIGAN CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of Culligan consists of 60,000,000 shares of Culligan Common Stock, and 2,000,000 shares of preferred stock, par value $.01 per share ("Culligan Preferred Stock"). As of June 27, 1997, there were 21,391,201 shares of Culligan Common Stock issued and outstanding. Although no shares of Culligan Preferred Stock have been issued as the date hereof, an aggregate of 300,000 shares have been reserved for issuance in connection with Culligan's stockholder rights plan described below under "Culligan Stockholder Rights Plan."

COMMON STOCK

  The holders of Culligan Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of Culligan stockholders. Subject to preferences that may be applicable to any outstanding Culligan Preferred Stock, holders of Culligan Common Stock are entitled to receive ratably such dividends as may from time to time be declared by the Culligan Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Culligan, holders of Culligan Common Stock would be entitled to share ratably in all assets of Culligan available for distribution to holders of Culligan Common Stock remaining after payment of liabilities and liquidation preference of any outstanding Culligan Preferred Stock. Holders of Culligan Common Stock have no preemptive rights and have no rights to convert their Culligan Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Culligan Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Culligan Board has the authority to issue Culligan Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by Culligan stockholders. Although no shares of Culligan Preferred Stock have been issued as of the date hereof, an aggregate of 300,000 shares of junior participating preferred stock have been reserved for issuance in connection with Culligan's stockholder rights plan described below under "Culligan Stockholder Rights Plan." Culligan has no other present plans to issue any shares of Culligan Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for Culligan Common Stock is The First National Bank of Boston.

CULLIGAN STOCKHOLDER RIGHTS PLAN

  On September 13, 1996, Culligan declared a dividend distribution of one right (a "Culligan Right") for each outstanding share of Culligan Common Stock to stockholders of record at the close of business on September 26, 1996 (the "Rights Record Date"). Each Culligan Right entitles the registered holder to purchase from Culligan one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a purchase price of $78, subject to adjustment. The description and terms of the Culligan Rights are set forth in a Rights Agreement (the "Culligan Rights Agreement") between Culligan and The First National Bank of Boston, as Culligan Rights Agent. Culligan Rights also attach to all other shares of Culligan Common Stock, including the shares issuable in the Merger, issued prior to the Distribution Date (as defined below) or the earlier expiration of the Culligan Rights Agreement.

  Initially, the Culligan Rights will be attached to all Culligan Common Stock certificates representing shares then outstanding, and no separate Culligan Rights Certificates will be distributed. The Culligan Rights will separate from Culligan Common Stock and a Distribution Date will occur upon the earlier of (i) ten (10) business days following public announcement that a person or group of affiliated or associated persons (an "Acquiring

Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Culligan Common Stock, other than an Exempted Person (the "Stock Acquisition Date"), or (ii) ten (10) business days (or such later date as the Culligan Board shall determine) following commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. "Exempted Person" indicates any person who was the beneficial owner, on September 3, 1996, of 15% or more of the outstanding shares of Culligan Common Stock and such person's affiliates and associates, provided that such person, and such person's affiliates and associates, do not increase their percentage ownership of Culligan Common Stock by more than five percentage points over their percentage ownership on such date.

  Until the Distribution Date, (i) Culligan Rights will be evidenced by Culligan Common Stock certificates and will be transferred with and only with such Culligan Common Stock certificates, (ii) new Culligan Common Stock certificates issued after the Record Date will contain a notation incorporating the Culligan Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Culligan Common Stock outstanding will also constitute the transfer of the Culligan Rights associated with the Culligan Common Stock represented by such certificate. Pursuant to the Culligan Rights Agreement, Culligan reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of rights, a certain number of Culligan Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

  Culligan Rights are not exercisable until the Distribution Date and will expire at the close of business on September 13, 1997, unless earlier redeemed or extended by Culligan as described below.

  As soon as practicable after the Distribution Date, Culligan Rights Certificates will be mailed to holders of record of Culligan Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Culligan Rights Certificates alone will represent the Culligan Rights.

  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Culligan Common Stock that the disinterested directors of Culligan determine not to be inadequate and to otherwise be in the best interest of Culligan and its stockholders), each holder of a Culligan Right will thereafter have the right to receive, upon exercise, Culligan Common Stock (or, in certain circumstances, cash, property or other securities of Culligan) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Culligan Rights that are, or (under certain circumstances specified in the Culligan Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Culligan Rights are not exercisable following the occurrence of the event set forth above until such time as Culligan Rights are no longer redeemable by Culligan as set forth below.

  For example, at an exercise price of $78 per Culligan Right, each Culligan Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $156 worth of Culligan Common Stock (or other consideration, as noted above) for $78. Assuming that Culligan Common Stock had a per share value of $39 at such time, the holder of each valid Culligan Right would be entitled to purchase four shares of Culligan Common Stock for $78.

  In the event that, at any time following the Stock Acquisition Date, (i) Culligan is acquired in a merger or other business combination transaction (other than a merger which follows an offer described in the second preceding paragraph), or (ii) fifty percent (50%) or more of Culligan's assets, cash flow or earning power is sold or transferred, each holder of a Culligan Right (except Culligan Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Culligan Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

  At any time until ten (10) business days following the Stock Acquisition Date, Culligan may redeem the Culligan Rights in whole, but not in part, at a price of $.005 per Culligan Right (payable in cash, Culligan Common Stock or other consideration deemed appropriate by the Culligan Board). Immediately upon the action of the Culligan Board ordering redemption of the Culligan Rights, the Culligan Rights will terminate and the only right of the holders of Culligan Rights will be to receive the $.005 redemption price.

  Until a Culligan Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Culligan, including, without limitation, the right to vote or to receive dividends. While the distribution of Culligan Rights will not be taxable to stockholders or to Culligan, stockholders may, depending upon the circumstances, recognize taxable income in the event that Culligan Rights become exercisable for Culligan Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Any of the provisions of the Culligan Rights Agreement may be amended by the Culligan Board prior to the Distribution Date. After the Distribution Date, the provisions of the Culligan Rights Agreement may be amended by the Culligan Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Culligan Rights, or to shorten or lengthen any time period under the Culligan Rights Agreement; provided, however, that no amendment to lengthen a time period relating to when the Culligan Rights may be redeemed may be made at such time as the Culligan Rights are not redeemable.

  Culligan Rights have certain anti-takeover effects. Culligan Rights will cause substantial dilution to a person or group that attempts to acquire Culligan on terms not approved by the Culligan Board. The Culligan Rights should not interfere with any merger or other business combination approved by the Culligan Board since Culligan Rights may be redeemed by Culligan at any time until ten (10) business days following the Stock Acquisition Date.

                     COMPARISON OF RIGHTS OF STOCKHOLDERS

  The rights of holders of AMETEK Common Stock are presently governed by Delaware corporate law, the AMETEK Certificate and the AMETEK By-Laws. As a result of the Merger, holders of AMETEK Common Stock will become stockholders of Culligan, also a Delaware corporation. Accordingly, such holders' rights will be governed by Delaware corporate law, the Culligan Certificate and the Culligan By-Laws. Certain differences in the rights of stockholders arise from distinctions between the AMETEK Certificate and the Culligan Certificate and between the AMETEK By-Laws and the Culligan By-Laws. The following is a brief description of the material differences. This description does not purport to be a complete statement of all differences between the rights of the stockholders of AMETEK and the stockholders of Culligan, and the identification of specific differences is not meant to indicate that other differences do not exist. The following description is qualified in its entirety by reference to the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate and the Culligan By-Laws. For information on how to obtain copies of any of these documents, see "AVAILABLE INFORMATION."

COMMON STOCK CLASSIFICATION

  AMETEK and Culligan have issued and outstanding just one class of shares of common stock. Each holder of Culligan Common Stock and each holder of AMETEK Common Stock has one vote for each share registered in such stockholder's name. See "DESCRIPTION OF CULLIGAN CAPITAL STOCK."

DIRECTORS

  The AMETEK Certificate and AMETEK By-Laws provide that the AMETEK Board shall consist of no fewer than 6 nor more than 12 directors, as determined by the AMETEK Board or AMETEK's stockholders, and be elected for a one-year term at the annual meeting of holders of AMETEK Common Stock. The AMETEK By-Laws provide that the number of directors of AMETEK may be increased or decreased by holders of AMETEK Common Stock at any annual or special meeting and may be increased or decreased by the affirmative vote of not less than 75% of directors then in office. The Culligan Certificate and Culligan By-Laws provide that the Culligan Board shall consist of no fewer than 3 nor more than 15 members as determined by the Culligan Board, such number of directors to be divided into three classes (Class I, Class II and Class III), each class having a three-year term and consisting, as nearly as possible, of one-third of the total number of directors. At each annual meeting of stockholders of Culligan, successors to the class of directors whose terms expire will be elected for a three-year term of office, with the three-year term of each class of the directors expiring at successive annual meetings of the stockholders, so that one class will be elected each year.

  The purpose of a classified board is to promote conditions of continuity and stability in the composition of a board of directors and in the policies formulated by a board of directors, by guaranteeing that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors of a corporation. However, for similar reasons, a classified board may deter certain mergers, tender offers or other takeover attempts which some or a majority of the holders of a corporation's stock may deem to be in their best interest, since it would take two annual meetings of stockholders to elect a majority of the board of directors of such corporation. Similarly, a classified board structure would delay stockholders who do not like the policies of a board of directors from removing a majority of a board of directors at a single annual meeting.

  None of the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate or Culligan By-Laws provides for the removal of directors. Accordingly, the removal of directors of both AMETEK and Culligan is governed by the DGCL, which provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

  The term "cause" is not defined in the DGCL. Consequently, any question concerning the legal standard for "cause" would have to be judicially determined.

ADVANCE NOTICE OF NOMINATIONS FOR THE ELECTION OF DIRECTORS AND STOCKHOLDERS PROPOSALS

  The Culligan By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of Culligan (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Culligan Board, or by a stockholder who has given timely written notice to the Secretary of Culligan prior to the meeting at which directors are to be elected, will be eligible for election as directors of Culligan. The Stockholder Notice Procedure provides that at an Annual Meeting only such business may be conducted as has been specified in the notice of the meeting given by or at the direction of the Culligan Board (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Culligan Board (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of Culligan of such stockholder's intention to bring such business before such meeting.

  Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made or business to be conducted at an annual meeting to be timely, such notice must be received by Culligan not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting or, in the event that less than seventy (70) days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, not later than the close of business on the 10th day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Culligan not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

  In addition, under the Stockholder Notice Procedure, a stockholder's notice to Culligan proposing to nominate a person for election as a director or conduct certain business at an annual meeting must contain certain specified information. If the Chairman of the Board of Directors of Culligan presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  The AMETEK By-Laws do not contain a similar advance notice provision. Accordingly, except as provided in Regulation 14A under the Exchange Act, holders of AMETEK Common Stock are able to nominate candidates for election as directors at stockholders' meetings or to submit proposals without advance notice to AMETEK. Consequently, holders of AMETEK Common Stock can more easily submit director nominees and other matters for stockholder consideration as compared to Culligan stockholders.

ACTION BY WRITTEN CONSENT

  The Culligan By-Laws allow stockholders to take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize a proposed action at a meeting at which all shares entitled to vote were present and voted. The AMETEK By-Laws permit holders of AMETEK Common Stock to act by written consent without a meeting, provided that such action must be authorized by unanimous written consent signed by all of the holders of outstanding voting stock. However, under the DGCL, unless a corporation's certificate of incorporation provides otherwise, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. Accordingly, since the AMETEK Certificate does not provide for requirements for action by written consent that are different than the DGCL, the DGCL requirements outlined in the previous sentence would most likely control any action by written consent taken by holders of AMETEK Common Stock.

MEETINGS OF STOCKHOLDERS

  The AMETEK By-Laws provide that a special meeting of the stockholders of AMETEK may be called by the President of AMETEK. The President or Secretary of AMETEK is required to call a special meeting whenever requested in writing to do so by a majority of the AMETEK Board or by stockholders owning not less than twenty percent of the shares of AMETEK then issued and outstanding and entitled to vote at such meeting.

  The Culligan By-laws provide that a special meeting of the stockholders of Culligan may be called by the Chairman, the President, any Vice President, the Secretary or any Assistant Secretary of Culligan, and any such officer is required to call a special meeting at the request in writing of a majority of the Culligan Board.

AMENDMENT OF CERTIFICATE OF INCORPORATION

  Under the DGCL, a certificate of incorporation of a Delaware corporation may be amended by approval of the amendment by the board of directors of such corporation and the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon unless the certificate of incorporation prescribes a higher requirement. Neither the AMETEK Certificate nor the Culligan Certificate prescribes a higher requirement.

AMENDMENT OF BY-LAWS

  The AMETEK By-Laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders of AMETEK or by the AMETEK Board at any regular meeting of the stockholders or of the AMETEK Board or at any special meeting of the stockholders of AMETEK or of the AMETEK Board if notice of such alteration, amendment, repeal or adoption or new By-Laws be contained in the notice of such special meeting and such amendment is approved by a majority of the Directors of AMETEK or the affirmative vote of the holders of a majority of outstanding shares of AMETEK Common Stock. The Culligan By-Laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by Culligan stockholders or by the Culligan Board, provided that notice of such alteration, amendment, repeal or adoption of new By-Laws is contained in the notice of such meeting of stockholders or the Culligan Board and such amendments are approved by either a majority of the Directors of Culligan or the affirmative vote of the holders of a majority of the outstanding shares of Culligan Common Stock.

APPROVALS OF MERGERS AND ASSETS SALES

  Under the DGCL, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation or other subsidiary owned by it without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon.

  None of the AMETEK Certificate, the AMETEK By-Laws, the Culligan Certificate or the Culligan By-Laws contains supermajority voting provisions relating to the approval of business combinations by stockholders.

STATE ANTI-TAKEOVER STATUTES

  Section 203, a statutory provision restricting business combinations with certain stockholders who acquire 15% or more of a Delaware corporation's voting stock, is applicable to AMETEK but not to Culligan because the Culligan Certificate provides that Section 203 shall not apply to Culligan. Section 203 prohibits certain "business combinations" transactions (defined broadly to include mergers, consolidations, sales or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which the interested stockholder became an interested stockholder unless (a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholders.

  Section 203 would not prevent the holders of a controlling interest from exercising control over AMETEK or Culligan and would not prevent a hostile takeover or hostile acquisition of control of AMETEK or Culligan. Section 203 may, however, discourage or make more difficult a hostile takeover or acquisition of control.

LIMITATION OF LIABILITY

  Section 102(b)(7) of the DGCL allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation and its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. The Culligan Certificate and the AMETEK Certificate provide for the limitation of liability as permitted by Section 102(b)(7).

  While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Also, these provisions do not eliminate or limit the liability of a director for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or stock repurchases, or any transaction from which the director derived an improper personal benefit. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the DGCL provides that a Delaware corporation may indemnify its officers and directors who are a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the corporation by, among other things, a majority vote of directors who were not parties to such action, suit or proceeding (whether or not a quorum), provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The Culligan Certificate and Culligan By-laws and AMETEK Certificate and AMETEK By-laws each provides for indemnification of officers and directors as permitted by Section 145.

  Culligan has entered into indemnification agreements with each of Culligan's directors and officers. The indemnification agreements require, among other things, Culligan to indemnify the officers and directors to the fullest extent permitted by law, and to advance such directors and officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Culligan will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under Culligan directors' and officers' liability insurance. Although such indemnification agreements offer substantially the same scope of coverage afforded by the Culligan Certificate and Culligan By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Culligan Board or by Culligan stockholders to eliminate the rights provided therein.

STOCKHOLDER RIGHTS PLANS

  The terms and provisions of the Culligan Rights Plan, the AMETEK Rights Plan and the New Ametek Rights Plan are substantially similar, except for differences relating to (i) the definition of an "Acquiring Person", (ii) the "Purchase Price" of the rights, (iii) the "Redemption Price" of the rights,
(iv) the expiration date of the rights, and (v) the exception of certain stockholders from certain provisions of the rights plans. For information on the Culligan Rights Plan and the New Ametek Rights Plan, see "DESCRIPTION OF CULLIGAN CAPITAL STOCK--Culligan Stockholder Rights Plan" (included herein) and "DESCRIPTION OF NEW AMETEK CAPITAL STOCK--Description of Stockholders' Rights Plan" in the New Ametek Information Statement which is included as Appendix E hereto.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Culligan Common Stock to be issued in connection with the Merger are being passed upon for Culligan by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Culligan as of January 31, 1997 and 1996 and for each of the years in the three-year period ended January 31, 1997, have been incorporated by reference in this Joint Proxy Statement/Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The combined financial statements of the Water Filtration Business and the consolidated financial statements of AMETEK appearing or incorporated by reference in this Joint Proxy Statement/Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement or incorporated by reference herein. Such combined financial statements and consolidated financial statements have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 PROPOSAL (2)

                        ELECTION OF DIRECTORS OF AMETEK

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

  The entire AMETEK Board of eight directors is proposed to be elected at the Special Meeting to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. These directors will resign as directors of AMETEK at the Effective Time but will continue as the directors of New Ametek. See "MANAGEMENT" in the New Ametek Information Statement which is included as Appendix E for additional information concerning the New Ametek Board. All proxies received by the AMETEK Board will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. Each nominee who receives a plurality vote by ballot of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be elected as a director. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The AMETEK Board knows of no reason to anticipate that this will occur.

             INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS

                                        PRINCIPAL OCCUPATION         DIRECTOR
                                            OR POSITION,           CONTINUOUSLY
        NAME OF NOMINEE         AGE    OTHER DIRECTORSHIPS(1)         SINCE
        ---------------         ---    ----------------------      ------------
 WALTER E. BLANKLEY++..........  61 Chairman of the Board and          1990
                                     Chief Executive Officer of
                                     AMETEK since April 1993.(2)
 LEWIS G. COLE*,**.............  66 Senior Partner, Stroock &          1987
                                     Stroock & Lavan LLP,
                                     Attorneys.
 HELMUT N. FRIEDLAENDER.,*.....  83 Private Investor.                  1955
 SHELDON S. GORDON*,+,++,**....  61 Chairman of Union Bancaire         1989
                                     Privee International, Inc.
                                     since May 1996.(3)
 CHARLES D. KLEIN+,.,++........  59 A Managing Director of             1980
                                     American Securities, L.P.
                                     and an executive officer of
                                     the corporate general
                                     partner of several
                                     affiliated entities.
 JAMES R. MALONE+,.,**.........  54 Chairman of the Board of HMI       1994
                                     Industries, Inc. since
                                     December 1996, Chairman of
                                     the Board of Anchor
                                     Resolution Corp. (formerly
                                     Anchor Glass Container
                                     Corp.) from January 1996 to
                                     February 1997 and Chairman
                                     of the Board of Intek
                                     Capital Corporation since
                                     September 1990.(4)
 DAVID P. STEINMANN*...........  56 A Managing Director of             1993
                                     American Securities, L.P.
                                     and an executive officer of
                                     the corporate general
                                     partner of several
                                     affiliated entities.
 ELIZABETH R. VARET+,++........  53 A Managing Director of             1987
                                     American Securities, L.P.
                                     and chairman of the
                                     corporate general partner
                                     of several affiliated
                                     entities.

--------
 * Member of the Audit Committee.
 + Member of the Compensation Committee.
 . Member of the Nominating Committee.
++ Member of the Executive Committee.
** Member of the Pension Investment Committee.
(1) Except as noted, each nominee has held his or her present occupation for a period in excess of five years.
(2) Mr. Blankley has been Chief Executive Officer since April 1990. From April 1990 to April 1993, He also served as President of AMETEK. Mr. Blankley is also a Director of AMCAST Industrial Corporation and CDI Corporation.
(3) Mr. Gordon was a General Partner of The Blackstone Group, L.P. from April 1991 to May 1995 and was a Limited Partner until May 1996. He is also a director of Anangel-American Shipholdings Limited, and Energy Ventures, Inc.
(4) Mr. Malone was President and Chief Executive Officer of Anchor Glass Container Corp. from May 1993 to January 1996 and was Chairman, President and Chief Executive Officer of Grimes Aerospace Co. from September 1990 to May 1993. He is also a director of AmSouth Bank N.A.

  AMETEK has an Audit Committee, a Compensation Committee, a Nominating Committee and a Pension Investment Committee, all of which are comprised of non-employee directors.

  In addition, AMETEK has an Executive Committee comprised of two or more Directors which meets on an as needed basis when the Board is not in session. This Committee may exercise all the power of the AMETEK Board in the management of the business and affairs of AMETEK except the power to fill vacancies of the AMETEK Board or to change members of or fill vacancies in the committee or to make or amend the By-Laws of AMETEK. The functions of the Audit Committee include: reviewing with independent auditors the plan and results of the audit engagement; reviewing the scope and results of AMETEK's procedures for internal auditing; and reviewing the adequacy of AMETEK's system of internal accounting controls.

  The functions of the Compensation Committee's non-employee directors include: study and analysis of and recommendations to the AMETEK Board concerning specific and general matters of management compensation; periodic review of management compensation policies and practices; recommendations to the AMETEK Board regarding incentive compensation awards and officers' salary adjustments; and administrative oversight of stock option plans and other incentive and compensation plans.

  The functions of the Nominating Committee include: determining an appropriate size and composition of the AMETEK Board; considering qualifications of prospective AMETEK Board member candidates; conducting research to identify and recommend nomination of suitable candidates; and reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the AMETEK Board and committee responsibilities.

  The Pension Investment Committee reviews the administration of AMETEK's retirement plans, including compliance, investment manager and trustee performance and results of independent audits of the plans.

  During 1996, there were 6 meetings of the AMETEK Board, 2 meetings of the Audit Committee, 8 meetings of the Compensation Committee, 1 meeting of the Nominating Committee, 3 meetings of the Pension Investment Committee and 7 meetings of the Executive Committee.

STOCK OWNERSHIP

  The following table sets forth the number of shares of Common Stock of AMETEK beneficially owned as of April 30, 1997 by each director, by each of the executive officers included in the Summary Compensation Table, and by all directors and executive officers of AMETEK as a group, and the percentage of the outstanding shares of Common Stock so owned by each such person and such group.

                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                             --------------------------------------------------
                                             (NUMBER OF SHARES)
                                SOLE      SHARED
                             VOTING AND VOTING OR                       PERCENT
                             INVESTMENT INVESTMENT  RIGHT TO              OF
            NAME              POWER(2)   POWER(3)  ACQUIRE(4)   TOTAL    CLASS
            ----             ---------- ---------- ---------- --------- -------
WALTER E. BLANKLEY..........   84,952      48,567   248,750     382,269    *
LEWIS G. COLE............(5)   10,000     514,588       --      524,588  1.6%
HELMUT N. FRIEDLAENDER...(6)   48,500      30,400       --       78,900    *
SHELDON S. GORDON...........   30,000         --        --       30,000    *
FRANK S. HERMANCE...........   20,000         --    122,500     142,500    *
CHARLES D. KLEIN.....(7)(10)   50,000       6,600       --       56,600    *
JAMES R. MALONE..........(8)   20,000         --        --       20,000    *
GEORGE E. MARSINEK..........    5,218         --     85,000      90,218    *
JOHN J. MOLINELLI...........   22,892         --     87,500     110,392    *
ALBERT J. NEUPAVER..........    9,847         --     71,750      81,597    *
DAVID P. STEINMANN...(9)(10)   34,700      94,264       --      128,964    *
ELIZABETH R. VARET......(11)   65,800   1,071,808       --    1,137,608  3.5%
All directors and executive
 officers as a group,
 consisting of 17 persons,
 including individuals named
 above..................(10)  428,323   1,162,319   669,125   2,259,967  6.9%

--------
 *Represents less than 1% of the outstanding shares of AMETEK Common Stock.
 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.
 (2) Reported in this column are shares (including certain restricted shares) with respect to which directors and officers have sole voting and investment power.
 (3) Reported in this column are other shares with respect to which directors and officers have or share voting and/or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power; however, beneficial ownership may be disclaimed. Although shared beneficial ownership is included in each of the individual totals, these shares are only reported once in the total for all directors and executive officers as a group.
 (4) Reported in this column are shares which executive officers have a present right to acquire or are acquirable within 60 days of April 30, 1997 through the exercise of stock options awarded under AMETEK, Inc. Stock Option Plans.
 (5) Mr. Cole has shared voting and investment power with respect to 514,588 shares, as to 4,000 shares of which such power is shared with Messrs. Klein and Steinmann and others, and as to 510,588 shares of which such power is shared with Ms. Varet and others.
 (6) Mr. Friedlaender has shared voting and investment power with respect to 30,400 shares. Of these, 15,200 shares are owned by a trust of which Mr. Friedlaender is a trustee; Mr. Friedlaender disclaims beneficial ownership of such shares.
 (7) Mr. Klein has shared voting and investment power with respect to 6,600 shares, as to 4,000 shares of which such power is shared with Messrs. Cole and Steinmann and others and as to 2,600 shares of which such power is shared with Mr. Steinmann and others.

 (8) Includes 6,667 shares held pursuant to a restricted stock award under the 1991 Stock Incentive Plan.
 (9) Mr. Steinmann has shared voting and investment power with respect to 94,264 shares, as to 82,720 shares of which such power is shared with Ms. Varet and others, as to 2,600 shares of which such power is shared with Mr. Klein and others, as to 4,944 shares of which such power is shared with others and as to 4,000 shares of which such power is shared with Messrs. Cole, Klein and others.
(10) Mr. Steinmann is an executive officer and a director, and Mr. Klein is a portfolio manager of Oak Hall Capital Advisors, L.P., an investment manager of (i) the AMETEK, Inc. Employees' Master Retirement Trust, which holds among its assets 571,400 shares, and (ii) AMETEK Foundation, Inc., which holds among its assets 55,800 shares; none of these shares has been included in the above table. Oak Hall Capital Advisors, L.P. is an affiliate of American Securities, L.P.
(11) Includes 10,000 shares owned by a trust of which Ms. Varet's husband is a beneficiary and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 1,061,808 shares, as to 510,588 shares of which such power is shared with Mr. Cole and others, as to 468,500 shares of which such power is shared with others and as to 82,720 shares of which such power is shared with Mr. Steinmann and others.

  The following table sets forth the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding AMETEK Common Stock as of April 30, 1997:

        NAME AND ADDRESS OF                                                     PERCENT
          BENEFICIAL OWNER           AMOUNT OF NATURE OF BENEFICIAL OWNERSHIP   OF CLASS
        -------------------         ------------------------------------------- --------
 FMR Corp.........................  Sole dispositive, but no
 82 Devonshire Street                voting power for(1)....   3,982,100 shares
 Boston, MA 02109-3614              Sole voting and
                                     dispositive power for..      76,200 shares
                                                               ----------------
                                    TOTAL(1)................   4,058,300 shares  12.4%
                                                               ================
 Gabelli Asset Management Company
  International Advisory Services   Sole voting and
 Ltd. ............................   dispositive power for..       3,500 shares
 c/o Appleby, Spurling & Kempe
 Cedar House, 41 Cedar Avenue
 Hamilton, HM12, Bermuda
 Gabelli Funds, Inc. .............  Sole voting and
 One Corporate Center                dispositive power for..     810,000 shares
 Rye, NY 10580-1434
 GAMCO Investors, Inc. ...........  Sole voting power for
 One Corporate Center                3,495,400 shares but
 Rye, NY 10580-1434                  sole dispositive power
                                     for....................   3,384,000 shares
                                                               ----------------
                                    TOTAL(2)................   4,197,500 shares  12.8%
                                                               ================

--------
(1) Based on Schedule 13(G) filed on February 14, 1997.
(2) Based on Schedule 13(D) filed on March 27, 1997. Mr. Mario J. Gabelli is deemed to have beneficial ownership of these shares. However, based upon a
    Schedule 13(D) filed on June 13, 1997, Gabelli Funds, Inc. and Gabelli Asset Management Company have sole voting and dispositive power for 780,000 shares and 3,500 shares, respectively, GAMCO Investors, Inc. has sole voting power for 2,949,300 shares but sole dispositive power for 3,055,300 shares and Mr. Mario J. Gabelli is deemed to have beneficial ownership of 3,838,800 shares, or 11.7% of outstanding AMETEK Common Stock.

                           COMPENSATION OF DIRECTORS

  The annual rate of compensation for services as a non-employee director of AMETEK was revised effective January 1, 1996, to $35,000 per year plus $2,500 for each meeting attended. Mr. Blankley, the only employee director of AMETEK in 1996, did not receive any compensation for his services as a director.

  Pursuant to a Retirement Plan for Directors (the "Directors Plan"), AMETEK has agreed to provide retirement benefits and death benefits to those directors who have not accrued benefits under the Employees' Retirement Plan of AMETEK, Inc. and who have completed at least three years of service as a director or officer of AMETEK. Effective January 1, 1997, the Directors Plan was amended to limit participation to those Directors who became members of the AMETEK Board prior to January 1, 1997. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the AMETEK Board; however, the benefit is reduced proportionately if the participant has less than five years of service. AMETEK shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. All of the current directors other than Mr. Blankley are participants in the Directors Plan and each of these participants, other than Messrs. Malone and Steinmann, has accrued an annual retirement benefit of $50,000. Mr. Steinmann has accrued an annual retirement benefit of $40,000, and Mr. Malone has accrued an annual retirement benefit of $30,000

  Pursuant to a Death Benefit Program for Directors (the "Directors Program"), AMETEK has entered into individual agreements with certain directors. The agreements require AMETEK to pay death benefits to directors' designated beneficiaries and to pay benefits to the directors under certain circumstances. The Directors Program currently provides for a benefit, payable for ten years, in an annual amount equal to 100% of the highest annual rate of compensation during the director's period of service on the AMETEK Board, commencing at death or the later of age 70 or retirement; however, with respect to directors who became participants after January 1, 1989, the directors must complete at least five years of service as a director before they become eligible to receive a benefit upon the later of age 70 or retirement. Active directors also have a group term life insurance benefit of $50,000. To fund benefits under the Directors Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered directors. AMETEK retains the right to terminate any or all of the Directors Program agreements under certain circumstances. All of the current directors other than Mr. Blankley are participants in the Directors Program.

                         EXECUTIVE OFFICERS OF AMETEK

  Officers are appointed by the AMETEK Board to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

          NAME           AGE                    PRESENT POSITION WITH AMETEK
          ----           ---                    ----------------------------
Walter E. Blankley...... 61  Chairman of the Board and Chief Executive Officer
Frank S. Hermance....... 48  President and Chief Operating Officer
John. J. Molinelli...... 50  Senior Vice President--Chief Financial Officer
Albert J. Neupaver...... 46  President of the Electromechanical and Industrial Materials Groups
Robert W. Chlebek....... 53  President of the Precision Instruments Group
George E. Marsinek...... 60  Senior Vice President--Electromechanical Group
Philip A. Goodrich...... 40  Senior Vice President--Corporate Development
Robert R. Mandos, Jr.... 38  Comptroller
Deirdre D. Saunders..... 49  Treasurer and Assistant Secretary
Donna F. Winquist....... 48  Corporate Counsel and Corporate Secretary

  WALTER E. BLANKLEY'S employment history with AMETEK and other directorships currently held are included under the section "INFORMATION AS TO NOMINEES FOR ELECTION OF DIRECTORS."

  FRANK S. HERMANCE was elected President and Chief Operating Officer on November 21, 1996. He previously had been Executive Vice President and Chief Operating Officer since January 1, 1996 and most recently he served as President of the Precision Instruments Group, a position he was elected to on September 23, 1994. He joined AMETEK as a Group Vice President in November 1990. Mr. Hermance is also a Director of CTB, Inc., a poultry farming, feeding equipment and housing company.

  JOHN J. MOLINELLI was named Senior Vice President--Chief Financial Officer on April 29, 1994. Previously he had served as Vice President and Comptroller of AMETEK since April 1993. He was elected Comptroller in 1991.

  ALBERT J. NEUPAVER was elected President of the Electromechanical Group on January 10, 1997, and was elected President of the Industrial Materials Group on September 23, 1994. Previously he served as a Group Vice President since May 1994. He was elected Vice President of AMETEK in 1991.

  ROBERT W. CHLEBEK joined AMETEK as President of the Precision Instruments Group on March 1, 1997. Prior to joining AMETEK, Mr. Chlebek had been President of Philips Components North America, a subsidiary of Philips Electronics, N.V. ("Philips") since 1993. Previously, he held general management positions with Philips.

  GEORGE E. MARSINEK became Senior Vice President--Electromechanical Group effective January 10, 1997. For health reasons, he stepped aside from his previous position as President of the Electromechanical Group which he had held since September 23, 1994, before which he had been a Group Vice President since April 1990.

  PHILIP A. GOODRICH joined AMETEK as Senior Vice President--Corporate Development on August 28, 1996. Prior to joining AMETEK, Mr. Goodrich had been Vice President of Corporate Development at General Signal Corporation for seven years.

  ROBERT R. MANDOS, JR. was elected Comptroller of AMETEK effective April 1, 1996. Mr. Mandos's more than 15 years of experience with AMETEK includes various financial positions; most recently he had served as Director of Financial Information at corporate headquarters and Division Vice President-- Finance for the multiplant operations of the U.S. Gauge Division.

  DEIRDRE D. SAUNDERS has served as Treasurer and Assistant Secretary since April 1993. Ms. Saunders joined AMETEK in 1987 as Assistant Treasurer. Previously, she served in financial and treasury positions with Exide Corporation and Buckeye Pipe Line Company.

  DONNA F. WINQUIST became Corporate Secretary effective May 1, 1997. She retained her responsibilities as Corporate Counsel to which position she was appointed in December 1994. She joined AMETEK as Manager of Legal Services in 1991 and became Director of Legal Services in 1992.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information for the fiscal years ended December 31 in each of 1996, 1995 and 1994 concerning compensation paid or accrued for the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of AMETEK.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                  ANNUAL COMPENSATION        COMPENSATION AWARDS
                              ---------------------------- -----------------------
                                                 OTHER     RESTRICTED  SECURITIES   ALL OTHER
        NAME AND              SALARY   BONUS     ANNUAL      STOCK     UNDERLYING  COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)     ($)   COMPENSATION   AWARDS   OPTIONS/SARS    ($)(1)
   ------------------    ---- ------- ------- ------------ ---------- ------------ ------------
Walter E. Blankley...... 1996 487,000 440,000     --          --         80,000       2,736
 Chairman of the Board
  and Chief              1995 472,000 400,000     --          --         75,000       1,752
 Executive Officer       1994 457,500 335,000     --          --        125,000       1,656
Frank S. Hermance....... 1996 300,000 225,000     --          --        100,000       1,776
 President and Chief Op-
  erating                1995 228,000 152,000     --          --         30,000       1,332
 Officer                 1994 220,000 125,000     --          --         50,000       1,326
George E. Marsinek...... 1996 225,000 150,000     --          --         30,000       3,096
 Senior Vice President-- 1995 215,000 165,000     --          --         30,000       1,620
 Electromechanical Group 1994 205,500 150,000     --          --         50,000       1,554
John J. Molinelli....... 1996 200,000 140,000     --          --         30,000       1,872
 Senior Vice President-- 1995 182,500 125,000     --          --         25,000       1,356
 Chief Financial Officer 1994 157,933 100,000     --          --         40,000       1,350
Albert J. Neupaver ..... 1996 197,500 140,000     --          --         25,000       1,680
 President of the
  Electromechanical      1995 180,000 110,000     --          --         25,000       1,302
 and Industrial Materi-
  als Groups             1994 170,000  75,000     --          --         40,000       1,284

--------
(1) The amounts reported represent AMETEK's contributions ($1,200 each) to The AMETEK Savings and Investment Plan for each of the individuals listed above and the dollar value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table provides details regarding stock options granted to the named executive officers in 1996. In addition, the table provides the hypothetical gains and "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates. No stock appreciation rights ("SARs") were granted to the named executive officers in 1996.

                        STOCK OPTION/SAR GRANTS IN 1996
                                                                                    POTENTIAL
                                                                               REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL
                                                                                 RATES OF STOCK
                                                                               PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                  FOR OPTION TERM (2)
                                      -----------------------------            -------------------
                          NUMBER OF   PERCENT OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO
                         OPTIONS/SARS   EMPLOYEES IN     EXERCISE   EXPIRATION
      NAME               GRANTED (1)    FISCAL YEAR    PRICE ($/SH)    DATE      5%($)    10%($)
      ----               ------------ ---------------- ------------ ---------- --------- ---------
Walter E. Blankley......    80,000         11.35          17.375    04/08/2006   874,164 2,215,302
Frank S. Hermance.......   100,000         14.18          17.375    04/08/2006 1,092,704 2,769,128
George E. Marsinek......    30,000          4.25          17.375    04/08/2006   327,811   830,738
John J. Molinelli.......    30,000          4.25          17.375    04/08/2006   327,811   830,738
Albert J. Neupaver......    25,000          3.55          17.375    04/08/2006   273,176   692,282

                        STOCK OPTION/SAR GRANTS IN 1996
--------
(1) The options granted in 1996 to Messrs. Blankley, Hermance, Marsinek, Molinelli, and Neupaver are exercisable after the first anniversary of the date of the grant (April 8, 1996) during each of the four succeeding twelve-month periods only to the extent of twenty-five percent of the total number of shares optioned. In all cases, optioned shares that may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change in control.
(2) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of AMETEK's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

  The following table illustrates stock option and SARs exercised by the named executive officers during 1996 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and SARs that were exercisable and unexercisable as of December 31, 1996, and the values of "in-the-money" stock options and SARs on December 31, 1996, which represent the positive difference between the market price of AMETEK's Common Stock and the exercise price of such options/SARs.

  AGGREGATED OPTIONS/SARS EXERCISED IN 1996 AND OPTION/SAR VALUES AT DECEMBER
                                   31, 1996

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                           SHARES                       OPTIONS/SARS         THE-MONEY OPTIONS/SARS
                         ACQUIRED ON              AT DECEMBER 31, 1996 (#)  AT DECEMBER 31, 1996 ($)
                          EXERCISE      VALUE     ------------------------- -------------------------
          NAME               (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Walter E. Blankley......   93,750      761,719      201,250      211,250     1,463,281    1,203,750
Frank S. Hermance.......   20,000      151,719       77,500      147,500       611,562      743,750
George E. Marsinek......        0            0       57,500       77,500       417,187      428,750
John J. Molinelli.......    6,000       44,000       63,750       68,750       515,468      373,281
Albert J. Neupaver......   12,000      102,000       53,250       63,750       413,656      350,781

                      DEFINED BENEFIT AND ACTUARIAL PLANS

  The Employees' Retirement Plan of AMETEK (the "Retirement Plan") is a noncontributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels (without taking into account statutory restrictions incorporated in the Retirement Plan and described below):

                              PENSION PLAN TABLE

                                               ANNUAL BENEFITS BASED ON
                                         YEARS OF SERVICE AT NORMAL RETIREMENT
                                                        AGE (1)
     AVERAGE                            ---------------------------------------
   COMPENSATION                           15      20      25      30      35
   ------------                         ------- ------- ------- ------- -------
   $150,000............................  58,800  62,600  66,500  66,500  66,500
   200,000.............................  79,200  84,300  89,400  89,400  89,400
   250,000.............................  99,600 106,000 112,400 112,400 112,400
   300,000............................. 120,000 127,700 135,300 135,300 135,300
   350,000............................. 140,400 149,300 158,300 158,300 158,300
   400,000............................. 160,800 171,000 181,200 181,200 181,200
   450,000............................. 181,200 192,700 204,200 204,200 204,200
   500,000............................. 201,600 214,400 227,100 227,100 227,100
   550,000............................. 222,000 236,000 250,100 250,100 250,100
   600,000............................. 242,400 257,700 273,000 273,000 273,000
   650,000............................. 262,800 279,400 296,000 296,000 296,000
   700,000............................. 283,200 301,100 318,900 318,900 318,900

--------
(1) Benefit amounts assume a participant reaches age 65 in 1997; for younger participants, the benefit amounts are less than the amounts indicated above.

  At December 31, 1996, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Blankley-37; Mr. Hermance-6; Mr. Marsinek-32; Mr. Molinelli-28, and Mr. Neupaver-20.

  The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($160,000 for 1997) cannot be taken into account under the Retirement Plan. The individuals named in the Summary Compensation Table are subject to this limitation. However, in accordance with a nonqualified supplemental pension arrangement that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed to provide to Mr. Blankley a benefit in an amount equal to the excess of the annual pension benefit that would be payable to him under the terms of the Retirement Plan in the absence of statutory restrictions over the amount actually payable under the Retirement Plan. The benefit is limited to the projected excess payable at age 65 determined as of May 21, 1991, taking into account the statutory restrictions as of such date. Pursuant to an agreement entered into with Mr. Blankley, a restricted stock award was granted under the 1991 Stock Incentive Plan of AMETEK, Inc. for a number of shares of AMETEK Common Stock having a fair market value on the day of grant equal to 50% of the then present value of Mr. Blankley's projected benefit under the supplemental pension arrangement. Effective with the Spin-Off and the Merger, shares of New Ametek Common Stock and Culligan Common Stock will be substituted for the AMETEK Common Stock in amounts consistent with the terms of the Spin-Off and the Merger. The remaining portion of the benefit will be payable in cash directly out of New Ametek's general assets. Under this arrangement, Mr. Blankley does not receive an amount sufficient to provide him with his full benefit under the Retirement Plan, since the amount of compensation that can be taken into account under the statutory restrictions in effect in 1991 has been subsequently reduced.

  In addition, pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan ("SERP") that, as of the Spin-Off Date, New Ametek will assume, AMETEK has agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive's compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan resulting from those restrictions. The contribution for Mr. Blankley under the SERP will be limited to 13% of his compensation that is not taken into account under the agreement described in the preceding paragraph. The credited amounts shall be deemed to be invested in AMETEK Common Stock and, upon retirement, shall be distributed in kind. In addition, a one-time credit shall also be made to each such executive's account equal to the value of the shares of common stock, if any, that would have been credited to the executive's account had the SERP been in effect since January 1, 1989. An executive's right to a benefit under the SERP will become non-forfeitable at the same time as the executive's right to an accrued benefit under the Retirement Plan (or the retirement feature of The AMETEK Savings and Investment Plan) becomes non-forfeitable.

  For retirements occurring in 1997, the maximum annual pension benefit payable at normal retirement age is restricted, by law, to the greater of $125,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $125,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

  Persons joining AMETEK after January 1, 1997 are not eligible to participate in the Retirement Plan, but instead are eligible to participate in a new defined contribution feature of AMETEK's 401(k) Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report, submitted by the Compensation Committee of the AMETEK Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

COMPENSATION OVERVIEW

  The functions performed by the Compensation Committee include recommending to the Board of Directors (a) remuneration arrangements for senior management and directors and (b) compensation plans in which officers and employees are eligible to participate. Members of the Compensation Committee are directors who are not employees of AMETEK. The current members of the Compensation Committee are Messrs. Gordon, Klein and Malone and Ms. Varet.

  Executive compensation consists of three principal elements: (a) salary; (b) annual bonus and (c) grants of stock options and stock appreciation rights and restricted stock awards under AMETEK plans. Additional retirement and other benefits are provided for AMETEK's executives similar to those typically provided by other major corporations.

  Decisions about executive officers' salary and bonus are made under the supervision of the Compensation Committee, while decisions concerning compensation in the form of stock options, SARs and restricted stock awards are made under the supervision of the committee of the Board of Directors designated for the appropriate plan. The members of each of these plan committees currently are the same as the members of the Compensation Committee; thus, references in this report to the "Compensation Committee" should be read where appropriate, as references to the various plan committees.

  Underlying the Compensation Committee's decisions with respect to executive officers' compensation is the belief that it is fundamentally important that AMETEK attract, retain, motivate and benefit from the guidance and experience of talented and qualified individuals so that AMETEK's short-term and long-term success will continue and its profitability and worldwide reputation for quality, and thus stockholder value, will grow. AMETEK also believes that its officers and executives have been encouraged to acquire a larger equity interest in AMETEK, thereby having additional incentives, corresponding to the interests of stockholders, to put forth their maximum efforts for the success and profitability of AMETEK's businesses and the achievement of increased stockholder value. Information regarding similarly situated executive officers at comparable companies was drawn from publicly available information for certain of the companies included in the index of companies used in the Performance Graphs set forth on page 98 and for certain other companies identified by an independent employee benefits consulting firm retained by AMETEK. It is the current intention of the AMETEK Board and the Compensation Committee to continue the above practices.

SALARY

  Salary levels for AMETEK's executive officers are established principally on the basis of the executive's responsibilities. In each case, consideration is given both to personal factors such as the individual's experience and record and the responsibility associated with his or her position and to external factors such as salaries paid to similarly situated executive officers by comparable companies and prevailing conditions in the geographic area where the executives' principal services will be performed. Comparable companies were identified as described above. Annual adjustments to each executive officer's salary are determined based on the foregoing factors but with due consideration also being given to prevailing economic conditions, to the relationship of such adjustments to those being given to other employees within AMETEK, to the performance of the executive's duties and responsibilities and to other individual performance-related criteria that may be relevant with respect to such executive officer at the time. In evaluating the salaries paid to similarly situated executive officers, consideration is given to the full range of such salaries and to the experience and records of those executives who received salaries at the high, medium and low points of such range. In determining executive salaries, the Compensation Committee has generally targeted the median level of the compensation range for comparable companies. In addition, in establishing salary levels, consideration is given to the competitiveness of the total annual compensation received by AMETEK's executive officers as compared to the total compensation received by other similarly situated executive officers.

ANNUAL BONUS

  Bonuses are viewed as a reward for individual contributions to AMETEK's performance, based not only on AMETEK's short-term results but also on the investments made by AMETEK for the future growth of AMETEK's profits. In addition, consideration is given to the achievement of selected financial goals (i.e., operating performance, asset management and business growth development) and progress in meeting other long-term objectives, as well as the executive officers' leadership role in these activities. Bonus decisions generally are made toward the end of each year. Pursuant to AMETEK's Additional Compensation Plan, each year an aggregate amount, generally equal to five percent of income before federal income taxes exclusive of capital gains and certain non-recurring charges, is accrued for the purposes of paying bonuses to executive officers and certain other employees. As a result of overall performance in 1996, which met or exceeded the targeted financial goals referred to above, the bonus pool for 1996 increased compared to 1995. The Chairman of the Board and Chief Executive Officer reviews performance by AMETEK and the individual contributions of each executive officer to AMETEK's performance and makes recommendations to the Compensation Committee with respect to the suitable bonus amount to be awarded to such individual for that year based on such review. The Compensation Committee then meets with the Chairman of the Board and Chief Executive Officer to consider such recommendations, makes any changes that may be deemed appropriate, and presents its recommendations to the Board of Directors which then discusses and votes upon the bonuses. The principal financial performance measures considered by the Compensation Committee are earnings, return on assets and cash flow, with the relative weight of each of these factors being roughly equal. However, the significance of any one of these factors may vary from one executive officer to another depending upon whether that officer has been assigned other long-term goals, such as reorganizing a business line, developing new products or increasing market penetration for current products.

                STOCK OPTIONS, SARS AND RESTRICTED STOCK AWARDS

  Awards of stock options, SARs and shares of restricted stock are considered an important complement to the cash elements of AMETEK's executive officers' compensation described above and have the purpose of aligning the executives' interests with the stockholders' interests. The plans under which such awards are made have been approved by AMETEK's stockholders. AMETEK stock options and SARs generally require the executive to be employed by AMETEK on the exercise date and become exercisable in stages over a period of years following the date of grant. The exercise price of options generally equals the mean market price of AMETEK's stock on the grant date; accordingly, such options will only yield income to the executive if the market price of AMETEK's stock is greater, at the time of exercise, than it was when the option was granted. Although AMETEK has not yet done so, it could grant options with average prices greater than the market price of AMETEK's stock on the grant date in order to vary the long-term incentive being created for the option recipient. It is believed that a principal factor influencing the market price of AMETEK's stock is AMETEK's performance as reflected in its sales, earnings, cash flow and other results; thus, by granting stock options and SARs to AMETEK's executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK's performance. Awards of shares of restricted stock are subject to forfeiture restrictions which prohibit the recipient from selling such shares until the specified period of restriction following the date the award lapses. Such awards provide inducements to the executive officers to remain with AMETEK over the long term and to work to enhance corporate performance and, correspondingly, stockholder value. When considering whether to make grants of stock options and SARs or awards of restricted stock, the Compensation Committee reviews practices of other comparable companies (which are identified as described above) as well as individual performance-related criteria such as those already described, and takes into consideration the effect such awards might have on AMETEK's performance and stockholder value. The measures of AMETEK's performance that are considered in making such awards, and the relative weight of each of these factors, are the same as those used in determining bonus levels, which are described above. The long-term objectives that an officer has been assigned are also considered. However, in determining to grant options or SARs or award restricted stock, the Compensation Committee has generally placed greater emphasis on long-term objectives than it has in its determination of bonus awards.

  The Compensation Committee believes that stock ownership by executive officers can help strengthen the alignment of interests between AMETEK's management and shareholders. Upon the suggestion of and in consultation with AMETEK's Chief Executive Officer, the Compensation Committee has established guidelines for stock ownership by its executive management. Although these guidelines are non-binding, it is expected that each executive officer of AMETEK will work toward achieving the target levels. It is assumed that such levels can be reached by an executive officer within a 5 year period. To reach his or her target level, an executive officer must own AMETEK shares having a market value at least equal to a specified multiple of such executive officer's base salary. The multiples established by the Compensation Committee are 5 in the case of the Chief Executive Officer, 4 in the case of the Chief Operating Officer, 3 in the case of a Senior Vice President and 2 in the case of any other executive officer. In its awarding of future option grants, the Compensation Committee intends to take account of the progress made by an executive officer in reaching the target ownership level.

                       MR. BLANKLEY'S 1996 COMPENSATION

  In determining the appropriate levels for Mr. Blankley's 1996 base salary, bonus and stock option grant, the Compensation Committee considered the same factors that it considered when fixing compensation levels for AMETEK's other executive officers and sought to achieve the same corporate goals. The Compensation Committee also considered the major initiatives and programs which, in 1996, were commenced or furthered under Mr. Blankley's leadership, such as: (a) recognition of additional cost benefits resulting from AMETEK's plan to enhance stockholder value adopted in November 1993, together with substantial progress in implementing the operating strategies called for by such plan; (b) continued development of a deeper and more experienced senior management team; (c) continued improvements in asset management throughout AMETEK, including the reduction of inventory levels and cycle time resulting from the introduction of flow management as part of AMETEK's TQM effort; (d) establishment of a majority owned joint venture operation in Shanghai, PRC for the production of electric motors; (e) substantial progress in establishing operations and pursuing other opportunities in various Eastern European and other emerging market locations, including the opening of production facilities for electric motors in the Czech Republic and Mexico and (f) continued progress in expanding its international sales activities. Certain personal criteria also were reviewed, such as the fact that 1996 was the fourth year of Mr. Blankley's service as Chairman of the Board and Chief Executive Officer after more than 37 years of service with AMETEK in many positions including the position of President. The Compensation Committee also evaluated data regarding CEO compensation practices of other comparable companies (which are identified as described above) so that Mr. Blankley's total compensation package would be in line with that of CEOs in such other companies. A major factor in fixing Mr. Blankley's bonus was the fact that AMETEK achieved essentially all of its financial goals established for 1996, including earnings per share, return on assets and cash flow.

                                SECTION 162(M)

  Section 162(m) of the Code generally limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1,000,000. For the 1996 taxable year, AMETEK did not exceed, and therefore was not affected by, this limitation.

                                              Mr. Sheldon S. Gordon
                                              Mr. Charles D. Klein
                                              Mr. James R. Malone
                                              Ms. Elizabeth R. Varet

                           STOCK PERFORMANCE GRAPHS

  AMETEK re-evaluated the composition of its Industry Performance Peer Group as of December 31, 1996, and determined that a change was appropriate. The new Industry Performance Peer Group is the Dow Jones Electrical Components and Equipment Industry Group ("DJEE"). The former Industry Performance Peer Group consisted of two separate industry groups published by Business Week as the "Electrical Products" and "Instrument" groups. Through investor communications, AMETEK has learned that the investing public cannot easily access the cumulative total return performance of AMETEK's former Performance Peer Group. For these reasons, AMETEK believes the change is appropriate. AMETEK believes its new Industry Performance Peer Group will provide current and potential investors with information that is more readily available and with an industry group that is a more relevant comparison for purposes of evaluating stock performance and AMETEK's executive compensation.

  Assuming an initial investment of $100 invested on December 31, 1991, and the reinvestment of all dividends, the following graphs compare AMETEK's cumulative total return plotted on an annual basis, with the S&P 500 Index and the new and former Performance Peer Groups. The first graph compares AMETEK's cumulative total return for the previous five years to the new Performance Peer Group (DJEE). As required by the Commission, a second graph has also been provided which compares AMETEK's cumulative total return for the same five-year period to the former Performance Peer Group.

                          NEW PERFORMANCE PEER GROUP
                                     LOGO

                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
AMETEK.......................... $100.00 $124.46 $101.56 $136.56 $153.77 $184.69
S&P 500.........................  100.00  107.62  118.46  120.03  165.13  203.05
DJEE............................  100.00  101.41  111.33  115.71  150.26  181.84

                         FORMER PERFORMANCE PEER GROUP
                                     LOGO

                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
AMETEK.......................... $100.00 $124.46 $101.56 $136.56 $153.77 $184.69
S&P 500.........................  100.00  107.62  118.46  120.03  165.13  203.05
Published Industry..............  100.00  101.44  112.79  109.92  148.15  185.08

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Sheldon S. Gordon, Charles D. Klein, James R. Malone and Elizabeth R. Varet have comprised the Compensation Committee. Mr. Klein and Ms. Varet are managing directors of American Securities, L.P., an investment banking firm.

  The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 1996 and continues to render services as General Counsel for AMETEK and its subsidiaries. The investment banking firm of American Securities, L.P., and affiliates of American Securities, L.P., including Oak Hall Capital Advisors, L.P., rendered during 1996 and continues to render financial advisory, investment management and other services to AMETEK. American Securities, L.P. is controlled, indirectly, through family trusts of which Ms. Varet and Mr. Cole are co-trustees, by Ms. Varet and members of her family and by Messrs. Steinmann and Klein.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires AMETEK's directors and officers to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK.

These filing requirements also apply to holders of more than ten percent of AMETEK's Common Stock; to AMETEK's knowledge, such holders are those listed in the table in "--Stock Ownership." To AMETEK's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 1996, AMETEK's officers and directors were in compliance with all Section 16(a) filing requirements.

              EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

  AMETEK has entered into change of control agreements with most of its executive officers, including the executives listed in the Summary Compensation Table, which agreements New Ametek will assume effective as of the Spin-Off Date. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive's compensation and benefits. Under the agreements, the sum of the executive's prior year's salary, plus the greater of (a) the current year's bonus, or (b) the average of the two prior years' bonuses (as limited under Section 280G of the Code) will be continued for a period of one, two or three years (as defined in each executive's agreement), and health benefits will be continued until Medicare eligibility, coverage under another group health plan, or ten years or the executive's death, whichever is earlier, in the event that the executive's employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control. For purposes of the agreements, a "Change of Control" means that the acquisition of 20% or more of the voting stock of New Ametek by a party other than AMETEK (or its affiliates), or a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% or more of the voting stock of AMETEK, or any sales or other disposition of all or substantially all of AMETEK's assets, or a plan of liquidation is approved. None of the events related to the Spin-Off or the Merger will be deemed to constitute a Change of Control.

  Pursuant to a Supplemental Senior Executive Death Benefit Program (the "Program"), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive's beneficiary will receive monthly payments from the date of the executive's death until the date he or she would have attained age 80, but not less than for 15 years (the 15-year minimum guarantee does not apply to executives whose inclusion in the Program is approved after December 31, 1986). The specified dollar amount of the payments is determined on the basis of the executive's salary and age. In addition, the standard death benefit payable for participants in the Program from AMETEK's group term life insurance policy was revised effective January 1, 1996, to two times the executive's annual salary, limited to $200,000. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of an amount equal to the lesser of (a) twice the executive's average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

  To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Blankley, Hermance, Marsinek, Molinelli and Neupaver are participants in the Program.

                                 PROPOSAL (3)

                      APPOINTMENT OF INDEPENDENT AUDITORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL

  The Board of Directors has appointed the firm of Ernst & Young LLP, which has audited the accounts of AMETEK since 1930, as independent auditors for the year 1997. The stockholders are requested to signify their approval of the appointment.

  Ernst & Young LLP will continue as the independent auditors for New Ametek.

  It is expected that a representative of Ernst & Young LLP will be present at the Special Meeting. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of this date the AMETEK Board is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

  Proposals of stockholders intended to be presented at AMETEK's 1998 Annual Meeting must be received by AMETEK at its executive offices shown on page 9 of this Joint Proxy Statement/Prospectus on or prior to November 10, 1997 (which is 120 days prior to the anticipated mailing date of proxy materials for the 1998 Annual Meeting) to be eligible for inclusion in the proxy material to be used in connection with the 1998 Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ Donna F. Winquist
                                          Donna F. Winquist
                                          Corporate Secretary

Dated: Paoli, Pennsylvania, June 30, 1997

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
AUDITED COMBINED FINANCIAL STATEMENTS
-------------------------------------
Report of Independent Auditors............................................  F-2
Combined Statement of Income for the years ended December 31, 1996, 1995 and 1994..................................................................  F-3
Combined Balance Sheet at December 31, 1996 and 1995......................  F-4
Combined Statement of Cash Flows for the years ended December 31, 1996,
1995 and 1994.............................................................  F-5
Notes to Combined Financial Statements....................................  F-6
UNAUDITED COMBINED FINANCIAL STATEMENTS
---------------------------------------
Combined Statement of Income for the three months ended March 31, 1997 and
1996......................................................................  F-15
Combined Balance Sheet at March 31, 1997..................................  F-16
Condensed Combined Statement of Cash Flows for the three months ended
March 31, 1997 and 1996...................................................  F-17
Notes to Unaudited Combined Financial Statements..........................  F-18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations
 of the Water Filtration Business.........................................  F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of AMETEK, Inc.

  We have audited the accompanying combined balance sheets of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) as of December 31, 1996 and 1995, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of AMETEK's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) at December 31, 1996 and 1995, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 14, 1997

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                          COMBINED STATEMENT OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------- -------
Net sales............................................. $68,650  $55,643 $54,086
                                                       -------  ------- -------
Expenses:
  Cost of sales, excluding depreciation...............  44,039   35,768  33,563
  Selling, general and administrative.................  10,332    7,477   7,071
  Depreciation........................................   1,919    1,575   1,528
                                                       -------  ------- -------
    Total expenses....................................  56,290   44,820  42,162
                                                       -------  ------- -------
Operating income......................................  12,360   10,823  11,924
Other income (expense), net...........................      (9)      32      17
                                                       -------  ------- -------
Income before income taxes............................  12,351   10,855  11,941
Provision for income taxes............................   4,188    3,857   4,210
                                                       -------  ------- -------
Net income............................................ $ 8,163  $ 6,998 $ 7,731
                                                       =======  ======= =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                             COMBINED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                            ASSETS
                            ------
Current assets:
  Cash and cash equivalents.................................... $   697 $   367
  Receivables, net.............................................   9,030   6,800
  Inventories..................................................   7,882   7,256
  Deferred income taxes........................................      79      86
  Other current assets.........................................     482     219
                                                                ------- -------
    Total current assets.......................................  18,170  14,728
Property, plant and equipment, net.............................  17,548  16,650
Intangibles and other assets...................................   3,539   6,144
                                                                ------- -------
                                                                $39,257 $37,522
                                                                ======= =======
                   LIABILITIES AND NET WORTH
                   -------------------------
Current liabilities:
  Notes payable................................................ $   343 $    --
  Accounts payable.............................................   3,827   3,047
  Income taxes payable.........................................      79       2
  Accrued liabilities..........................................   3,295   2,176
                                                                ------- -------
    Total current liabilities..................................   7,544   5,225
Long-term notes payable........................................      --     311
Deferred income taxes..........................................   1,606   1,656
Other long-term liabilities....................................     400     462
Net worth......................................................  29,707  29,868
                                                                ------- -------
                                                                $39,257 $37,522
                                                                ======= =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
  Net income........................................... $8,163  $6,998  $7,731
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization......................  2,247   1,657   1,625
    Deferred income taxes..............................    (43)     32      80
    Changes in working capital:
      (Increase) decrease in receivables...............   (440) (1,230)     57
      (Increase) decrease in inventories and other
      current assets...................................    341    (635)    (96)
      Increase (decrease) in payables, accruals and
      income taxes.....................................    296     150    (981)
    Other..............................................    (16)     40     (28)
                                                        ------  ------  ------
        Total operating activities..................... 10,548   7,012   8,388
                                                        ------  ------  ------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment........... (2,169) (2,404) (2,434)
  Purchase of business.................................     --  (5,699)     --
  Other................................................   (142)     --      --
                                                        ------  ------  ------
        Total investing activities..................... (2,311) (8,103) (2,434)
                                                        ------  ------  ------
FINANCING ACTIVITIES:
  Change in notes payable..............................     --      --     313
  Cash transfer (to) from AMETEK, Inc.................. (7,907)  1,020  (6,086)
                                                        ------  ------  ------
        Total financing activities..................... (7,907)  1,020  (5,773)
                                                        ------  ------  ------
Increase (decrease) in cash and cash equivalents.......    330     (71)    181
CASH AND CASH EQUIVALENTS:
  Beginning of year....................................    367     438     257
                                                        ------  ------  ------
  End of year.......................................... $  697  $  367  $  438
                                                        ======  ======  ======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Basis of Presentation

  The accompanying combined financial statements present the financial position, results of operations and cash flows of the Water Filtration Business (the "Water Filtration Business") owned directly or indirectly by AMETEK, Inc. ("AMETEK") and its subsidiaries. The accompanying combined financial statements have been prepared on a historical cost basis and present financial information for the Water Filtration Business as derived from AMETEK's historical cost financial accounts. All significant intercompany accounts and transactions of the Water Filtration Business have been eliminated.

 Description of Business

  The Water Filtration Business is primarily in the business of manufacturing water filtration products for retail, residential, commercial and industrial customers in the United States and many foreign countries worldwide. The Water Filtration Business sells its products through both retail and wholesale distribution channels. It has a broad line of cartridge filtration products, offering whole-house, countertop and other complete water filtration systems. The Water Filtration Business's point-of-use drinking water filters and cartridges are designed for the removal of objectionable taste, odor, hazardous chemicals and bacteria. In addition, the Water Filtration Business produces filters, housings and cartridges for use in food and beverage dispensing, cosmetics and chemical production applications; as well as for use by plumbing professionals to serve their residential and commercial customers.

  The Water Filtration Business's operations consist of Plymouth Products, a United States division of AMETEK, and three wholly owned foreign subsidiaries:
AMETEK Filters, Limited; APIC International S.A.("APIC"); and AFIMO S.A.M. ("AFIMO").

2. THE WATER FILTRATION BUSINESS MERGER

  On February 5, 1997, AMETEK announced that it will separate all of its other businesses from the Water Filtration Business and a wholly owned subsidiary of Culligan Water Technologies, Inc. ("Culligan") will be merged with and into the Water Filtration Business for a total purchase price to Culligan of approximately $155 million. The purchase price, less assumed debt, is payable to AMETEK's stockholders in Culligan common stock valued at $37.50 per share. Following the merger, Culligan will assume $25 million of AMETEK's debt. Based on the assumption of $25 million of AMETEK's debt, Culligan will distribute 3,466,667 shares of its common stock to AMETEK's stockholders, or 0.11 shares of Culligan common stock for each outstanding share of AMETEK common stock (based on shares outstanding at December 31, 1996).

  The transaction is subject to certain conditions, including receipt of a favorable ruling from the Internal Revenue Service to the effect that the merger and distribution will be tax-free for federal income tax purposes, and approval by AMETEK's stockholders.

  In connection with the merger of the Water Filtration Business into Culligan, AMETEK will enter into certain contractual agreements with Culligan. Such agreements include an Indemnification Agreement, a Tax Allocation Agreement, a Trademark Agreement and a Transition Services Agreement. The agreements will provide, among other things, each party's rights and obligations with respect to tax matters, use of trade names, certain indemnification matters, and support services to facilitate an orderly transition as they relate to the Water Filtration Business.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  The Water Filtration Business's revenues are recorded when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that the customer may not return the products, or be given allowances, except at the Water Filtration Business's option. The provision for estimated warranty costs (not material in amount) is recorded at the time of sale and periodically adjusted to reflect actual experience.

 Cash Management

  AMETEK uses a centralized cash management system for all of its domestic operations, including that of the Water Filtration Business. Cash and cash equivalents, consisting of highly liquid investments with maturities of three months or less when purchased, reflected in the combined balance sheet, represents balances maintained by the Water Filtration Business's foreign operations.

 Inventories

  Inventories are stated at lower of cost or market, cost being determined on a first-in, first-out (FIFO) basis. Reserves are provided for obsolete inventory and for slow moving inventory based on historical and projected usage.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated principally on the straight-line method (accelerated methods for tax purposes) over the useful lives of the assets. Expenditures for maintenance and repairs, which do not materially extend the lives of the assets, as well as expenditures for tools and dies, are included in operations as incurred.

  Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which established new accounting standards for measuring the impairment of long-lived assets, was adopted by the Water Filtration Business in the first quarter of 1996. The adoption of this new Statement did not have any impact on the Water Filtration Business's combined financial position or results of operations.

 Advertising Costs

  Costs incurred for producing and communicating advertising are expensed when incurred, including costs incurred under the Water Filtration Business's cooperative advertising programs with its dealers and mass merchandisers.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Intangible Assets

  Intangible assets consists of goodwill, and other acquired intangibles. For financial reporting purposes, goodwill is being amortized on a straight-line basis over 20 to 30 years. The other acquired intangibles are being amortized over their estimated useful lives of five to seven years. The Water Filtration Business reviews the carrying value of intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

 Foreign Currency Translation

  Results of operations of foreign subsidiaries are translated to U.S. dollars by using the average exchange rates during the year. The assets and liabilities of those subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. The related foreign currency translation adjustments are recorded in a separate component of net worth.

 Income Taxes

  The results of the Water Filtration Business's U.S. operations are included in AMETEK's consolidated United States federal and state income tax returns. The provision for income taxes included in these combined financial statements represents the Water Filtration Business's allocated share of AMETEK's domestic income tax expense (including a credit attributable to U.S. export sales), which approximates the net expense that the Water Filtration Business would have incurred on a separate tax return basis, along with the actual income tax provisions of its foreign subsidiaries.

  As part of the plan of the merger, AMETEK and Culligan have entered into a Tax Matters Agreement. This agreement generally provides that for periods prior to the merger the two companies will retain the liability for any unpaid taxes attributable to their respective operations.

 Research and Development

  Water Filtration Business-funded research and development costs are charged to operations as incurred. The amounts charged to operations during the years ended December 31, 1996, 1995 and 1994 were $600,000, $500,000 and $300,000, respectively.

4. ACQUISITION

  On November 1, 1995, the Water Filtration Business purchased APIC and AFIMO, a French- and Monaco-based manufacturer of water filtration products, for $5.7 million cash. Accounting for this acquisition was completed in early 1996 upon the determination of fair values of the assets acquired and the liabilities assumed. The acquisition was accounted for by the purchase method and the results of APIC's and AFIMO's operations are included in the Water Filtration Business's combined results from the date of acquisition.

  Assuming that the acquisition was made as of January 1, 1994, pro forma unaudited net sales would have been $63.0 million for 1995 and $60.6 million for 1994. Pro forma operating income and net income for 1995 and 1994 would not have been materially different from the amounts reported.

5. TRANSACTIONS WITH AMETEK

  Net worth as shown in the combined balance sheet primarily represents AMETEK's cumulative net investment in the combined business of the Water Filtration Business. AMETEK's practice is to incur indebtedness for its domestic operations at the parent company level, or at a limited number of foreign

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

subsidiaries, and to centrally manage various cash functions for its domestic operations. The Water Filtration Business's financing requirements have, therefore, been substantially satisfied by transactions with AMETEK. There are no material intercompany purchase or sale transactions between AMETEK and the Water Filtration Business. Advances from AMETEK and excess cash sent to AMETEK are reflected as net transactions with AMETEK and are included in net worth. No interest is charged, or has been otherwise allocated to the Water Filtration Business on outstanding balances due AMETEK.

  The following table sets forth the changes in net worth.

                                                           DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
      Beginning balance.............................. $29,868  $21,868  $20,159
      Cash from operations........................... (10,367)  (8,687)  (9,436)
      Working capital transfers, net.................    (527)   1,784      839
      Additions to property, plant and equipment.....   2,169    2,402    2,434
      Purchase of business...........................      --    5,699       --
      Net income.....................................   8,163    6,998    7,731
      Other..........................................     401     (196)     141
                                                      -------  -------  -------
      Ending balance................................. $29,707  $29,868  $21,868
                                                      =======  =======  =======
      Average balance................................ $29,788  $25,868  $21,014
                                                      =======  =======  =======

  Cumulative losses from foreign currency translation adjustment included in the net worth shown above at December 31 are as follows: 1996--$647,000; 1995--$533,000; 1994--$519,000.

  At December 31, 1996, the Water Filtration Business's U.K. subsidiary, Ametek Filters, Limited, had non-interest bearing notes payable to a subsidiary of AMETEK totaling $343,000. The notes are payable in 2002, but are being accelerated for payment in 1997, prior to the merger. The amount due is shown as notes payable in the accompanying combined balance sheet.

  The Plymouth Products Division participates with other AMETEK Divisions in a number of risk management, insurance and employee benefit programs, some of which are self insured directly by AMETEK, or insured through its captive insurance subsidiary. An estimate of the expense attributable to the Plymouth Products Division for such programs is reflected in the combined statement of income. The combined balance sheet includes accruals for specific workers' compensation and product liability claims of the Plymouth Products Division which were transferred through the intercompany account with AMETEK (see note
6).

  Certain operating expenses, capital expenditures, general corporate expenses, and other cash requirements of the Water Filtration Business were paid or accrued by AMETEK and charged directly or allocated to the Water Filtration Business. Amounts included in the combined statement of income related to the services provided to the Water Filtration Business by AMETEK amounted to approximately $1.7 million in 1996, $1.4 million in 1995, and $1.3 million in 1994.

  These charges and allocations include amounts for consulting, legal and other support services and were based on direct charges and an estimate of the proportion of such corporate expenses related to the Water Filtration Business for the periods presented and, in the opinion of management, have been made on a reasonable basis.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


6. OTHER BALANCE SHEET INFORMATION

                                                              (IN THOUSANDS)
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
      INVENTORIES
      Finished goods......................................... $ 5,155  $ 5,644
      Work in process........................................     198      202
      Raw materials..........................................   2,529    1,410
                                                              -------  -------
                                                              $ 7,882  $ 7,256
                                                              =======  =======
      PROPERTY, PLANT AND EQUIPMENT, at cost
      Land................................................... $   195  $   188
      Buildings..............................................  12,909   12,612
      Machinery and equipment................................  19,426   16,836
                                                              -------  -------
                                                               32,530   29,636
      Less accumulated depreciation.......................... (14,982) (12,986)
                                                              -------  -------
                                                              $17,548  $16,650
                                                              =======  =======
      INTANGIBLES AND OTHER ASSETS
      Acquired intangibles, at cost:
        Goodwill............................................. $ 3,210  $    27
        Non-compete agreements...............................     623      372
        Other acquired intangibles...........................     129      129
                                                              -------  -------
                                                                3,962      528
        Less accumulated amortization........................    (644)    (318)
                                                              -------  -------
                                                                3,318      210
      Intangible pension asset...............................     221      235
      Investment in acquired business........................      --    5,699
                                                              -------  -------
                                                              $ 3,539  $ 6,144
                                                              =======  =======
      ACCRUED LIABILITIES
      Accrued employee compensation and benefits............. $ 1,254  $ 1,068
      Real estate, personal property, social and other non
       income taxes..........................................     307      337
      Accrued workers compensation and product liability
      insurance..............................................     640      161
      Other..................................................   1,094      610
                                                              -------  -------
                                                              $ 3,295  $ 2,176
                                                              =======  =======

     The allowance for uncollectible accounts receivable at December 31 was as follows: 1996--$0 and 1995--$15.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


7. INCOME TAXES

  The details of the provision for (benefit from) income taxes are as follows:

                                                              (IN THOUSANDS)
                                                           ---------------------
                                                            1996    1995   1994
                                                           ------  ------ ------
      Provision for income taxes:
      Current:
        Federal........................................... $3,836  $3,571 $3,907
        Foreign...........................................     76       4     --
        State.............................................    302     262    221
                                                           ------  ------ ------
          Total current...................................  4,214   3,837  4,128
                                                           ------  ------ ------
      Deferred:
        Federal...........................................    (24)      4     45
        State.............................................     (2)     16     37
                                                           ------  ------ ------
          Total deferred..................................    (26)     20     82
                                                           ------  ------ ------
            Total provision............................... $4,188  $3,857 $4,210
                                                           ======  ====== ======

  Significant components of the Water Filtration Business's deferred tax (asset) liability as of December 31 are as follows:

                                                                     (IN
                                                                 THOUSANDS)
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
      Current deferred tax (asset) liability:
        Reserves not currently deductible...................... $  (76) $  (82)
        Other..................................................     (3)     (4)
                                                                ------  ------
        Net current deferred tax asset.........................    (79)    (86)
                                                                ------  ------
      Long-term deferred tax (asset) liability:
        Differences in basis of property and accelerated
        depreciation...........................................  1,729   1,592
        Reserves not currently deductible......................   (224)    (57)
        Other..................................................    101     121
                                                                ------  ------
        Net long-term deferred tax liability...................  1,606   1,656
                                                                ------  ------
          Net deferred tax liability........................... $1,527  $1,570
                                                                ======  ======

  The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
      Statutory rate.......................................... 35.0% 35.0% 35.0%
      State income taxes, net of federal income tax benefit...  1.6   1.7   1.4
      Foreign Sales Corporation credits....................... (1.0) (1.0) (0.8)
      Effect of foreign operations and other.................. (1.7) (0.2) (0.3)
                                                               ----  ----  ----
                                                               33.9% 35.5% 35.3%
                                                               ====  ====  ====

  Undistributed earnings of the Water Filtration Business's foreign subsidiaries at December 31, 1996, are considered to be indefinitely reinvested and are not significant. Accordingly, no provision has been recorded for U.S. deferred income taxes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. PENSION PLANS

  The Water Filtration Business maintains a noncontributory defined benefit pension plan for eligible U.S. hourly employees. Additionally, eligible U.S. salaried employees participate in AMETEK's salaried pension plan. Benefits are generally based on years of service and average compensation. Pension costs under these plans are funded through a trust established in connection with the plans, which is maintained by AMETEK. Assets of the trust are principally invested in a variety of equity and debt instruments. Pension expenses (excluding administrative expenses) associated with these plans are charged directly to the Water Filtration Business and are shown in the table below. AMETEK's funding policy with respect to these plans is to contribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with funding requirements of federal law and regulation. In connection with the Merger, AMETEK will transfer to New Ametek all liabilities with respect to pension benefits of the Water Filtration Business's U.S. salaried employees. Accordingly, no pension-related assets or liabilities associated with the salaried U.S. employees are included in the accompanying combined balance sheet. Employees of the foreign operations are covered by pension arrangements in their individual country of operation and no liabilities associated with these arrangements are included in the balance sheets.

  Net pension expense consists of the following components:

                                   (IN THOUSANDS)
                                  -------------------
                                  1996   1995   1994
                                  -----  -----  -----
      Service cost for benefits
       earned during the period.  $ 227  $ 192  $ 193
      Interest cost on projected
       benefit obligation.......    314    287    240
      Actual return on plans
      assets....................   (361)  (326)  (294)
      Net amortization and
      deferrals.................     10      6    (33)
                                  -----  -----  -----
        Net pension expense.....  $ 190  $ 159  $ 106
                                  =====  =====  =====

  Net pension expense reflects an expected long-term rate of return on plan assets of 9 1/4% for 1996, 1995 and 1994. The actual return has been adjusted to defer gains and losses that differ from the expected return. The present value of the projected benefit obligation was determined by using an assumed discount rate of 7 3/4% in 1996, 7 1/2% in 1995 and 7 3/4% in 1994. The
balance sheet reflects an additional long-term pension liability of $400,000 ($462,000 in 1995), a long-term intangible asset of $221,000 ($235,000 in
1995), and a change in net worth (net of deferred taxes) of $116,000 in 1996 ($148,000 in 1995).

  The following table sets forth the funded status of the hourly plan:

                                                                     (IN
                                                                 THOUSANDS)
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
      Actuarial present value of benefit obligations:
      Vested benefit obligation...............................  $  922  $  784
                                                                ======  ======
      Accumulated benefit obligation..........................  $1,128  $1,053
                                                                ======  ======
      Projected benefit obligation............................  $1,128  $1,053
      Plan assets at fair value...............................     954     689
                                                                ------  ------
      Plan assets less than projected benefit obligation......    (174)   (364)
      Unrecognized prior service cost.........................     193     205
      Unrecognized net loss...................................     179     228
      Unrecognized net transition obligation, net of amortiza-
       tion...................................................      28      30
                                                                ------  ------
      Prepaid pension expense.................................  $  226  $   99
                                                                ======  ======

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The Water Filtration Business provides benefits to eligible U.S. employees through participation in the AMETEK Saving and Investment Plan, a defined contribution plan. Expenses relating to this plan in 1996, 1995, and 1994 were not material.

  The Water Filtration Business does not provide significant postretirement or postemployment benefits other than pensions.

9. LEASES

  Future minimum lease payments under non-cancelable leases with remaining terms of more than one year amounted to $1,637,000, consisting of annual payments of $442,000 in 1997, and decreasing amounts thereafter.

  Rent expense under operating leases of $761,000 was charged to income in 1996, $244,000 in 1995, and $202,000 in 1994.

10. STOCK OPTIONS

  AMETEK has certain Stock Option Plans under which incentive stock options, stock appreciation rights, restricted stock awards and phantom stock awards may be granted to officers and key employees. In connection with the separation of the water filtration business, employees of the Water Filtration Business with options in the Plans that are not exercised prior to the effective date, will either be converted into their cash value or Culligan options, at the election of the employee, based on a formula that preserves the inherent economic value and vesting terms and provisions of such AMETEK options. Stock options for 113,140 shares of AMETEK common stock at prices ranging from $11.69 to $19.19 were outstanding at December 31, 1996. Stock options for 50,590 shares were exercisable at December 31, 1996.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


11. GEOGRAPHIC INFORMATION

  Net sales, income before income taxes and identifiable assets by geographic area for the year ended December 31 are as follows:

                                                            (IN THOUSANDS)
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
      Net sales (based on destination):
        United States.................................  $49,341 $44,410 $44,573
        International (including United States exports
         shown below):
          Europe......................................   12,214   4,810   3,171
          Other.......................................    7,095   6,423   6,342
                                                        ------- ------- -------
            Total combined............................  $68,650 $55,643 $54,086
                                                        ======= ======= =======
      Income before income taxes
        United States.................................  $11,544 $10,800 $11,817
        Europe........................................      807      55     124
                                                        ------- ------- -------
            Total combined............................  $12,351 $10,855 $11,941
                                                        ======= ======= =======
      Identifiable assets
        United States.................................  $29,685 $29,204 $26,625
        Europe........................................    9,572   8,318   2,537
                                                        ------- ------- -------
            Total combined............................  $39,257 $37,522 $29,162
                                                        ======= ======= =======
      United States export sales (reported in
       international sales above)
        Europe........................................  $ 3,229 $ 2,082 $ 1,923
        Asia..........................................    3,014   2,765   2,167
        Canada........................................    1,017   1,009   1,013
        Other.........................................    2,388   2,138   1,759
                                                        ------- ------- -------
            Total combined............................  $ 9,648 $ 7,994 $ 6,862
                                                        ======= ======= =======

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    (IN THOUSANDS)
                                      ------------------------------------------
                                       FIRST  SECOND   THIRD    FOURTH    TOTAL
                                      QUARTER QUARTER QUARTER QUARTER(A)  YEAR
                                      ------- ------- ------- ---------- -------
1996
----
  Net sales.......................... $18,499 $18,036 $17,877  $14,238   $68,650
  Operating income................... $ 3,644 $ 3,728 $ 3,139  $ 1,849   $12,360
  Net income......................... $ 2,344 $ 2,410 $ 2,135  $ 1,274   $ 8,163
1995
----
  Net sales.......................... $14,553 $13,913 $14,344  $12,833   $55,643
  Operating income................... $ 3,066 $ 2,431 $ 2,675  $ 2,651   $10,823
  Net income......................... $ 2,027 $ 1,537 $ 1,733  $ 1,701   $ 6,998

--------
(a) Fourth quarter 1996 reflects the short-term impacts of a soft economy in Europe, the impact of changes in foreign currency exchange rates, and the residual effects of a two week truckers' strike in France. The fourth quarter of 1996 also reflects the recognition of higher than normal charges related to advertising and sales promotion programs in the Water Filtration Business's retail water filtration market.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    COMBINED STATEMENT OF INCOME (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                 THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------
                                                      1997            1996
                                                 --------------  --------------
Net sales....................................... $       18,721  $       18,499
                                                 --------------  --------------
Expenses:
  Cost of sales, excluding depreciation.........         12,045          11,944
  Selling, general & administrative.............          2,882           2,441
  Depreciation..................................            527             470
                                                 --------------  --------------
    Total expenses..............................         15,454          14,855
                                                 --------------  --------------
Operating income................................          3,267           3,644
Other expenses, net.............................             (5)             (1)
                                                 --------------  --------------
Income before income taxes......................          3,262           3,643
Provision for income taxes......................          1,048           1,299
                                                 --------------  --------------
Net income...................................... $        2,214  $        2,344
                                                 ==============  ==============

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                       COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1997

                             (DOLLARS IN THOUSANDS)

                                ASSETS
Current assets:
  Cash and cash equivalents........................................... $    938
  Receivables, net....................................................   12,244
  Inventories.........................................................    6,848
  Deferred income taxes...............................................       94
  Other current assets................................................      720
                                                                       --------
    Total current assets..............................................   20,844
                                                                       --------
Property, plant and equipment.........................................   33,051
  Less accumulated depreciation.......................................  (15,451)
                                                                       --------
                                                                         17,600
                                                                       --------
Intangibles and other assets..........................................    3,216
                                                                       --------
                                                                       $ 41,660
                                                                       ========
                      LIABILITIES AND NET WORTH
Current liabilities:
  Notes payable....................................................... $    363
  Accounts payable....................................................    4,396
  Income taxes payable................................................      107
  Accrued liabilities.................................................    3,728
                                                                       --------
    Total current liabilities.........................................    8,594
Deferred income taxes.................................................    1,606
Other long-term liabilities...........................................      400
Net worth.............................................................   31,060
                                                                       --------
                                                                       $ 41,660
                                                                       ========

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

             CONDENSED COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES:
  Net income.................................................. $ 2,214  $ 2,344
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization.............................     595      545
    Deferred income taxes.....................................     (15)     (11)
    Net change in operating working capital...................  (1,538)  (1,179)
    Other.....................................................     (56)     361
                                                               -------  -------
      Total operating activities..............................   1,200    2,060
                                                               -------  -------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment..................    (675)    (283)
                                                               -------  -------
      Total investing activities..............................    (675)    (283)
                                                               -------  -------
FINANCING ACTIVITIES:
  Cash transfer to AMETEK, Inc................................    (322)  (1,140)
  Change in notes payable.....................................      38       --
                                                               -------  -------
      Total financing activities..............................    (284)  (1,140)
                                                               -------  -------
Increase in cash and cash equivalents.........................     241      637
CASH AND CASH EQUIVALENTS:
  As of January 1.............................................     697      367
                                                               -------  -------
  As of March 31.............................................. $   938  $ 1,004
                                                               =======  =======

                            See accompanying notes.

                         THE WATER FILTRATION BUSINESS
                   (A WHOLLY OWNED BUSINESS OF AMETEK, INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                MARCH 31, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying combined financial statements are unaudited. AMETEK's management believes that all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the combined financial position of the Water Filtration Business at March 31, 1997, and the combined results of its operations and cash flows for the three month periods ended March 31, 1997 and 1996 have been included. Quarterly results of operations are not necessarily indicative of results for the full year.

2. INVENTORIES

  The estimated components of inventory stated at lower of FIFO cost or market at March 31, 1997 are (in thousands):

      Finished goods and parts.......................................... $4,031
      Work in process...................................................    308
      Raw materials and purchased parts.................................  2,509
                                                                         ------
                                                                         $6,848
                                                                         ======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE WATER FILTRATION BUSINESS

  Management's discussion and analysis of the Water Filtration Business's financial condition and results of operations set forth below should be read in conjunction with the Selected Combined Historical Financial Data of the Water Filtration Business and the Combined Financial Statements of the Water Filtration Business and the notes thereto.

BUSINESS OVERVIEW

  The Water Filtration Business of AMETEK consists of a United States division, the Plymouth Products Division, and three foreign subsidiaries, Ametek Filters, Limited, APIC International S.A. ("APIC") and AFIMO S.A.M. ("AFIMO"). All of AMETEK's businesses other than the Water Filtration Business are to be separated from AMETEK, and Culligan Merger Sub is to be merged with and into AMETEK. See "The Water Filtration Business Merger" in Note 2 to the audited Combined Water Filtration Business Financial Statements.

  The Water Filtration Business's primary business is the manufacturing of water filtration cartridge products for retail, residential, commercial, and industrial markets in the United States and many countries worldwide. The Water Filtration Business sells its products to both the retail and wholesale distribution channels, including direct sales to the plumbing industry to serve their residential and commercial customers. It is a leader in point-of-use drinking water filters and cartridges designed for the removal of objectionable taste, odor, hazardous chemicals and bacteria from water. Its products also include filter cartridges and housings which are used in diverse applications such as food and beverage dispensing, cosmetics, and chemical production applications. For the three months ended March 31, 1997 and for years 1996 and 1995, sales to commercial and industrial markets accounted for approximately 50% of the Water Filtration Business's net sales. In all periods, sales to retail and residential markets were about 40% of the Water Filtration Business's net sales and utility and turf irrigation products accounted for the remainder of the sales.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

 Results of Operations

  Sales for the first quarter of 1997 were $18.7 million, relatively unchanged from $18.5 million of sales recorded for the same quarter of 1996. Higher exports by the Water Filtration Business's U.S. operation were largely offset due to lower sales by the European operations. Sales performance also varied by market segment, with higher sales in the water treatment, industrial and utility/turf irrigation markets and by lower sales to the retail and commercial markets.

  Selling, general and administrative expenses were $2.9 million in the first quarter of 1997, compared with $2.4 million in the first quarter of 1996, an increase of 18.1%. Selling expenses as a percentage of sales increased to 15.4% of sales in the 1997 first quarter, compared with 12.8% of sales in the same quarter of 1996. The increased proportion of selling expenses was due partially to higher advertising and sales commission expenses in the retail business of the U.S. operation, and from a relatively higher proportion of selling expenses from the APIC and AFIMO French and Monaco operations.

  Operating income for the first quarter of 1997 was $3.3 million, compared with $3.6 million in the 1996 first quarter, a decrease of 10.3%. Operating income as a percentage of sales was 17.5% in the 1997 first quarter, compared with 19.7% in the first quarter of 1996. The lower operating margin was due to higher raw material cost in the current first quarter and to the higher proportion of selling expenses mentioned above.

  The effective tax rate for the first quarter of 1997 was 32.1%, compared with 35.7% for the same quarter of 1996. The lower 1997 rate was due partly to a lower state tax provision for the U.S. operation, and to lower taxes on foreign earnings.

  The effects of the above items resulted in net income for the first quarter of 1997 of $2.2 million, compared with $2.3 million in the same quarter of 1996, a decrease of $.1 million or 5.5%.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 Results of Operations

  For 1996, sales were $68.6 million, compared to $55.6 million in 1995, an increase of $13.0 million or 23.4%. Increased market penetration into the worldwide water treatment and retail markets, and the introduction of new products into the industrial filtration markets by the Water Filtration Business's United States operations, plus the full year's sales contribution from the November 1995 acquisition of APIC and AFIMO, contributed almost equally to the sales increase. Export shipments from the U.S. continued an increasing trend, growing $1.6 million or 20.7% to $9.6 million in 1996.

  Selling, general and administrative expenses were $10.3 million in 1996, compared to $7.5 million in 1995, an increase of $2.9 million or 38.2%. Selling expenses as a percentage of sales increased to 14.7% of sales in 1996 compared to 13.0% of sales in 1995. The increased proportion of selling expenses was due partially to higher advertising and sales commission expenses related to penetration of highly competitive U.S. channels, including mass merchandisers and national home center chains, and from a relatively higher proportion of selling expenses from the APIC and AFIMO acquisition.

  Operating income for 1996 was $12.4 million, compared to $10.8 million in 1995, an increase of $1.5 million or 14.2%. The profit increase reflected the higher sales volume, including the full year profit contribution of the APIC and AFIMO acquisition. Operating income as a percentage of sales was 18.0% in 1996, compared with 19.5% in 1995. The lower operating margin was due to the higher proportion of selling expenses in 1996, and a lower proportion of earnings from the APIC and AFIMO acquisition.

  The effective tax rate for 1996 was 33.9%, compared to 35.5% for 1995. The lower 1996 rate was due primarily to lower foreign taxes, mostly from the Water Filtration Business's United Kingdom ("U.K.") operation, which benefited from net operating loss carryforwards.

  The effects of the above items resulted in net income for 1996 of $8.2 million, compared to $7.0 million in 1995, an increase of $1.2 million or 16.6%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 Results of Operations

  For 1995, sales were $55.6 million, an increase of $1.6 million or 2.9% compared to 1994 totals. The sales increase came primarily from the Water Filtration Business's United States operation, resulting from expansion into worldwide industrial and water treatment filtration markets, and to higher sales of new industrial filtration products by the Water Filtration Business's U.K. operation. Export sales from the Water Filtration Business's United States operation increased $1.1 million to $8.0 million in 1995, an increase of 16.5%. The overall sales increase however, was largely offset by lower domestic sales in the retail and commercial markets. Sales to the Walter Filtration Business's retail markets declined in 1995 from 1994 levels, primarily due to adverse winter weather conditions, which had a diminishing effect on consumer buying in early 1995.

  Operating profit margins decreased to 19.5% in 1995 from 22.0% in 1994, due to reduced operating efficiencies, primarily from the United States operation. Higher engineering, product development and new product introduction costs were absorbed in 1995 in preparation for sales growth in 1996. The effects of the above items more than offset the profit contribution from the sales increase, resulting in operating income for 1995 of $10.8 million, a decrease of $1.1 million or 9.2% from 1994.

  Net income for 1995 was $7.0 million, compared to $7.7 million in 1994, a decrease of $.7 million or 9.5%, reflecting the lower operating margins discussed above.

LIQUIDITY AND CAPITAL RESOURCES

 March 31, 1997 Compared to December 31, 1996

  Working capital at March 31, 1997 amounted to $12.2 million, an increase of $1.6 million from December 31, 1996. The increase was largely due to an increase in receivables, which was relatively proportionate to the higher sales levels in the first quarter of 1997 compared to the last quarter of 1996. The ratio of current assets to current liabilities at March 31, 1997 was
2.43 to 1, compared to 2.41 to 1 at December 31, 1996.

  Cash provided by operating activities totaled $1.2 million in the first quarter of 1997, compared to $2.1 million in the same quarter of 1996, a decrease of $.9 million. The decrease was due primarily to an increase in overall working capital requirements and to the reduced level of earnings in the 1997 quarter.

  Cash used for investing activities totaled $.7 million in the first quarter of 1997, compared to $.3 million in the first quarter of 1996. The total use of cash for investing activities in both periods was for additions to property, plant and equipment.

  Financing activities used cash totaling $.3 million in the first quarter of 1997, compared to cash used totaling $1.1 million in the first quarter of 1996, representing the net cash transferred to AMETEK.

 December 31, 1996 Compared to December 31, 1995

  Working capital at December 31, 1996 amounted to $10.6 million, an increase of $1.1 million from year-end 1995, largely due to the international water filter business acquired in November 1995. Accounting for this acquisition was completed in early 1996. The ratio of current assets to current liabilities at December 31, 1996 was 2.41 to 1, compared to 2.82 to 1 at December 31, 1995.

  Cash provided by operating activities totaled $10.5 million in 1996, compared to $7.0 million in 1995, an increase of $3.5 million. The increase was due to higher earnings and lower overall working capital requirements.

  Cash used for investing activities totaled $2.3 million in 1996, compared to $8.1 million in 1995. The primary use of cash in 1996 was for additions to property, plant, and equipment, which totaled $2.2 million, compared to $2.4 million in 1995. Investing activities in 1995 also included a $5.7 million cash outlay for the business acquisition mentioned above.

  Financing activities used cash totaling $7.9 million in 1996, representing the remittance of operating cash to AMETEK. Net cash transfers from AMETEK were $1.0 million in 1995.

NEW ACCOUNTING STANDARDS

  In the first quarter of 1996, the Water Filtration Business adopted Financial Accounting Standards Board ("FASB") Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Statement No. 121 establishes new accounting standards for measuring the impairment of long-lived assets The adoption of this new statement did not have any impact on the Water Filtration Business's combined financial position or results of operations.

INTERNAL REINVESTMENT

 Capital Expenditures

  Capital expenditures were $.7 million for the three months ended March 31, 1997 and $2.2 million in 1996, essentially unchanged from $2.4 million in 1995. Approximately 71% of the expenditures for the first quarter of 1997 and 89% of the 1996 expenditures were for additional manufacturing equipment to increase production efficiencies, and to expand production capacity. The Water Filtration Business expects 1997 capital spending to exceed the 1996 level, with continued emphasis on increasing production efficiencies and expansion, primarily in the United States operation.

 Product Development and Engineering

  Product development and engineering expenses totaled $.4 million for the first quarter of 1997, $1.5 million in 1996, $1.2 million in 1995, and $1.0 million in 1994. Such expenditures were directed toward the development of new products and processes, and improvement of existing products and processes, primarily related to the Water Filtration Business's U.S. operations.

ENVIRONMENTAL MATTERS

  The Water Filtration Business is subject to environmental laws and regulations regarding its operating locations and the environmental effects of doing business at these sites. Currently, the Water Filtration Business is not the subject of any government-mandated clean-ups at any of its operating sites. Provisions for environmental clean-up and maintenance for the Water Filtration Business were not material for 1996, 1995, and 1994. The Water Filtration Business believes that, based on past experience and current evaluations, any future environmental actions are not likely to have a materially adverse effect on future combined results of operations, financial position, or cash flows of the Water Filtration Business.

IMPACT OF INFLATION AND FOREIGN OPERATIONS

  The Water Filtration Business attempts to minimize the impact of inflation through cost reduction programs and by improving productivity. In general, the Water Filtration Business believes programs are in place that are designed to monitor the impact of inflation and to take necessary steps to minimize inflation's effect on domestic and foreign operations.

  A portion of the Water Filtration Business's sales come from its foreign operations. Although these operations are geographically dispersed, which partially mitigates the risks associated with operating in particular countries, the Water Filtration Business is subject to the usual risks associated with international operations, including the exposure to fluctuation in foreign currency exchange rates. The Water Filtration Business believes that the economic risk associated with its foreign operations is minimized because most of the products sold within the foreign markets are sourced and distributed locally. In addition, except for a limited amount of dividends and other payments to AMETEK, the Water Filtration Business reinvests profits in the country where the profits are derived.

                                                                EXHIBIT 99.1

                                 AMETEK, INC.

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Walter E. Blankley, Lewis G. Cole and Donna F. Winquist or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Special Meeting in lieu of Annual Meeting of Stockholders to be held at the Ritz-Carlton Hotel, 3 Liberty Place, Philadelphia, Pennsylvania 19103 on Wednesday, July 30, 1997 at 2:00 p.m. local time, and at any adjournment or postponements thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:


                        (TO BE SIGNED ON REVERSE SIDE)

                                                                SEE REVERSE SIDE

[X] PLEASE MARK
    YOUR VOTES AS
    IN THIS EXAMPLE
-------------------------------------------------------------------------------

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE CAST FOR THE SPIN-OFF AND MERGER WITH CULLIGAN MERGER SUB DESCRIBED IN PROPOSAL (1), FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL
(2), AND FOR APPROVAL OF PROPOSAL (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS.

                                                  FOR    AGAINST   ABSTAIN
1. Spin-Off of New Ametek, Merger with            [ ]      [ ]       [ ]
   Culligan Merger Sub and related
   transactions.



                   FOR      WITHHELD     NOMINEES: Walter E. Blankley, Lewis G.
2. ELECTION                                        Cole, Helmut N. Friedlaender,
   OF DIRECTORS    [ ]         [ ]                 Sheldon S. Gordon, Charles D.
                                                   Klein, James R. Malone, David
                                                   P. Steinmann, Elizabeth R.
                                                   Varet

INSTRUCTION: To withhold authority to vote for any individual nominee, place an "X" in the box on the left (FOR) and write that nominee's name in the space provided below.

---------------------------------------------




---------------------------------------------

3. Proposal to approve the appointment            [ ]      [ ]       [ ]
   of Ernst & Young LLP as independent
   auditors for the year 1997.


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

Please date, sign and return this proxy in the enclosed envelope.

_________________ Date:_______, 1997  _____________________ Date: ________, 1997
  SIGNATURE                             SIGNATURE IF HELD
                                           JOINTLY

NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.